UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Exchange Act of 1934 (Amendment No.  )

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AGILYSYS, INC.
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(Name of Person(s) Filing Proxy Statement)

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AGILYSYS, INC.

2255 GLADES ROAD, SUITE 425W, BOCA RATON, FLORIDA, 33431

February 5, 2007

Dear Shareholder:

You are cordially invited to attend the special meeting of shareholders of Agilysys, Inc., which will be held at 9:00 a.m., local time, on March 12, 2007, at The Marriott Boca Town Center, 5150 Town Center Circle, Boca Raton, Florida 33486 (Phone: 561-392-4600). If you plan to attend, we ask you to assist in our planning efforts and RSVP by calling 877-415-1886. Please leave your name, address and telephone number.

We have made the strategic decision to sell our KeyLink Systems Group distribution business (our “KeyLink Systems Distribution Business”) at this time so that we can focus solely on our Enterprise Solutions Group direct-sale business (our “IT Solutions Business”) — which, we believe, offers our shareholders and employees significant long-term value creation opportunities as a stand-alone entity. At the special meeting we will seek approval of the sale of assets and operations related to our KeyLink Systems Distribution Business.

Our board of directors has unanimously approved and recommends that our shareholders vote “FOR” approving the proposed asset sale and granting authority to management to adjourn or postpone the special meeting to allow time for the further solicitation of proxies in the event there are insufficient votes, present at the special meeting in person or by proxy, to approve the proposed asset sale.

As more fully detailed in the attached proxy statement, we propose to sell substantially all the assets and operations of our KeyLink Systems Distribution Business to Arrow Electronics, Inc. for a price of $485 million in cash. The buyers will be assuming all ordinary course liabilities and obligations associated with our KeyLink Systems Distribution Business, subject to certain exceptions. In addition, we will enter into a product procurement agreement with Arrow.

Please review in detail the attached proxy statement for a more complete understanding of the proposed asset sale, including a description of the asset purchase agreement, the background of the decision to enter into the asset purchase agreement, the reasons that our board of directors has decided to recommend that you approve the proposed asset sale, and the section titled “Special Risk Considerations Regarding the Proposal to Sell the KeyLink Systems Distribution Business” describing risk factors relating to the proposed asset sale.

It is important that your shares are represented and voted at the meeting, whether or not you plan to attend. Because approval of two-thirds of the voting power of the company’s common shares is required to approve the proposed asset sale, failure to vote your shares or to instruct your broker to vote your shares held in “street name” will have the practical effect of a vote against the proposed asset sale. Accordingly, please sign, date and mail the enclosed proxy, in the envelope provided, at your earliest convenience.

Thank you for your cooperation and continued support.

Arthur Rhein
Chairman of the Board

AGILYSYS, INC.

2255 GLADES ROAD, SUITE 425W, BOCA RATON, FLORIDA, 33431

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

The special meeting of shareholders of Agilysys, Inc. will be held at The Marriott Boca Town Center, 5150 Town Center Circle, Boca Raton, Florida 33486 (Phone: 561-392-4600), on March 12, 2007 at 9:00 a.m., local time, for the following purposes:

1. To approve the sale of our KeyLink Systems Distribution Business (as defined in this proxy statement) to Arrow Electronics, Inc., Arrow Electronics Canada Ltd. and Support Net, Inc. under the terms of the asset purchase agreement attached as Annex A to this proxy statement;

2. To grant authority to management to adjourn or postpone the special meeting to allow time for the further solicitation of proxies in the event there are insufficient votes, present in person or by proxy, to approve the sale of the KeyLink Systems Distribution Business; and

3. To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on January 31, 2007 are entitled to notice of the special meeting and to vote thereat.

If you plan to attend, we ask you to assist in our planning efforts and RSVP by calling 877-415-1886. Please leave your name, address and telephone number.

By Order of the Board of Directors.

Lawrence N. Schultz
Secretary

February 5, 2007

ii

AGILYSYS, INC.

2255 GLADES ROAD, SUITE 425W, BOCA RATON, FLORIDA, 33431

Mailed to Shareholders on or about February 5, 2007

PROXY STATEMENT

Special Meeting of Shareholders to be held on March 12, 2007

The proxy enclosed with this proxy statement is solicited by the board of directors of Agilysys, Inc., and is to be used at the special meeting of shareholders to be held on March 12, 2007, and any adjournments or postponements thereof. The time, place and purposes of the special meeting are stated in the notice of special meeting of shareholders which accompanies this proxy statement. Without affecting any vote previously taken, a shareholder may revoke his, her or its proxy by giving notice to the company in writing at any time before the earlier of its exercise or in open meeting. Unless so revoked, shares represented by a valid proxy (in the form enclosed and properly signed) received in time for voting will be voted in accordance with the directions contained therein.

The holders of common shares of the company (the only class of voting shares outstanding) will be entitled to vote at the special meeting. At the close of business on January 26, 2007, there were 30,839,798 common shares outstanding. To assure compliance with Ohio law, the proposal to approve the sale of our KeyLink Systems Distribution Business must be approved by the affirmative vote of the holders of record of at least two-thirds of the outstanding common shares. An abstention from voting any share with respect to the proposal will have the practical effect of a vote against the proposal.

THIS DOCUMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES. AGILYSYS HAS NOT YET COMMENCED THE TENDER OFFER REFERRED TO HEREIN. THE TENDER OFFER WILL BE MADE ONLY, IF AT ALL, THROUGH AN OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE TENDER OFFER STATEMENT OF AGILYSYS AND THE RELATED LETTER OF TRANSMITTAL WHEN SUCH DOCUMENTS ARE FILED AND BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. THE TENDER OFFER STATEMENT WILL BE FILED BY AGILYSYS WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”). INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THIS STATEMENT (WHEN FILED AND AVAILABLE) AND OTHER RELEVANT DOCUMENTS ON THE SEC’S WEB SITE AT: HTTP://WWW.SEC.GOV. THE TENDER OFFER STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE BY DIRECTING SUCH REQUESTS TO AGILYSYS.

SUMMARY TERM SHEET

This summary term sheet is an overview of selected information contained in this proxy statement about the proposed asset sale deemed most material by us and may not contain all of the detailed information that may be important to you. To understand the proposed sale fully and for a more complete description of the legal terms of the sale, you should carefully read this entire document and the additional documents to which we refer, including the asset purchase agreement attached as Annex A. This proxy statement is first being mailed on or about February 5, 2007 to our shareholders of record as of the close of business on January 31, 2007.

Unless the context otherwise requires, “Agilysys,” “we,” the “company,” “our,” or “us” refers to Agilysys, Inc. In the context of the discussion of the asset purchase agreement, such terms and the term “Sellers” refer to the sellers under the asset purchase agreement: Agilysys, Inc. and Agilysys Canada Inc. When we refer to our KeyLink Systems Distribution Business we are referring to the assets and operations of our KeyLink Systems Group, related to the distribution of computer technology products to our reseller partners. The KeyLink Systems Distribution Business does not include our assets and operations related to our business of the marketing and sale of computer technology products and services directly to end-users as presently conducted by our Enterprise Solutions Group. References to our IT Solutions Business are to the assets and operations of our Enterprise Solutions Group. All information in this proxy statement was prepared and supplied solely by Agilysys, except for the information under the headings, “The Buyers,” “Buyers’ Announced Reasons for the Purchase of the KeyLink Systems Distribution Business” and “Opinion of the Financial Advisor to the Board of Directors of Agilysys.”

The Sellers

Agilysys, Inc.  Agilysys is a leading provider of enterprise computer technology solutions consisting of complex server and storage hardware, software and services. The company serves a broad base of customers in a wide variety of industries as well as the public sector. Agilysys designs and implements tailored solutions to help end users resolve their most complicated information technology (“IT”) needs, and supports reseller partners in growing their businesses. By combining proprietary software and services with the products and services of leading suppliers, Agilysys serves as a critical link in the IT supply chain. The company also offers industry-specific expertise in markets such as retail and hospitality. Agilysys currently has two routes to market. The company sells directly to end customers via its IT Solutions Business; and to our reseller partners via our KeyLink Systems Distribution Business. These reseller partners add their own set of products and services to create solutions that they ultimately sell to end customers. Headquartered in Boca Raton, Florida, Agilysys operates extensively throughout North America, with additional offices in the United Kingdom and China.

Our principal executive offices are located at 2255 Glades Road, Suite 425W, Boca Raton, Florida, 33431. The telephone number of our principal executive offices is (561) 999-8700.

Agilysys Canada Inc.  Agilysys Canada Inc., or Agilysys Canada, an Ontario corporation, has a principal office at 300 March Road, Suite 203, Kanata, Ontario, Canada, K2K 2E2. Agilysys Canada is a wholly-owned subsidiary of Agilysys. It is through Agilysys Canada that the Canadian operations of our IT Solutions Business and KeyLink Systems Distribution Business function.

The Buyers

Arrow Electronics, Inc., Arrow Electronics Canada Ltd. and Support Net, Inc.  Arrow Electronics, Inc., or Arrow, a New York corporation, is a major global provider of products, services and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, New York, Arrow serves as a supply channel partner for nearly 600 suppliers and more than 130,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of over 270 locations in 53 countries and territories. Arrow Electronics Canada Ltd., a Canadian corporation, and Support Net, Inc., an Indiana corporation, are wholly owned subsidiaries of Arrow.

In this proxy statement we refer to Arrow, Arrow Electronics Canada Ltd. and Support Net, Inc., collectively, as “Arrow” or “Buyers.”

Our Strategic Transformation and Background of the Sale of the KeyLink Systems Distribution Business (see pages 19-25)

This transaction is a continuation of the company’s long-term strategic plan to position Agilysys closer to the end customer and higher up the IT value scale.

In February 2003, Agilysys (known then as Pioneer-Standard Electronics, Inc.) embarked on its strategic transformation by divesting its broad-line electronic components distribution business, to focus exclusively on its computer systems business. Over the subsequent four years, the company completed a name change to Agilysys and acquired five privately held companies, expanding its IT Solutions Business and establishing reach into the growing retail and hospitality markets.

During this time, Agilysys significantly improved its balance sheet. Working capital requirements were meaningfully reduced by divesting the electronic components distribution business, leading to reduced cash requirements to fund growth and, as a result, increased cash levels. The company significantly reduced its debt during this period, too. Since the beginning of fiscal 2003, the company has retired $150 million of 9.5% Senior Notes and $143 million of 6.75% Mandatorily Redeemable Convertible Trust Preferred Securities. With the remaining portion of this long-term debt retired in August 2006, the company became debt-free for the first time in more than 30 years.

Reasons for the Sale Of the KeyLink Systems Distribution Business (see pages 26-28)

Our executive management team and board of directors believe the sale of KeyLink Systems Distribution Business and the terms of the related asset purchase agreement are in the best interests of Agilysys and our shareholders. The sale of the KeyLink Systems Distribution Business will complete the company’s strategic transformation and will provide the following anticipated benefits:

•	Initiates a liquidity event for KeyLink Systems Distribution Business that maximizes value and provides additional financial flexibility to fund the growth of our IT Solutions Business;

•	Provides liquidity for shareholders through the planned self-tender offer (discussed below) contemplated as a use of proceeds;

•	Under Arrow’s ownership, provides the KeyLink Systems Distribution Business the required scale and leverage for continued success;

•	Eliminates channel conflict between the KeyLink Systems Distribution Business and the IT Solutions Business as well as eliminating ambiguity in the IT marketplace and investment community regarding the company’s dual route to market strategy;

•	Eliminates restrictions on future growth by allowing management to solely focus on the IT Solutions Business, and as such, creates the opportunity to expand our already significant IT Solutions Business;

•	Further facilitates our investment in the development of our existing proprietary software and services to offer robust IT solutions for new and existing customers;

•	Transformed, Agilysys should have superior profitability since the IT Solutions Business generally generates higher gross margins due to end-user customer relationships and higher proprietary content, as well as requiring less fixed capital; and

•	Moves the company closer to the end customer.

Principal Risks and Disadvantages of the Transaction (see pages 42-44)

Our board of directors also considered various risks when evaluating the sale of the KeyLink Systems Distribution Business which include, among others, that:

•	On a pro forma basis, the IT Solutions Business contributed approximately 27% of our consolidated sales for the trailing twelve months ended December 31, 2006 (but approximately 49% of gross profit); while the KeyLink Systems Distribution Business contributed approximately 73% for the same time period;

—	Revenues will be reduced from $1.7 billion to approximately $470 million;

•	The asset sale might not be consummated;

—	The public announcement of the asset sale and pending shareholder approval could have a negative effect on our KeyLink Systems Distribution Business and on our stock price;

•	A disruption of management and employees might occur as a result of the announced sale;

•	Agilysys will not be permitted to compete within IT distribution for a period of five years;

•	There is no current plan to distribute proceeds of the asset sale to our shareholders, other than the self-tender offer, and shareholders may disagree as to how the proceeds are reinvested;

•	We may be subject to certain contingent liabilities pursuant to the asset purchase agreement;

•	We will need to grow our remaining business through organic investment and acquisitions;

•	Growth based on acquisitions is dependent on market conditions and competition;

•	Future performance anticipates successful rationalization and reduction of corporate overhead; and

•	Agilysys might fail to effectively integrate the companies it acquires.

Net Proceeds From The Asset Sale (see pages 33-34)

The net proceeds will vary based on final transaction expenses, taxes payable on the gain on sale, and the net working capital calculation on the closing date. The $485 million purchase price is based on working capital levels as of September 30, 2006. If the asset sale had closed on such date, no working capital adjustment would have been needed. Because this is a sale of assets, the amount by which the purchase price exceeds the net tax value of assets of the sold assets and liabilities is subject to federal and state income taxes. We estimate the federal and state income taxes related to the sale of the KeyLink Systems Distribution Business to be approximately $145 million. Estimated after-tax proceeds will be approximately $340 million before any application of the post-closing net working capital adjustment.

Use of Net Proceeds From The Asset Sale; Operations After the Asset Sale (see pages 33-38)

The company plans to use the proceeds over the short and medium term for: (i) the return of cash to shareholders through a self-tender offer, (ii) investment in the growth of the IT Solutions Business, both organically and through acquisition, and (iii) for general corporate purposes. The repurchase of the shares is a significant short-term use of proceeds to be executed as soon as reasonably practicable after the close of the transaction. Use of the proceeds for investment in the business will be ongoing over the short to medium term both as new headcount is added and new products and services are developed. Acquisitions will be continually pursued and proceeds will be used to finance acquisitions.

•	Self-Tender Offer: As part of the company’s commitment to increase financial flexibility and create value for shareholders, as soon as reasonably practicable following the completion of the proposed sale of the KeyLink Systems Distribution Business, we intend to purchase up to six million common shares in an estimated $100 million self-tender offer. The ultimate number of shares repurchased and dollar value of the self-tender offer will be dependent on the stock price and market conditions at the time. You should be aware that, although we expect to commence the self-tender offer shortly following the closing, it is possible that we will not commence the self-tender offer or the cash payment we expect to offer could be substantially less than we currently anticipate due to unanticipated events or circumstances.

•	Fund Organic Growth: We will have the financial flexibility to accelerate our investment in the business, including but not limited to:

—	Hiring new sales and technical resources;

—	Introducing new products, services and solutions; and

—	Developing our current software and services.

•	Acquisitions: Agilysys will continue to enhance its offerings through the acquisition of products and services that help provide a differentiated competitive position. Agilysys evaluates any prospective acquisition based on how well it provides the company an opportunity to accelerate growth by expanding its customer base, extending its reach into new markets, expanding its offering of proprietary services to select industry vertical markets, or broadening the range of solutions that the company offers. The company’s long-term goal is to improve its business model by acquiring and integrating intellectual assets in the form of products and services which position Agilysys higher up the value scale. Agilysys requires any acquisition to improve the company’s financial performance within a reasonable period of time and create value for shareholders.

•	General Corporate Purposes:

—	The company intends to use proceeds for, among other operating and financial activities, paying its 3-cent quarterly, or 12-cent annual, dividend per share.

Our Operations Following the Sale of the KeyLink Systems Distribution Business (see pages 35-38)

Completion of this transaction will now enable the company to focus solely on growing its established IT Solutions Business. This will allow Agilysys to continue its growth as a leading provider of innovative IT solutions to corporate and public sector customers, with special expertise in select vertical markets, including retail and hospitality.

Agreements Related to the Asset Purchase Agreement (see page 57)

In connection with the sale of our KeyLink Systems Distribution Business, we and Buyers have agreed to enter into a product procurement agreement and a transition services agreement. Pursuant to the product procurement agreement we will purchase certain products exclusively from Arrow. Pursuant to the transition services agreement we will provide certain transition services to Buyers and Buyers will provide services to us.

Buyers’ Announced Reasons for the Purchase of the KeyLink Systems Distribution Business (see page 28)

Buyers expect the purchase of the KeyLink Systems Distribution Business to significantly benefit their existing enterprise computing distribution business. In particular, Buyers have announced the following reasons for the purchase of the KeyLink Systems Distribution Business:

•	As a leading North American IBM Corporation, or IBM, and Hewlett Packard, or HP, distributor, the KeyLink Systems Distribution Business represents an opportunity for Buyers to strengthen their relationships with these key suppliers, contributing to Buyers’ growth and enhancing their scale in the enterprise computing distribution business;

•	Merging the KeyLink Systems Distribution Business into the Buyers’ existing enterprise computing distribution business provides the Buyers with significant opportunity for synergies and cost savings;

•	The KeyLink Systems Distribution Business supplier and reseller relationships will provide Buyers with significant cross-selling opportunities, enabling Buyers to further accelerate the growth of their enterprise computing distribution business;

•	The product procurement agreement to be entered into with Agilysys will increase the scale and profitability of the KeyLink Systems Distribution Business and enable the Buyers to benefit from the future growth of the Agilysys IT Solutions Business; and

•	The addition of the KeyLink Systems Distribution Business’ highly experienced sales and marketing professionals will better equip Buyers to serve their value-added reseller partners with an unprecedented supplier line offering, further strengthening Buyers’ existing relationships and firmly positioning Buyers to attract new relationships.

Opinion of the Financial Advisor to the Board of Directors of Agilysys (see pages 29-33)

JPMorgan Securities, Inc., or JPMorgan, has delivered a written opinion to our board of directors as to the fairness, from a financial point of view, to Agilysys and Agilysys Canada of the consideration to be received by Agilysys and Agilysys Canada in the proposed sale of our KeyLink Systems Distribution Business. JPMorgan’s opinion does not constitute a recommendation to any shareholder of ours as to how such shareholder should vote with respect to the proposed sale of the KeyLink Systems Distribution Business or any other matter, and should not be relied upon by any shareholder as such.

The full text of the written opinion of JPMorgan, dated January 2, 2007, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken by JPMorgan in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. The summary of JPMorgan’s opinion included in this proxy statement is qualified in its entirety by reference to the full text of such opinion. We urge our shareholders to read the opinion carefully and in its entirety.

No Changes to the Rights of Security Holders (see page 39)

There will be no change in the rights of our shareholders as a result of the sale of our KeyLink Systems Distribution Business.

Dissenters’ Rights of Appraisal (see pages 39-40)

Under Ohio law, if you do not vote for the sale of the KeyLink Systems Distribution Business and you comply with the statutory requirements of the Ohio Revised Code (“ORC”), you may elect to receive the fair cash value of your shares. Fair cash value: (i) will be determined as of the day prior to the special meeting, (ii) will be the amount a willing seller and willing buyer would accept or pay with neither being under compulsion to sell or buy, (iii) will not exceed the amount specified in the shareholder’s written demand, and (iv) will exclude any appreciation or depreciation in market value resulting from anticipation of the sale of the KeyLink Systems Distribution Business.

To perfect your right to appraisal, you must:

•	Not vote your common shares in favor of the proposal to approve the sale of the KeyLink Systems Distribution Business;

•	Deliver a written demand for payment of the fair cash value of your common shares on or before the tenth day following the special meeting; and

•	Otherwise comply with the statutory requirements of the ORC.

Agilysys will not notify shareholders of the expiration of this 10-day period. Agilysys shareholders who desire to demand their dissenters’ rights but fail to perfect or who effectively withdraw or lose the right to appraisal prior to the effective time of the sale of the KeyLink Systems Distribution Business will remain shareholders of Agilysys and will not be entitled to the fair cash value of their shares. A copy of Section 1701.85 of the ORC is attached as Annex C to this proxy statement.

Regulatory Matters (see page 41)

•	In order to complete the asset sale, Agilysys and Buyers are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, to make filings with the United States Federal Trade Commission and the United States Department of Justice and wait for the expiration or early termination of the required waiting period. These filings were made on January 16, 2007.

•	Other than applicable U.S. antitrust laws, neither we nor Buyers are aware of any other regulatory requirements or governmental approvals or actions that may be required to consummate the sale of our KeyLink Systems Distribution Business, except for compliance with the applicable regulations of the Securities and Exchange Commission in connection with this proxy statement and the ORC in connection with the sale of our KeyLink Systems Distribution Business.

Accounting Treatment (see page 41)

The proposed sale of the KeyLink Systems Distribution Business is expected to be accounted for as a sale of assets transaction, pursuant to accounting principles generally accepted in the United States of America. At the closing of the proposed asset sale, any excess in the purchase price received by us, less transaction expenses, over the book value of the net assets sold will be recognized as a gain for financial accounting purposes. In subsequent reporting periods, the presentation of the KeyLink Systems Distribution Business for current and prior years, including the gain on sale of its assets, will be presented as a discontinued operation for financial accounting purposes.

Voting by Our Directors and Executive Officers (see page 41)

As of December 1, 2006, Agilysys directors and executive officers owned of record 532,830 common shares representing approximately 1.7% of the outstanding votes of all of our common shares. We believe that each of our directors and executive officers will vote “FOR” all of the proposals that shareholders are being asked to approve.

Terms of the Asset Purchase Agreement (see pages 46-57)

Assets to be Sold (see pages 46-47)	We are selling substantially all the assets and operations that relate to our KeyLink Systems Distribution Business.

Assets to be Retained (see pages 47-48)	We will be retaining certain assets, referred to as the Retained Assets, related to our IT Solutions Business and associated with our KeyLink Systems Distribution Business, including, for example:

• Cash on hand and checks received pending collection as of the close of business on the closing date, notes, bank deposits, certificates of deposit, marketable securities and other cash equivalents, including the consideration payable to us under the asset purchase agreement in respect of the purchase price;

• All rights to certain marks, trade secrets and copyrights and applications and other intellectual property owned by us, together with any goodwill associated therewith;

• Certain operating leases and leasehold interests;

• Hardware, software and other technology used to support both businesses, with interim support to be provided by us to Buyers pursuant to a transition services agreement; and

• All capital stock of, or ownership interest in, any entity.

Liabilities to be Assumed (see page 48)	Buyers will assume only certain specified liabilities of our KeyLink Systems Distribution Business, referred to as the Assumed Liabilities, subject to certain exceptions, including, for example:

• All accounts payable, except disputed accounts payable, and accrued expenses relating to the KeyLink Systems Distribution Business to the extent reflected or reserved against in the audited balance sheet that is delivered as part of the closing;

• Our pre- and post-closing obligations under all contracts used exclusively in connection with the KeyLink Systems Distribution Business, except for any pre-closing liabilities arising from any material breach by us; and

• All product liability claims relating to the KeyLink Systems Distribution Business prior to the closing date for which Buyers receive reimbursement or indemnification by a supplier of the KeyLink Systems Distribution Business.

Liabilities to be Retained (see pages 48-49)	Other than the Assumed Liabilities, we will retain all of our liabilities including liabilities related to our IT Solutions Business. As of December 31, 2006, there were no contingent or accrued non-contingent liabilities of the KeyLink Systems Distribution Business that we are retaining.

Purchase Price (see page 49)	In exchange for the assets that we are selling, we will receive $485 million in cash. A dollar-for-dollar increase or decrease to the purchase price will occur if net working capital at closing, as provided in the asset purchase agreement, is greater than or less than certain target amounts which vary based on the actual closing date.

The purchase price may also be reduced in the event that KeyLink Systems Distribution Business customer contracts for the purchase of products have terminated after execution but prior to the closing date or, as of the closing date, if Oracle Corporation (“Oracle”) has not consented to the transaction. In that event, the purchase price will be reduced by an amount equal to the product of (x) the amount by which the sum of (a) the sales to such pre-closing lost customers during the twelve-month period ending September 30, 2006 and (b) sales of Oracle products during the twelve month period ending September 30, 2006, exceeds $200 million, multiplied by (y) 0.35.

Conditions to Our Obligations (see pages 53-54)	Our obligation to complete the sale of the KeyLink Systems Distribution Business is subject to the fulfillment or waiver prior to closing of certain conditions, including without limitation:

• Buyers’ representations and warranties must be materially true and correct at closing;

• Buyers’ compliance with their covenants and agreements in all material respects;

• Any waiting period (and any extension) under the HSR Act will have expired or will have been terminated;

• No governmental authority will have issued any law making the transactions contemplated by the asset purchase agreement illegal; and

• Approval by our shareholders of the sale of the KeyLink Systems Distribution Business.

Conditions to Buyers’ Obligations (see page 54)	Buyers’ obligation to complete the purchase of the KeyLink Systems Distribution Business is subject to the fulfillment or waiver prior to closing of certain conditions, including without limitation:

• Our representations and warranties must be materially true and correct at closing, as contemplated by the asset purchase agreement;

• Our compliance with our covenants and agreements in all material respects;

• Any waiting period (and any extension) under the HSR Act will have expired or will have been terminated;

• No governmental authority will have issued any law making the transactions contemplated by the asset purchase agreement illegal;

• Our receipt of necessary third-party consents to assign certain agreements to Buyers; and

• Approval of the sale of the KeyLink Systems Distribution Business by our shareholders.

Termination (see page 56)	The asset purchase agreement may be terminated at any time prior to the closing:

• By the mutual written consent of us and Buyers;

• By either party if the closing will not have occurred by June 2, 2007, unless this date is extended by either party pursuant to the asset purchase agreement;

• By either party, if there has been a material breach by the other party of any material representation or warranty or any covenant in each case, which breach has not been cured within 30 days following receipt of notice of such breach, and will result in the failure to satisfy any closing conditions; or

• By either party if the asset purchase agreement fails to receive the requisite vote for approval at the special meeting.

Break-Up Fee/Expenses (see pages 56-57)
• If the proposed sale of the KeyLink Systems Distribution Business to Buyers is terminated because Agilysys shareholders fail to approve it, we will reimburse Buyers for the expenses incurred in connection with the proposed sale.

• If we receive an offer to acquire the assets and operations of the KeyLink Systems Distribution Business and the proposed sale to Buyers is later terminated because of material breach by us or the failure of our shareholders to approve the sale to Buyers, and within one year of termination we enter into and subsequently close a transaction which constitutes a superior offer, as defined in the asset purchase agreement, we will pay Buyers a termination fee equal to 2% of the purchase price under the asset purchase agreement (less any expenses previously reimbursed to Buyers) within 10 days of the closing of the transaction contemplated by the superior offer.

• If our board of directors withdraws, modifies or changes its recommendation that our shareholders approve the sale of the KeyLink Systems Distribution Business to Buyers, and the proposed sale later is terminated because our shareholders fail to approve it, we will pay

Buyers a termination fee equal to 1% of the purchase price under the asset purchase agreement (less any expenses previously reimbursed to Buyers).

No Solicitation (see page 57)	Except as necessary to verify the potential value of another proposal to acquire the KeyLink Systems Distribution Business as contemplated by the asset purchase agreement, we have agreed that we will not take any action to encourage any offer or inquiry from any person other than the Buyers regarding the sale of our KeyLink Systems Distribution Business.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	Why have I received this proxy statement?

A:	Agilysys has signed a definitive agreement to sell its KeyLink Systems Distribution Business to Arrow for $485 million in cash and intends to redeploy the proceeds to accelerate growth both organically and through acquisition of its higher gross margin IT Solutions Business, as well as to purchase up to six million common shares through an estimated $100 million self-tender offer after the close of the sale.

Ohio law (the state where Agilysys is incorporated) requires a corporation to obtain approval from its shareholders for the sale of “all or substantially all” its assets. While the statute does not define “all or substantially all” and, although we will be retaining material ongoing businesses and assets after the proposed sale, various interpretations of the statute as applied to this transaction appear to support the statute’s standard for shareholder consent. The KeyLink Systems Distribution Business currently represents approximately 73% of the company’s total revenues.

As such, Agilysys is seeking approval of our shareholders for the proposed sale through this proxy solicitation. We are also seeking authority for management to adjourn or postpone the special meeting to allow time for the further solicitation of proxies in the event there are insufficient votes present at the special meeting, in person or by proxy, to approve the proposed asset sale.

Q:	Why is this transaction desirable?

A:	Our executive management team and board of directors believe the sale of the KeyLink Systems Distribution Business and the terms of the related asset purchase agreement are in the best interests of Agilysys and our shareholders. The reasons for completing the transaction at this time include:

• Completes transformation — The divestiture completes the strategic transformation that began in February of 2003 when we exited the electronic components distribution business. The decision to completely exit distribution-related businesses through the divestiture of the KeyLink Systems Distribution Business reflects the successful expansion of our IT Solutions Business over the last three years and the excellent long-term opportunities available to accelerate our growth and provide differentiated value to our customers. For investors, it also creates a more focused business model for a simplified and clear investment opportunity.

• Eliminates routes to market conflict — The divestiture eliminates any current and future channel conflict between the IT Solutions Business and the KeyLink Systems Distribution Business customers. This conflict has limited our acquisition opportunities due to the potential competition with KeyLink Systems Distribution Business reseller customers.

• Lack of scale reduced the ability of the KeyLink Systems Distribution Business to compete over the long term — Long-term success in technology distribution requires scale and leverage greater than Agilysys currently possesses and greater than the company could reasonably be expected to acquire.

• Limited ability to attract new suppliers and diversify the supplier base — Due to its lack of size and global presence, our KeyLink Systems Distribution Business was often at a disadvantage in attracting suppliers who were expanding or adding technology distribution partners. Other technology distributors have a larger number and more diverse set of suppliers, and are increasingly developing a global footprint.

• Significant supplier concentration — Our KeyLink Systems Distribution Business found itself increasingly at a disadvantage due to the concentration of the suppliers in its supplier product offerings. IBM products accounted for 83% of revenue for the KeyLink Systems Distributions Business for the twelve months ending December 31, 2006. Supplier concentration has been regularly cited by both credit rating agencies and sell-side stock research analysts as a disadvantage, ultimately impacting both the company’s credit rating and its trading value.

• Eliminates restrictions on growth — To achieve long-term success, Agilysys would need to support and grow both its IT Solutions Business as well as the KeyLink Systems Distribution Business. After the sale, with management able to focus all its energies and resources solely on one business, the company will be well positioned to accelerate the growth of the IT Solutions Business.

In addition, our board of directors has identified various benefits to the company and shareholders that are likely to result from the sale of our KeyLink Systems Distribution Business, including:

• Further increases financial flexibility to fund growth — The sale of the KeyLink Systems Distribution Business would provide the company with the financial flexibility necessary to continue to aggressively grow its high-growth, higher gross margin IT Solutions Business, both organically and through additional acquisitions.

• Moves the business closer to end customer — The sale of the KeyLink Systems Distribution Business would move the company still closer to the end customer and higher up the IT value scale, where it can further enhance its ability to provide differentiated value and greater rewards to customers and shareholders.

• Anticipated self-tender offer — As soon as reasonably practicable following the completion of the proposed sale of the KeyLink Systems Distribution Business, we intend to purchase up to six million common shares in an estimated $100 million self-tender offer. The ultimate number of shares and dollar value of the self-tender offer will be dependent on the stock price and market conditions at the time. You should be aware that, although we expect to commence the self-tender offer shortly following the closing, it is possible that we will not commence the self-tender offer or the cash payment we expect to offer could be substantially less than we currently anticipate due to unanticipated events or circumstances.

Q:	What is the drawback to divesting KeyLink Systems Distribution Business?

A:	No transaction is without risk and we have enumerated these risks on pages 42-44 of this proxy statement. Nonetheless, our board of directors believes the benefits outweigh the risks of this proposed transaction, as well as outweigh the risks of operating the company under the status quo.

Q:	Who will buy the KeyLink Systems Distribution Business and for what price?

A:	If the sale is approved by our shareholders, Arrow will buy our KeyLink Systems Distribution Business for a purchase price of $485 million in cash, subject to a working capital adjustment to be determined at the close of the transaction. Arrow will assume all ordinary course liabilities and obligations associated with our KeyLink Systems Distribution Business, subject to certain exceptions. Because this is a sale of assets, the gain on the sale of assets is subject to federal and state income taxes. We estimate that income taxes on the transaction will be approximately $145 million and after-tax proceeds from the sale will be approximately $340 million.

Q:	What will the net proceeds from the sale of the KeyLink Systems Distribution Business be used for?

A:	The company plans to use the net proceeds over the short and medium term for: (i) the return of cash to shareholders through a self-tender offer, (ii) investment in the growth of the IT Solutions Business, both organically and through acquisition, and (iii) for general corporate purposes. Please see pages 33-34 of this document for more information.

Q:	Will any of the proceeds from the sale of the KeyLink Systems Distribution Business be distributed to me as a shareholder?

A:	No. However, as soon as reasonably practicable following the completion of the proposed sale of the KeyLink Systems Distribution Business, we intend to purchase up to six million common shares in an estimated $100 million self-tender offer. The ultimate number of shares and dollar value of the self-tender offer will be dependent on the stock price and market conditions at the time. You should be aware that, although we expect to commence the self-tender offer shortly following the closing, it is possible that we will not commence the self-tender offer or the cash payment we expect to offer could be substantially less than we currently anticipate due to unanticipated events or circumstances.

Q:	What will our business be after the sale of the KeyLink Systems Distribution Business?

A:	Following the sale of the KeyLink Systems Distribution Business, Agilysys will focus solely on its IT Solutions Business, which currently has annual revenues of approximately $470 million and gross margins in excess of 20%. Pro forma financial statements included in this proxy statement do not reflect any planned cost savings that we expect to realize from restructuring of our overhead cost structure after the close of the sale of the KeyLink Systems Distributions Business.

Agilysys will continue to grow as one of the largest providers of innovative IT solutions to corporate and public-sector customers, with special expertise in select vertical markets, including retail and hospitality. The company operates extensively throughout North America, with additional sales offices in the United Kingdom and China. The IT Solutions Business will continue to be a leading provider of:

• Enterprise storage and server hardware, software and service solutions to corporations and public-sector customers;

• Retail solutions to the supermarket, chain drug and general retail segments of the retail industry;

• Fully integrated solutions designed exclusively for the hotel, casino, resort, and conference center segments of the hospitality industry; and

• Professional services to complement and support the system solutions we provide. These services include consulting, technical and integration services for customers in a variety of industries. Our expanding service capabilities are one of the keys to our ongoing success as a complete solution provider.

Q:	How will our financial performance after the proposed asset sale differ from today?

A:	After the sale of the KeyLink Systems Distribution Business, consolidated sales will be lower than they are today, however, gross margins will be significantly higher. Operating profit will initially be lower as we retain certain infrastructure costs to support future growth. Although the pro forma financial statements included in this proxy statement show significant operating losses for the nine month period ended December 31, 2006 and the fiscal year ended March 31, 2006, these pro forma financial statements do not reflect any planned cost savings that we expect to realize from restructuring of our overhead cost structure after the close of the sale of the KeyLink Systems Distributions Business. Specifically, the company will:

• Have annual revenues of approximately $470 million, with gross margins in excess of 20%;

• Be among the largest solution providers in North America; and

• Have approximately $440 million in cash on hand at close — before the planned self-tender offer — to invest and grow the business (net after-tax proceeds from sale plus estimated cash on hand).

We plan to grow sales faster than the market in which we operate and generally expect the business to have significantly better operating profit margins than the consolidated business does today through cost control, continued organic growth and additional acquisitions. Our long-term financial goals include:

• Growing sales from $500 million to $1 billion within two years and to $1.5 billion in three years. Much of this growth will come from acquisitions, which will expand our products and services offered and customers and markets served;

• Maintaining gross margin in excess of 20%;

• Earnings before interest, taxes, depreciation and amortization (“EBITDA”) margin of 6% within three years; and

• Targeting return on invested capital of approximately 15% over the long term.

For further detail on pro forma financial information see page 60.

Q:	Who is soliciting my proxy?

A:	The Agilysys board of directors.

Q:	How does the board recommend that I vote on the matters proposed?

A:	Our board of directors unanimously recommends that shareholders vote “FOR” the proposal to approve the sale of substantially all the assets of our KeyLink Systems Distribution Business, and “FOR” the proposal to grant authority to management to adjourn or postpone the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the special meeting, in person or by proxy, to approve the sale of the KeyLink Systems Distribution Business.

Q:	Are there any specific risks that I should be aware of if I vote “AGAINST” the proposal or do not vote?

A:	If you do not vote or fail to instruct your broker how to vote your common shares held in “street name,” your common shares will be treated effectively as a vote against the proposal. If you do not vote, fail to instruct your broker how to vote or vote against the proposed asset sale, the proposal may fail. Failure of the proposal will likely harm our business. See below for further information.

Q:	What will happen if shareholders fail to approve the sale of the KeyLink Systems Distribution Business?

A:	If the asset sale is not consummated, we intend to continue to operate the KeyLink Systems Distribution Business as part of our business. We will continue to sell to solution providers, resellers and end customers. However, we will be exposed to various market risks relating to this integrated business, which include, but may not be limited to:

• Increased conflict between the KeyLink Systems Distribution Business reseller partners and our IT Solutions Business as growth of the IT Solutions Business continues;

• Continuing limited ability to expand or add distribution agreements with new suppliers, which would prevent us from diversifying or reducing our high level of dependency on a few suppliers;

• By announcing the sale of the KeyLink Systems Distribution Business, issuing press releases and filing and mailing this proxy, the KeyLink Systems Distribution Business employees, suppliers, competitors and customers are now fully aware of our intent to sell the KeyLink Systems Distribution Business. If we were not to close the sale of the KeyLink Systems Distribution Business, our distribution business will likely be harmed as the result of a significantly weakened competitive position, which would likely result in a loss of employees, customers, and possibly suppliers and a loss of value for shareholders, through a disruption of operations and disclosure of potentially competitive information; and

• The lack of scale and leverage necessary to succeed in technology distribution today, which is greater than Agilysys currently possesses and greater than the company could reasonably be expected to acquire.

Q:	Can I still sell my common shares?

A:	Yes. Neither the asset purchase agreement nor the sale of our KeyLink Systems Distribution Business will affect your right to sell or otherwise transfer your common shares.

Q:	Who is entitled to vote at the special meeting?

A:	Only holders of record of our common shares as of the close of business on January 31, 2007 will be entitled to notice of and to vote at the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting of our shareholders will be held at 9:00 a.m. local time, on March 12, 2007, at The Marriott Boca Town Center, 5150 Town Center Circle, Boca Raton, Florida 33486 (Phone: 561-392-4600). If you plan to attend, we ask you to assist in our planning efforts and RSVP by calling 887-415-1886. Please leave your name, address and telephone number.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. Just send in a written revocation or a later dated, signed proxy card before the special meeting or simply attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy; you must vote at the special meeting.

Q:	What do I need to do now?

A:	After you have carefully read this proxy statement, you should indicate how you want to vote and then sign and return the proxy as soon as possible so that your shares may be represented and voted at the special meeting. If you return the proxy without indicating how you want to vote, we will count your proxy as a vote in favor of the proposed asset sale and authorization of adjournment or postponement. Our board of directors recommends voting “FOR” all proposals.

Q:	What are the United States federal income tax consequences of the sale of the KeyLink Systems Distribution Business?

A:	We do not expect that the sale of our KeyLink Systems Distribution Business will result in any federal income tax consequences to our shareholders. However, Agilysys, Inc. will be subject to federal income taxes as a result of the consummation of the asset sale as discussed in this proxy statement on page 41. You are encouraged to obtain the advice of your personal financial and tax advisors if you have concerns or questions regarding personal tax matters.

Q:	Whom should I call if I have any questions?

A:	If you have questions about any of the proposals on which you are voting, you may call Georgeson Inc., our proxy solicitor, at 866-909-6471.

THE SPECIAL MEETING OF SHAREHOLDERS

This proxy statement is provided in connection with the special meeting of shareholders of Agilysys, Inc., and any adjournment or postponement of the meeting. The accompanying proxy is solicited by the board of directors. This proxy statement and the accompanying form of proxy are first being sent or given to shareholders beginning on or about February 5, 2007.

Time and Place

The special meeting of shareholders of Agilysys, Inc. will be held at 9:00 a.m. on March 12, 2007 at The Marriott Boca Town Center, 5150 Town Center Circle, Boca Raton, Florida 33486 (Phone: 561-392-4600).

Purposes

At the special meeting, you will be asked:

•	To approve the sale of substantially all the assets relating to our KeyLink Systems Distribution Business, under the terms of the asset purchase agreement attached as Annex A to this proxy statement;

•	To grant authority to management to adjourn or postpone the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes, present at the special meeting in person or by proxy, to approve the sale of the KeyLink Systems Distribution Business; and

•	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The board of directors knows of no other matters to be presented for action at the special meeting. If any other matters properly come before the special meeting, however, the persons named in the proxy will vote on such other matters in accordance with their best judgment.

Record Date; Shareholders Entitled to Vote

The record date for the determination of shareholders entitled to notice of and to vote at the special meeting was the close of business on January 31, 2007.

Quorum

The presence in person or by proxy of the holders as of the record date of a majority of the common shares entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions and broker non-votes are treated as present at the meeting and are therefore counted to determine a quorum. The special meeting may be adjourned by a majority of voting shares present in person or by proxy and entitled to vote, whether or not a quorum is present. If a quorum is not present, the chairman of the meeting may adjourn the meeting to another place or time, without notice other than announcement at the meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the special meeting as originally called.

Vote Required

At the close of business on January 26, 2007, there were 30,839,798 common shares outstanding. At the special meeting, each common share is entitled to one vote. Approval of the proposed asset sale will require the affirmative vote of two-thirds the voting power of our common shares. Failure to vote your shares or to instruct your broker to vote any of your shares in “street name” will have the practical effect of a vote against the proposed asset sale. Approval of the proposal to authorize adjournment or postponement will require the affirmative vote of the holders of a majority of the shares represented at the special meeting.

Board Recommendation

Our board of directors unanimously recommends that you vote “FOR” the approval of the sale of our KeyLink Systems Distribution Business under the terms of the asset purchase agreement and “FOR” the grant of authority to management to adjourn or postpone the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes, present in person or by proxy, to approve the sale of the KeyLink Systems Distribution Business.

Voting Your Shares

The board of directors is soliciting proxies from our shareholders. By completing and returning the accompanying proxy, you will be authorizing Martin F. Ellis and Lawrence N. Schultz to vote your shares. If your proxy is properly signed and dated it will be voted as you direct. If you attend the special meeting in person, you may vote your shares by completing a ballot at the meeting.

Changing Your Vote by Revoking Your Proxy

Your proxy may be revoked at any time before it is voted at the special meeting by giving notice of revocation to us, in writing, by execution of a later dated proxy or by attending and voting at the special meeting. Simply attending the special meeting, however, will not revoke your proxy; you must vote at the special meeting.

How Proxies Are Counted

If you return a signed and dated proxy card but do not indicate how your shares are to be voted, those shares will be voted “FOR” approval of the sale of our KeyLink Systems Distribution Business and “FOR” the proposal to grant authority to management to adjourn or postpone the special meeting to allow time for the further solicitation of proxies in the event there are insufficient votes, present in person or by proxy, to approve the proposed asset sale. Votes cast by proxy or in person at the special meeting will be tabulated by the election inspectors appointed for the special meeting.

Effects of Abstentions and Broker Non-Votes

Shares voted as abstentions will be counted for purposes of determining the presence of a quorum at the special meeting and treated as unvoted, although present and entitled to vote, for purposes of determining the approval of the sale of our KeyLink Systems Distribution Business and the proposal to authorize adjournment or postponement. As a result, abstentions will have the same effect as a vote against the proposal to approve the sale of our KeyLink Systems Distribution Business. Brokers will not have discretionary authority to vote on the proposals. Therefore, if a broker submits a proxy that indicates that the broker has not received voting instructions from the beneficial owner as to certain common shares, those common shares will be counted for purposes of determining the presence of a quorum at the special meeting, and these “broker non-votes” will have the same effect as votes against the proposal to approve the proposed asset sale. “Broker non-votes” will not affect the proposal to authorize adjournment or postponement.

Cost of Solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to you. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names our common shares beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common shares for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. The company has retained Georgeson Inc. to assist in soliciting proxies, at an anticipated cost of $25,000 plus expenses.

PROPOSAL NO. 1: THE SALE OF THE KEYLINK SYSTEMS DISTRIBUTION BUSINESS

This section of this proxy statement describes aspects of the proposed asset sale. However, we recommend that you read carefully the complete asset purchase agreement for the precise legal terms of the agreement and other information that may be important to you. The asset purchase agreement is included in this proxy statement as Annex A. Unless otherwise defined in this section, all capitalized terms used in this section have the meanings ascribed to them in the section titled “Summary Term Sheet.”

The Sellers

Agilysys Company Description — Prior to the Sale of the KeyLink Systems Distribution Business. We currently have two routes to market. We sell directly to end customers via our IT Solutions Business; and to our reseller partners via our KeyLink Systems Distribution Business. These reseller partners add their own set of products and services to create solutions that they ultimately sell to end customers.

Our IT Solutions Business delivers tailored solutions by providing the best available products and services from suppliers, which we often combine with our proprietary software and services. Our IT Solutions Business helps end customers across many industries resolve their most critical and complicated IT business challenges by designing and implementing solutions that fit their specific needs. We fulfill our role as a leading provider of enterprise computer technology solutions by offering complex and specialized infrastructure solutions consisting of hardware, software and services. We have strong relationships with leading suppliers of enterprise hardware, software and services. Also, we are a leading systems integrator in the supermarket, chain drug and general retail marketplace, a provider of proprietary software for the hotel casino and destination resort segments of the hospitality industry, and a broad-based provider of professional IT consulting, implementation, integration and support services. Our IT Solutions Business operates through four groups — Technology Solutions, Retail Solutions, Hospitality Solutions and Professional Services.

•	Technology Solutions: We deliver enterprise IT solutions by selecting the best available technology to meet the customer’s specific needs. Our consultants help customers run their businesses more efficiently through technology. We provide market-leading solutions in infrastructure optimization, storage and resource management, business continuity, and enterprise architecture and availability.

•	Retail Solutions: We are a leader in designing solutions that help make our retail customers more productive and their customers more satisfied. Our solutions help improve operational efficiency, technology utilization, customer satisfaction, the overall shopping experience, and in-store profitability, including customized pricing, inventory and customer relationship management systems. We also provide implementation plans and supply the complete package of hardware needed to operate the systems, including servers, receipt printers, point-of-sale monitors and wireless devices for in-store use by the retailer’s store associates.

•	Hospitality Solutions: We develop and deliver fully integrated solutions designed exclusively for the hotel, casino, resort, conference center and other segments of the hospitality industry. Our property management systems automate every aspect of hotel operations — including reservations, check-in, point-of-sale, dining, guest activities and departure — to provide a higher level of service more efficiently and cost-effectively. Our materials management systems automate all aspects of inventory and procurement, ranging from food and beverage and retail operations to general property needs. In addition, our patented document management solution, DataMaginetm, which applies to hospitality as well as a wide variety of other businesses and industries, helps customers greatly reduce costs associated with paper document management.

•	Professional Services: We provide a strong and broad-based portfolio of services to complement and support the system solutions we provide. These services include consulting, technical and integration services for customers in a variety of industries. Our expanding service capabilities are among the keys to our ongoing success as a complete solution provider.

Our KeyLink Systems Distribution Business is a leading distributor of enterprise computer technology products and services, with a partner-focused strategy of promoting the growth opportunities of our reseller customers. We act as a key link between our suppliers — HP, IBM, Oracle and others — and our reseller customers. In addition to distributing hardware, software and services from the leading technology suppliers, we also offer our own services that foster the business growth of approximately 800 reseller partners. These services help our reseller partners serve the needs of their end-user customers. We also provide technical competency and support, along with integration, configuration, pricing and supplier programs, packaging and bundling.

Our principal executive offices are located at 2255 Glades Road, Suite 425W, Boca Raton, Florida, 33431. The telephone number of our principal executive offices is (561) 999-8700.

Agilysys Canada Inc.  Agilysys Canada Inc., an Ontario corporation, has a principal office at 300 March Road, Suite 203, Kanata, Ontario, Canada, K2K 2E2. Agilysys Canada is a wholly owned subsidiary of Agilysys. It is through Agilysys Canada that the Canadian operations of both our KeyLink Systems Distribution Business and our IT Solutions Business function.

The Buyers

Arrow Electronics, Inc., Arrow Electronics Canada Ltd. and Support Net, Inc.  Arrow Electronics, Inc., a New York corporation, is a major global provider of products, services and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, New York, Arrow serves as a supply channel partner for nearly 600 suppliers and more than 130,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of over 270 locations in 53 countries and territories. Arrow Electronics Canada Ltd., a Canadian corporation, and Support Net, Inc., an Indiana corporation, are wholly-owned subsidiaries of Arrow.

Our Strategic Transformation and Background of the Sale of the KeyLink Systems Distribution Business

Business and Industry Overview

In the fiscal year ended March 31, 2002, Agilysys (known then as Pioneer-Standard Electronics, Inc.) had managed through a difficult year. Sales had declined 20% from $2.9 billion in fiscal 2001 to $2.3 billion in fiscal 2002. Gross margins were pressured, significantly declining for the second year in a row, and operating margins were at an all-time low at just under 1%. The distribution-focused business was capital intensive, requiring an inventory investment of over $260 million, and long-term debt levels were over $300 million, equating to a debt-to-capital ratio of approximately 50%. The company had limited financial flexibility and even with aggressive management of expenses, the company reported break-even operating results, and a net loss in earnings per share.

Fiscal 2003 looked to be another challenging year with a protracted downturn in electronics markets and continued competitive pressures on margins and pricing.

Specifically, the electronic components business was challenged by a number of issues, including:

•	Declining sales and margin pressure;

•	Large inventory and working capital requirements;

•	Highly commoditized products with little opportunity for differentiation; and

•	A limited global footprint in an industry that was becoming increasingly global and dominated by organizations with larger scale.

On the other hand, the computer industry provided more significant long-term growth opportunities for the company than the electronic components industry. In addition, the operating margins of 3% to 5% achieved by the company’s computer systems business were among the best in the industry. The prospects for further growth in the computer systems business were excellent, as forecasts at the time called for IT spending growth from 2001 through 2006 at a compound annual growth rate of 8% to 10% worldwide. Agilysys had significant opportunities to grow the computer systems business both organically and through acquisitions to expand its product and service offerings and profit potential.

Beginning of the Transformation

Working with Stern Stewart & Co. (financial advisors and experts in the development of EVA or Economic Value Added, the business performance and valuation measure), Agilysys conducted a review of strategic alternatives for the company. From that process, a strategic plan to transform the business was developed to increase the intrinsic value of the company, which would, in turn, increase shareholder value.

The company’s strategic transformation began with its divestiture of its broad-line electronic components distribution business to focus solely on the computer systems business. The sale of the electronic components business meant that the company would be less dependent on the more cyclical markets in the components business. In addition, the company would be able to invest more in the computer systems business, which offered greater potential for sustainable growth at higher levels of profitability.

The proceeds from the sale of the electronic components distribution business, combined with cash generated from the company’s ongoing operations, were used to retire long-term debt and accelerate the growth of the company, both organically and through a series of acquisitions.

Following the sale of the electronic components distribution business, the company announced that it would restructure its remaining computer systems business and facilities to reduce overhead and eliminate assets that were inconsistent with the company’s strategic plan. As a result of the restructuring, management adjusted cost and overhead appropriately to deal with the immediately reduced sales and profitability. The remaining computer systems business consisted of the KeyLink Systems Distribution Business and the IT Solutions Business. The KeyLink Systems Distribution Business operated as a distributor of enterprise computing products and sold to resellers, who then sold directly to end customers. The IT Solutions Business operated as a reseller providing enterprise servers, software, storage and services and sold directly to end customers. Overall, the company was a leading distributor and reseller of enterprise computer systems, software, storage and services from HP, IBM, Intel, Enterasys, Hitachi Data Systems, Oracle and other leading manufacturers.

The computer systems business enjoyed a strong market position in a more stable industry with significant growth opportunities. Management had identified its top priorities for the company as long-term growth, innovation and differentiation — all directed toward achieving growth at more sustainable, higher levels of profitability and improved shareholder returns.

Goals and Accomplishments

With the divestiture of its $1.0 billion electronic components distribution business, the company sold 43% of its annual sales of $2.3 billion, with the intent to significantly grow the remaining business and improve profits within two to three years. At that time, management developed a number of near and longer-term goals, all of which the company essentially met or exceeded ahead of schedule.

From fiscal 2004 to 2006, these included:

•	Growing sales faster than the markets in which the company operated. In this three-year period, sales grew from $1.2 billion in fiscal 2003 to $1.7 billion in fiscal 2006, an increase of 49% (a compound annual growth rate, or CAGR, of 14%). During this same period, the annual growth rate for the enterprise segments of the IT industry in which Agilysys competes was approximately 6%, according to IDC, a leading provider of technology intelligence and market data;

•	Growing profits faster than sales. During this same three-year period, the company’s operating income increased at a CAGR of 66%, excluding restructuring charges;

•	Increasing operating margin to the range of 3.0% to 3.5% of sales. By fiscal 2006, the company had an operating margin of 3.2% of sales. Excluding restructuring charges, taken in 2006 in support of consolidating operations, operating margin would have been 3.5%;

•	Driving return on invested capital to 10% to 12% within three years. For fiscal 2003, the company’s return on investment capital, or ROIC, was negative 2.1%. By the end of fiscal 2006, the company’s ROIC had steadily climbed to 11.3%, the first time in many years that we generated returns on capital exceeding our cost of capital; and

•	Achieving a debt-to-total-capital ratio of 25% to 35%. With $59 million in debt at fiscal 2006 year end, debt-to-total-capital ratio was 13.4%. (By August 2006, the company was debt-free with a funded debt-to-total-capital ratio of 0%.)

Timeline of Events

2002 — Transformation process begins

The company decides to transform itself from a predominantly distribution-based business of broad-line electronic components and computer systems into a more differentiated, higher-margin company positioned closer to the end customer and focused solely on providing computer systems.

February 2003 — Divests electronic components business

The company begins to focus exclusively on its $1.2 billion computer systems business and divests its former broad-line electronic components distribution business. The sale raises pre-tax proceeds of $285 million in cash. The company cites the following reasons for the divestiture:

•	Greater potential of the computer systems business to achieve future growth and greater returns;

•	Intensive working capital requirements of $236.7 million, or 23% of sales for the divested business;

•	Negative ROIC for the divested business;

•	Higher levels of more sustainable profitability for the remaining business; and

•	Monetizing the value of its electronic components distribution business which would allow for the continued growth of the computer systems business.

October 2003 — Acquires Kyrus Corporation

Agilysys acquires Kyrus Corporation, a leading provider of retail sales solutions and services with a direct focus on the supermarket, chain drug and general retail segments of the retail industry.

The Kyrus acquisition opens up a new market, expands the Agilysys customer base, increases the company’s service offerings and provides access to additional products. The addition of Kyrus strengthens the company’s reputation as a leading source of enterprise computer solutions across a diverse set of industries.

Kyrus positions Agilysys as the leading provider of IBM retail sales solutions, offering hardware and software products that ensure continuous retail operations. Kyrus also brings to Agilysys an extensive professional services organization with technology consulting, software customization, staging, implementation, hardware and software maintenance and 24/7 support service capabilities.

February 2004 — Acquires Inter-American Data, Inc.

The company acquires Inter-American Data, Inc., or IAD, a leading developer and provider of technology solutions in the hotel casino and destination resort segments of the hospitality industry.

The acquisition of IAD establishes Agilysys as a leading software developer and service provider to the hospitality industry, particularly the gaming sector, an area of the economy that has experienced positive growth in recent years. The addition of IAD opened up a new market, broadened the Agilysys customer base, and increased the company’s service and product offerings.

With IAD, Agilysys becomes the leading developer and provider of technology solutions for property and inventory management in the casino and destination resort segments of the hospitality industry. IAD solutions consist of application-specific software and related services. IAD also develops and markets proprietary document management solutions with a focus on the hospitality, health care, retail and government markets with solutions that enable the capture, storage, control, manipulation, and distribution of scanned and electronically originated images.

May 2005 — Acquires The CTS Corporations

Agilysys acquires The CTS Corporations — a leading independent services organization specializing in IT storage solutions for large and medium-sized corporate customers and public-sector clients.

The acquisition of CTS initiates a relationship with EMC and immediately positions Agilysys as a leading provider of storage services. Its team of highly skilled consultants is an important addition to the organization, as Agilysys continues to enhance its competitive position, expand the company’s intellectual assets and extend its reach into new markets.

CTS enables Agilysys to work closely with corporate and public sector end-users to help optimize the value and performance of their IT storage systems. The company has a long and successful history of implementing storage solutions around major storage providers. These include EMC, as well as Hitachi Data Systems, HP, IBM, Legato, and StorageTek. Services include storage assessments, storage-related design and architecture, high availability/clustering, business continuance, data migration, backup and recovery, and project management.

December 2005 — Enters the China enterprise solutions market

The company enters the enterprise IT solutions market in China with the acquisition of the China operations of Mainline Information Systems.

The business specializes in IBM information technology enterprise solutions for large and medium-sized businesses and banking institutions in the China market, and has sales offices in Beijing, Guangzhou, Macau, Shanghai and Hong Kong. The acquired business provides the opportunity for Agilysys to quickly begin operations in China with a nucleus of local talented people.

January 2007 — Acquires Visual One Systems

Agilysys acquires Visual One Systems Corp., which expands the company’s position as a leading software developer and services provider within the hospitality industry, as well as extends the company’s reach into new markets, expands its customer base, and broadens its product and service offerings. This acquisition will continue the company’s commitment to offer industry-leading hospitality applications.

With Visual One Systems, Agilysys becomes a leading developer and marketer of Microsoft® Windows®-based software for the hospitality industry with offerings including property management, condominium, golf course, spa, point-of-sale, and sales and catering management applications. Visual One Systems customers include well-known North American and international full-service hotels, resorts, conference centers and condominiums of all sizes.

The acquisition of Visual One strategically provides Agilysys a complementary product offering and significantly increases the breadth of its customer set in the hospitality market. The purchase also immediately provides Agilysys a Windows-based solution for hotels and resorts that expands its current leading position in the hotel casino and destination resort market.

During this time-line period, Agilysys reduced its working capital as a percentage of revenue, provided greater rewardable value by positioning the company closer to the end customer, improved its margins and cash flow, and significantly delevered its balance sheet. The company also made five strategic acquisitions which expanded its product and service offerings, increased profitability, extended its reach into new geographies and markets, and contributed to the acquisition and development of intellectual assets.

In addition to the favorable financial impact of these acquisitions, the company has significantly reduced leverage and in the process retired $150 million of 9.5% Senior Notes and $143 million of 6.75% Mandatorily Redeemable Convertible Preferred Trust Securities. With the remaining portion of this long-term debt retired in August 2006, the company became debt-free for the first time in more than 30 years. The strengthening of the balance sheet together with the business transformation has allowed us to reposition our company so that we have the flexibility to competitively build our IT Solutions Business.

From a stock price of $8.93 prior to the electronic components distribution business divestiture announcement in January 2003 to the closing price of $16.74 at December 31, 2006, the stock has increased $7.81, or 87%. In the process, Agilysys has grown sales from $1.2 billion in fiscal 2003 to $1.7 billion in fiscal 2006.

Completing the Transformation

The management team has proven that it can successfully redeploy the asset base and seize marketplace opportunities to shape a more profitable and attractive business after a significant divestiture. It intends to do the same with the timely strategic divestiture of the KeyLink Systems Distribution Business.

The sale of the KeyLink Systems Distribution Business is the final event that completes this multi-year transformation to move Agilysys closer to the customer and higher up the IT value scale, effectively positioning it to focus on its higher-growth IT Solutions Business. As a result of the divestiture, the company will essentially be freed from the increasing channel conflict and marketplace restrictions that exist in the business today.

This is the foundation upon which Agilysys intends to continue to grow following the divestiture of KeyLink Systems Distribution Business. We expect that the IT Solutions Business will:

•	Have annual revenues of approximately $470 million, with gross margins in excess of 20%;

•	Be among the largest solution providers in North America;

•	Have approximately $440 million in cash on hand — at close before the planned self-tender offer — to invest and grow the business (net after-tax proceeds from sale plus current cash on hand);

•	Once again invest capital to grow a significantly more profitable and attractive enterprise; and

•	Increase the intrinsic value of the company, which will, in turn, increase shareholder value.

Background of the sale of the KeyLink Systems Distribution Business

During calendar year 2004, our board of directors engaged JPMorgan to assist in a strategic review of our evolving business, particularly evaluating relative opportunities and challenges in our KeyLink Systems Distribution Business and our expanding IT Solutions Business. As a result of this review, our board of directors determined that divesting our KeyLink Systems Distribution Business would present an opportunity to maximize the value of that business while affording us a significant opportunity to increase long-term shareholder value.

To confirm our board’s strategic and value expectations, the company was assisted by JPMorgan in conducting a confidential process to allow qualified, interested potential acquirers to evaluate the KeyLink Systems Distribution Business and submit competitive offers. The company also continued its ongoing discussions with several potential IT Solutions Business target acquisition candidates to confirm growth, profitability and scale opportunities in that business.

JPMorgan conducted an auction process in late 2004 and early 2005, inviting a number of strategic and private equity investors to sign confidentiality agreements and obtain summary financial and descriptive information regarding the KeyLink Systems Distribution Business. After providing preliminary indications of interest, a small number of participants were invited to review detailed financial and other business information, as well as to meet with management. Final bids and completed contract proposals were received from two parties, including Arrow, in March 2005. IBM was unable to resolve matters related to the IBM franchise agreement and, therefore, the parties terminated further discussion regarding the transaction.

In the months immediately following the unsuccessful divestiture process, we continued to engage JPMorgan to evaluate strategic alternatives with respect to the KeyLink Systems Distribution Business. In late 2005, certain changes in the computer enterprise distribution market led both Agilysys and Arrow to believe that a transaction may be possible and would be mutually beneficial to both companies.

On December 2, 2005, Mr. Arthur Rhein, our Chairman, President and Chief Executive Officer, contacted Mr. William E. Mitchell, Arrow’s Chairman, President and Chief Executive Officer, for the purpose of exploring Arrow’s interest in acquiring the KeyLink Systems Distribution Business. On January 13, 2006, at the request of Mr. Rhein, Mr. Mitchell met with Mr. Rhein. Mr. Rhein and Mr. Mitchell discussed Arrow’s interest in re-engaging in discussions to acquire the KeyLink Systems Distribution Business. It was agreed that a very small group of management at the respective companies would be made aware of the discussions. On January 17, 2006, Mr. Paul J. Reilly, Arrow’s Senior Vice President and Chief Financial Officer, contacted Mr. Martin F. Ellis, Agilysys Executive Vice President, Treasurer and Chief Financial Officer, with an information request. The information request was filled over the following weeks and months. On May 10, 2006, Mr. Ellis met with Mr. Reilly to discuss progress and a mechanism for addressing outstanding issues. On May 18, 2006, a meeting was held principally between Mr. Ellis and Mr. Reilly, and other representatives of Agilysys and Arrow as well as financial advisors, to discuss valuation of the KeyLink Systems Distribution Business and to present the value of the transaction to Arrow. Mr. Ellis discussed with Mr. Reilly and other representatives of Arrow the KeyLink Systems Distribution Business’ business model, expected revenue and profitability growth, possible synergies from the potential transaction, tax benefits to Arrow and the incremental profitability and value to Arrow of establishing a product procurement agreement between Agilysys and Arrow. This discussion was followed by a meeting on May 31, 2006 which included business unit management from the KeyLink Systems Distribution Business and Arrow, to discuss in greater detail the revenue and profitability contribution to Arrow of the product procurement agreement.

IBM was contacted in the spring of 2006 to explore IBM’s willingness to consent to the sale of the KeyLink Systems Distribution Business to Arrow. Discussions continued with IBM.

Renewed discussions, due diligence and negotiation of an asset purchase agreement and product procurement agreement between Agilysys and Arrow took place over the first half of 2006.

In the fall of 2006, IBM indicated its willingness to consider consenting to the sale of the business to Arrow.

In October 2006, Arrow engaged in further due diligence. On November 8, 2006, Arrow submitted an information request for due diligence. On December 5, 2006, a management meeting was held between Agilysys and Arrow. In late December 2006, IBM provided its consent for the KeyLink Systems Distribution Business to be sold to Arrow only. Due diligence and negotiations of the terms and conditions of the asset purchase agreement and the product procurement agreement continued through the end of the calendar year 2006.

Throughout the process, from late 2004 through announcement of the transaction, the board of directors received regular updates on status of the sale of the KeyLink Systems Distribution Business as well as explored other strategic alternatives to separate the KeyLink Systems Distribution Business from the IT Solutions Business. A special meeting of the board of directors was held on December 20, 2006 to review and discuss the progress, status and possible terms of a potential sale of the business to Arrow. Management and the company’s legal advisors reviewed the material terms of the draft asset purchase agreement, draft procurement agreement, and draft proxy statement. JPMorgan reviewed with the board the valuation of the KeyLink Systems Distribution Business, implications of alternative purchase prices on a fairness opinion and a variety of alternatives regarding use of proceeds, including issuer tender offer considerations.

Agilysys and Arrow negotiated terms and conditions on the asset purchase agreement and the product procurement agreement and on December 31, 2006, had come to agreement on all material terms and conditions. On January 2, 2007, the board of directors held a special telephonic meeting to review the final terms and conditions of the proposed sale of the KeyLink Systems Distribution Business. Management and the company’s legal advisors reviewed the material terms of the asset purchase agreement, product procurement agreement, and draft proxy statement, specifically noting the changes since the special board meeting on December 20, 2006. JPMorgan again reviewed with the board the valuation of the KeyLink Systems Distribution Business and provided its oral fairness opinion. The board also reviewed tender offer considerations among other use of proceeds alternatives. Following deliberation, the board of directors approved the sale of the KeyLink Systems Distribution Business.

Reasons for the Sale of the KeyLink Systems Distribution Business

Our management and board of directors believe the sale of KeyLink Systems Distribution Business and the terms of the related asset purchase agreement are in the best interests of Agilysys and our shareholders. The reasons for the proposed asset sale of the KeyLink Systems Distribution Business and some of the anticipated benefits, include:

•	Complete transformation — The sale completes the strategic transformation that began in February of 2003 when we exited the electronic components distribution business. The decision to completely exit distribution-related businesses through the divestiture of the KeyLink Systems Distribution Business reflects the successful expansion of our IT Solutions Business over the last three years and the excellent long-term opportunities available to accelerate our growth and provide differentiated value to our customers. For investors, it also creates a more focused business model for a simplified and clear investment opportunity.

•	Eliminate routes to market conflict — The sale eliminates any current and future channel conflict between the IT Solutions Business and the KeyLink Systems Distribution Business customers. The IT Solutions Business increasingly found itself in competitive situations against the KeyLink Systems Distribution Business reseller customers. As our IT Solutions Business continued to grow, the potential of competing with our KeyLink Systems Distribution Business’ reseller customers was increasing. This conflict would have, over time, prevented both businesses from achieving their full potential. This conflict also limited the acquisition opportunities we have pursued due to the potential competition with KeyLink Systems Distribution Business reseller customers. As a result, Agilysys acquisitions to date have been carefully selected to minimize conflict. With the divestiture of the KeyLink Systems Distribution Business, this conflict will no longer exist. This will significantly increase the number, size and type of companies available for Agilysys to acquire.

•	Lack of scale reduced the ability of the KeyLink Systems Distribution Business to compete over the long-term — Long-term success in technology distribution requires scale and leverage greater than Agilysys currently possesses and greater than the company could reasonably be expected to acquire. Arrow — with its significant volume, resources, market penetration and superior line card — will have considerable upside potential as it takes advantage of the KeyLink Systems Distribution Business customer base, supplier expertise and relationships, infrastructure and people. With the industry consolidation over the past many years, our KeyLink Systems Distribution Business with $1.3 billion in revenue became dwarfed by its key competitors — Arrow with $11.6 billion in revenues and $2.8 billion in technology distribution revenues; Avnet with $13.5 billion in revenues and $5.0 billion in technology distribution revenues; Tech Data at $20.4 billion in technology distribution revenues; and Ingram Micro with $29.4 billion in technology distribution revenues.

•	Limited ability to obtain new supplier agreements — Due to its lack of size and global presence, our KeyLink Systems Distribution Business was often at a disadvantage in attracting new suppliers who were expanding or adding technology distribution partners. Other technology distributors have a larger number and more diverse set of suppliers, and are developing a global footprint. As a result of these factors it would have been increasingly difficult for Agilysys to have the scale and resources to ensure the necessary continued competitive staying power, growth and profitability to be a long-term competitor in the IT distribution industry.

•	Significant supplier concentration — Our KeyLink Systems Distribution Business found itself increasingly at a disadvantage due to its limited supplier offering line card. IBM products accounted for 83% of revenue for the twelve months ending December 31, 2006. Supplier concentration has been regularly cited by both credit rating agencies and as well as sell-side stock research analysts as a competitive disadvantage, ultimately impacting both the company’s credit rating and its trading value.

•	Further increase financial flexibility to fund growth — It would provide the company with the financial flexibility necessary to continue to aggressively grow its higher gross margin IT Solutions Business, both organically and through additional acquisitions.

•	Move closer to end customer — It would move the company still closer to the end customer and higher up the IT value scale, where it can further enhance its ability to provide differentiated value and greater rewards to customers and shareholders.

•	Eliminate restrictions on growth — To achieve long-term success, Agilysys would need to support and grow both its IT Solutions Business as well as the KeyLink Systems Distribution Business. With management now able to focus all its energies and resources solely on one business, the company is well positioned to accelerate the growth of the IT Solutions Business.

However, if the asset sale is not consummated, we intend to continue to operate the KeyLink Systems Distribution Business as a continuing part of our business. In that event, we will continue to operate our distribution and sales business as an integrated provider of enterprise computer technology products and services to a variety of markets, including solution providers, resellers and ultimately end customers. However, we will be exposed to various market risks relating to this integrated business, which include, but may not be limited to:

•	Increased conflict between the KeyLink Systems Distribution Business reseller partners and our IT Solutions Business customer base as growth of the IT Solutions Business continues;

•	Continuing limited ability to expand or add distribution agreements with new suppliers;

•	By announcing the sale of the KeyLink Systems Distribution Business, issuing press releases and filing and mailing this proxy, KeyLink Systems Distribution Business employees, suppliers, competitors and customers are now fully aware of our intent to sell the KeyLink Systems Distribution Business. If we were not to close the sale of the KeyLink Systems Distribution Business, our distribution business could be harmed as the result of a significantly weakened competitive position, which would likely result in a loss of employees, customers and possibly suppliers and the loss of value for shareholders, through a disruption of operations and disclosure of potentially sensitive competitive information;

•	The lack of scale and leverage necessary to succeed in technology distribution today, which is greater than Agilysys currently possesses and greater than the company could reasonably be expected to acquire; and

•	Our inability to diversify or reduce our high level of dependency on a few suppliers.

In arriving at its determination that the proposed asset sale is in the best interest of Agilysys and our shareholders, our board of directors carefully considered the terms of the asset purchase agreement as well as the potential impact of the proposed asset sale on the company. As part of this process, our board of directors considered the advice and assistance of its outside financial advisors and legal counsel. In determining to authorize the proposed asset sale, our board of directors considered the factors set forth above as well as the following factors:

•	The oral opinion of JPMorgan, our financial advisor, to our board of directors rendered on January 2, 2007, which it subsequently confirmed in a written opinion, that, as of that date and based upon the assumptions, qualifications and limitations set forth in its opinion, the consideration to be received by Agilysys and Agilysys Canada in the proposed sale of the KeyLink Distribution Business was fair, from a financial point of view, to Agilysys and Agilysys Canada (see pages 29-33);

•	The terms and conditions of the asset purchase agreement and the legal and financial impact of those terms and conditions on the financial condition, obligations, prospects and operation of the remaining IT Solutions Business;

•	The amount of cash included in Buyers’ offer and the fact that Buyers would assume certain of the liabilities of the KeyLink Systems Distribution Business;

•	The purchase price, the anticipated tax consequences and the estimated after-tax proceeds;

•	The risk that the asset sale might not be consummated, which could result in a decline in the price of our common shares, and limit our ability to grow and implement our current business strategies;

•	The resultant loss of sales and gross profit from the KeyLink Systems Distribution Business;

•	The risk of management and employee disruption associated with the asset sale and the transition services agreement being executed in connection with the asset purchase agreement;

•	Our obligations to provide services to Buyers for a period of time following the closing pursuant to the terms of the transition services agreement;

•	Our obligation to purchase product from Buyers pursuant to the product procurement agreement;

•	The significant costs involved in consummating the asset sale, including financial advisory fees, legal, accounting and other acquisition costs, which we estimate to be approximately $11.3 million;

•	The potential negative effect on our KeyLink Systems Distribution Business and on our stock price as a result of the public announcement and pending shareholder approval of the asset sale;

•	The risk that, after the asset sale, Agilysys will be dependent on the performance of its IT Solutions Business;

•	The risk that Agilysys will not be able to satisfy some or all of the conditions to Buyers’ obligations to consummate the asset sale;

•	The risk that Agilysys could be exposed to future indemnification payments for a breach or violation of the representations and warranties or covenants contained in the asset purchase agreement; and

•	Unforeseen liabilities and expenses may be incurred that may limit the amount of after-tax net proceeds from the sale to Buyers available to engage in the contemplated self-tender offer and to fund our remaining business activities.

In view of the variety of factors considered in connection with its evaluation of the asset sale, the Agilysys board of directors did not find it practical to, and did not quantify or otherwise attempt to assign, relative weights to the specific factors considered in reaching its conclusions.

Buyers’ Announced Reasons for the Purchase of the KeyLink Systems Distribution Business

Buyers expect the transaction to significantly benefit their existing enterprise computing distribution business. In particular, Buyers have announced the following reasons for the purchase of the KeyLink Systems Distribution Business:

•	As a leading North American IBM and Hewlett Packard distributor, the KeyLink Systems Distribution Business represents an opportunity for Buyers to strengthen their relationships with these key suppliers, contributing to Buyers’ growth and enhancing their scale in the enterprise computing distribution business;

•	Merging the KeyLink Systems Distribution Business into the Buyers’ existing enterprise computing distribution business provides the Buyers with significant opportunity for synergies and cost savings;

•	The KeyLink Systems Distribution Business supplier and reseller relationships will provide Buyers with significant cross-selling opportunities, enabling Buyers to further accelerate the growth of their enterprise computing distribution business;

•	The product procurement agreement to be entered into with Agilysys will increase the scale and profitability of the KeyLink Systems Distribution Business and enable the Buyers to benefit from the future growth of the Agilysys IT Solutions Business; and

•	The addition of the KeyLink Systems Distribution Business’ highly experienced sales and marketing professionals will better equip Buyers to serve their value-added reseller partners with an unprecedented line card, further strengthening Buyers existing relationships and firmly positioning Buyers to attract new relationships.

Recommendation of the Board of Directors

Our board of directors unanimously has determined that the sale of the KeyLink Systems Distribution Business is in the best interests of Agilysys and our shareholders. The Agilysys board of directors has unanimously approved the asset purchase agreement and recommends that shareholders vote in favor of the proposal to approve the sale of the KeyLink Systems Distribution Business to Buyers under the terms of the asset purchase agreement.

Opinion of the Financial Advisor to the Board of Directors of Agilysys

Pursuant to an engagement letter dated November 5, 2004, as amended October 30, 2006, we retained JPMorgan as our financial advisor in connection with the proposed sale of the KeyLink Systems Distribution Business.

At a meeting of our board of directors held on January 2, 2007, JPMorgan rendered its oral opinion, subsequently confirmed in a written opinion, to our board of directors that, as of that date and based upon the assumptions, qualifications and limitations set forth in its opinion, the consideration to be received by Agilysys and Agilysys Canada in the proposed sale of the KeyLink Systems Distribution Business was fair, from a financial point of view, to Agilysys and Agilysys Canada.

The full text of the written opinion of JPMorgan, dated January 2, 2007, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken by JPMorgan in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. The summary of JPMorgan’s opinion included in this proxy statement is qualified in its entirety by reference to the full text of such opinion. We urge our shareholders to read the opinion carefully and in its entirety. JPMorgan provided its opinion to our board of directors in connection with and for the purposes of its evaluation of the sale of the KeyLink Systems Distribution Business. JPMorgan’s opinion addresses only the consideration to be received in the sale, which was determined in negotiations between us and Arrow, and does not address any other matter. JPMorgan’s opinion does not constitute a recommendation to any shareholder of ours as to how such shareholder should vote with respect to the proposed sale of the KeyLink Systems Distribution Business or any other matter, and should not be relied upon by any shareholder as such.

In arriving at its opinion, JPMorgan, among other things:

•	reviewed the asset purchase agreement;

•	reviewed certain publicly available business and financial information concerning Agilysys and the KeyLink Systems Distribution Business, and the industries in which it operates;

•	compared the proposed financial terms of the proposed sale of the KeyLink Systems Distribution Business with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•	compared the financial and operating performance of the KeyLink Systems Distribution Business with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of our common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses, estimates and forecasts prepared by our management relating to the KeyLink Systems Distribution Business; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

In addition, JPMorgan held discussions with certain members of our and Arrow’s management with respect to certain aspects of the sale of the KeyLink Systems Distribution Business, and the past and current business operations of Agilysys and the KeyLink Systems Distribution Business, the financial condition and future prospects and operations of Agilysys and the KeyLink Systems Distribution Business, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

In giving its opinion, JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with it by us or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did JPMorgan evaluate the solvency of our company, Agilysys Canada, Arrow, Arrow Electronics Canada Ltd. or Support Net, Inc. under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, JPMorgan assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by our management as to the expected future results of operations and financial condition of the KeyLink Systems Distribution Business to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan also assumed that the sale of the KeyLink Systems Distribution Business and the other transactions contemplated by the asset purchase agreement will be consummated as described in the asset purchase agreement. JPMorgan also assumed that the representations and warranties made by us, Agilysys Canada, Arrow, Arrow Electronics Canada Ltd. and Support Net, Inc. in the asset purchase agreement and related agreements were and will be true and correct in all ways material to JPMorgan’s analysis, and that we will have no exposure under any indemnification obligations contained within the asset purchase agreement or the related documents in any amount material to its analysis, and that the purchase price adjustments set forth in the asset purchase agreement will not result in any adjustment to the consideration that is material to JPMorgan’s analysis. JPMorgan is not legal, regulatory or tax experts, and relied on the assessments made by our advisors with respect to such issues. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the sale of the KeyLink Systems Distribution Business will be obtained without any adverse effect on us.

JPMorgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of the opinion. Subsequent developments may affect JPMorgan’s opinion and JPMorgan does not have any obligation to update, revise, or reaffirm its opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received by Agilysys and Agilysys Canada in the proposed sale of the KeyLink Systems Distribution Business and JPMorgan expresses no opinion as to the fairness of the proposed sale of the KeyLink Systems Distribution Business to, or any consideration received in connection therewith by the holders of any class of securities, creditors or other constituencies of ours or as to the underlying decision by Agilysys and Agilysys Canada to engage in the transaction. JPMorgan expressed no opinion as to the price at which our common stock will trade at any future time.

Summary of JPMorgan’s Analysis

In connection with its opinion, JPMorgan performed the following financial analyses:

•	Comparable company trading multiples analysis;

•	Precedent transaction multiples analysis; and

•	Discounted cash flow analysis.

For the comparable company trading multiples analysis and precedent transaction multiples analysis, JPMorgan used summary financial estimates prepared by our management, which we refer to as the management projections, public filings, press releases, market data, and equity research reports. The discounted cash flow analysis was prepared using two cases based on our management’s projections. All market data used by JPMorgan in its analyses was as of the close of trading on December 29, 2006.

The following paragraphs summarize but do not purport to be complete descriptions of the analyses JPMorgan performed. The preparation of a fairness opinion is a complex process and does not lend itself to partial analysis or summary descriptions. Accordingly, the following summary of the analyses performed by JPMorgan must be considered in its entirety, as selecting portions of the analyses performed by JPMorgan could create an incomplete view of the process or assumptions underlying JPMorgan’s analyses and opinion. In arriving at its opinion, JPMorgan considered all of the financial analyses that it performed and did not attribute any particular weight to any individual analysis or factor that it considered or reach any specific conclusion with respect to any individual analysis. Rather, JPMorgan made its determination as to the fairness to Agilysys and Agilysys Canada, from a financial point of view, on the basis of JPMorgan’s experience and professional judgment after considering the results of all of the analyses performed by it. Analyses that are based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors.

Accordingly, the forecasts and analyses made or used by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that JPMorgan used in providing its opinion.

Comparable Company Trading Multiples Analysis

Using publicly available information, JPMorgan examined the trading values of selected companies involved in enterprise computer products and services distribution that it deemed to be comparable in operations to the KeyLink Systems Distribution Business. JPMorgan calculated a range of implied value for the KeyLink Systems Distribution Business based on the ratio of firm value to estimated calendar year 2007 earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, and the ratio of firm value to estimated calendar year 2007 revenues. JPMorgan calculated the firm value of each of those companies by first adding the sum of the company’s long-term and short-term debt to the sum of the market value of such company’s common equity, the book value of such company’s preferred stock and the book value of such company’s minority interest, and then subtracting from that result such company’s cash and cash equivalents. JPMorgan also calculated the ratio of firm value to EBITDA and ratio of firm value to revenues for Agilysys. For the comparable companies and our company, estimated EBITDA and revenues were based on consensus equity research estimates.

JPMorgan determined that the following companies were relevant to an evaluation of the KeyLink Systems Distribution Business based on JPMorgan’s view of the comparability of the operating and financial characteristics of these companies to the KeyLink Systems Distribution Business:

•	Arrow Electronics, Inc.;

•	Avnet, Inc.;

•	Ingram Micro Inc.;

•	Tech Data Corporation;

•	ScanSource, Inc.;

•	SYNNEX Corporation; and

•	Bell Microproducts Inc.

JPMorgan calculated a range of implied value for the KeyLink Systems Distribution Business by applying ranges of multiples derived from this analysis to the management projections of estimated 2007 revenues and estimated 2007 EBITDA. A range of multiples of 0.20x to 0.25x was applied to the estimated 2007 revenue projections and a range of multiples of 5.0x to 6.5x was applied to the estimated 2007 EBITDA projections. This analysis indicated approximate firm values for the KeyLink Systems Distribution Business ranging from $300 million to $375 million based on estimated 2007 revenues and $400 million to $520 million based on estimated 2007 EBITDA. The $485 million purchase price was greater than the range of approximations of firm value for the KeyLink Systems Distribution Business based on the multiples for estimated 2007 revenue for us and was within the range based on the multiples for estimated 2007 EBITDA. JPMorgan also noted that the company expects to receive estimated after-tax proceeds of $340 million, although since the comparable companies trading multiples analysis does not take into account the tax consequences of the sale to Agilysys, the estimated after-tax proceeds of $340 million are not directly comparable to the approximate firm values noted above.

Precedent Transaction Multiples Analysis

Using publicly available information, JPMorgan examined the following selected transactions involving companies in the enterprise computer products and services distribution industry.

Announcement Date	Acquirer	Target

11/06/2006	Avnet, Inc.	GE Access Distribution
10/04/2006	Arrow Electronics, Inc.	Alternative Technology, Inc.
10/27/2005	Arrow Electronics, Inc.	DNSint.com
09/27/2004	Ingram Micro Inc.	Tech Pacific AG
05/24/2004	Arrow Electronics, Inc.	Disway AG
02/06/2003	Tech Data Corporation	Azlan Group PLC
09/18/2000	Arrow Electronics, Inc.	MOCA
03/02/2000	Avnet, Inc.	Savoir Technology Group Inc.

JPMorgan calculated the transaction value in the selected transactions as multiples of Latest Twelve Month (“LTM”) revenues and LTM EBITDA based on public filings, press releases and equity research reports. As none of these acquisition targets were publicly traded companies at the time of the acquisition, the transaction value used by JPMorgan in its analysis was the announced purchase price, where publicly available. JPMorgan noted that the merger and acquisition transaction environment varies over time. JPMorgan also noted that no transaction reviewed by JPMorgan was directly comparable to the proposed sale of the KeyLink Systems Distribution Business and that, accordingly, its analysis involved complex considerations and judgments concerning differences in financial and operating characteristics of the KeyLink Systems Distribution Business relative to the targets in the selected transactions and other factors that would affect the acquisition values in the precedent transactions.

JPMorgan determined that the ratio of the firm value to the LTM revenues and the ratio of the firm value to the LTM EBITDA for the target companies ranged from 0.20x to 0.25x for estimated 2006 revenues and 4.5x to 6.0x for estimated 2006 EBITDA. These multiples indicated approximate firm values for the KeyLink Systems Distribution Business ranging from $290 million to $360 million based on estimated 2006 revenue and $340 million to $450 million based on estimated 2006 EBITDA. The $485 million purchase price was greater than the range of approximations of firm value for the KeyLink Systems Distribution Business based on the multiples for LTM revenues and based on the multiples of LTM EBITDA. JPMorgan also noted that the company expects to receive estimated after-tax proceeds of $340 million, although since the precedent transaction multiples analysis does not take into account the tax consequences of the sale to Agilysys, the estimated after-tax proceeds of $340 million are not directly comparable to the approximate firm values noted above.

Discounted Cash Flow Analysis

JPMorgan conducted a discounted cash flow analysis to calculate a range of implied value for the KeyLink Systems Distribution Business. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of one or more future cash payments from the asset, which we refer to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, and the opportunity cost of capital and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

JPMorgan performed its discounted cash flow analysis using two cases based on our management’s projections using March 31, 2007 as the valuation date. The second case, which we refer to as the sensitivity case, incorporated certain adjustments to our management’s projections to incorporate certain risks that could potentially adversely impact the future operations and business performance of the KeyLink Systems Distribution Business. The projections for both cases consisted of detailed financial projections for fiscal years 2008 through 2012 and extensions of those projections for fiscal years 2013 through 2017. Using discount rates ranging from 14.0% to 16.0%, JPMorgan calculated a range of present values for the future unlevered free cash flows that the KeyLink

Systems Distribution Business is expected to generate, based upon both cases. The discount rates utilized were chosen based upon an analysis of the cost of capital for the KeyLink Systems Distribution Business. The terminal value for the KeyLink Systems Distribution Business was calculated using perpetuity growth rates ranging from negative 1.5% to positive 1.5%. The discounted cash flow analysis indicated approximate firm values for the KeyLink Systems Distribution Business ranging from $355 million to $430 million based on management’s projections and $265 million to $320 million based on the sensitivity case. The $485 million purchase price was greater than the range of approximations of firm value for the KeyLink Systems Distribution Business based on both cases. Since a discounted cash flow analysis measures after-tax value, JPMorgan also compared the estimated after-tax proceeds of approximately $340 million to the range of firm values calculated and found that the estimated after tax proceeds were less than the approximations of firm value for the management projections and greater than the approximations of firm value for the sensitivity case.

JPMorgan’s opinion was one of many factors that our board of directors considered in making its determination to recommend that our shareholders approve the sale of the KeyLink Systems Distribution Business. You should not view the analyses of JPMorgan as a determination of the opinion of our board of directors with respect to our value.

Our board of directors selected JPMorgan to render its opinion in connection with the sale of our Keylink Systems Distribution Business because of JPMorgan’s reputation as an internationally recognized investment banking and advisory firm with substantial experience in transactions similar to the sale of our Keylink Systems Distribution Business and because JPMorgan is familiar with us and our business. Our board of directors did not limit the investigations made or the procedures followed by JPMorgan in giving its oral or written opinion.

JPMorgan will receive a fee of $9,700,000 from us for its services as our financial advisor, a portion of which was paid upon delivery of its fairness opinion and a substantial portion of which it will receive upon consummation of the transaction. In addition, we have agreed to indemnify JPMorgan and its affiliates from and against certain liabilities arising from its engagement as our financial advisor, including liabilities under securities laws, and, subject to limited exceptions, to reimburse JPMorgan and its affiliates for all reasonable expenses incurred by them in investigating, preparing or defending any action or proceeding arising out of its provision of services as our financial advisor. In addition, we have agreed to reimburse JPMorgan for its reasonable expenses incurred by it in connection with its provision of services to us, including reasonable fees of outside counsel and other professional advisors. JPMorgan and its affiliates have performed in the past, and may continue to perform, certain services for us, Arrow and our and Arrow’s respective affiliates, all for customary compensation, including acting as co-managing underwriter of an offering of common stock of Arrow in 2004. JPMorgan’s commercial bank affiliate is a lender to us and is agent bank on Arrow’s credit facility. In the ordinary course of its businesses, JPMorgan and its affiliates may actively trade our and Arrow’s debt and equity securities for its own account or for the accounts of its customers and, accordingly, it may at any time hold long or short positions in such securities.

Proceeds From the Sale of the KeyLink Systems Distribution Business

With all remaining portions of long-term debt retired in August 2006, Agilysys became debt-free for the first time in more than 30 years. As of December 31, 2006, the company had $101 million in cash on hand. With operating cash flows and the net proceeds from the sale of the KeyLink Systems Distribution Business, the company expects to have approximately $440 million in cash on hand at close.

The company plans to use the net proceeds over the short and medium term for: (i) the return of cash to shareholders through a self-tender offer, (ii) investment in the growth of the IT Solutions Business, both organically and through acquisition, and (iii) for general corporate purposes. The repurchase of the shares is a significant short-term use of proceeds to be executed as soon as reasonably practicable after the close of the transaction. Use of the proceeds for investment in the business will be ongoing over the short to medium term both as new headcount is added and new products and services are developed. Acquisitions will be continually pursued and proceeds will be used to finance acquisitions.

•	Issuer Self-Tender Offer As soon as reasonably practicable following the completion of the proposed sale of the KeyLink Systems Distribution Business, we intend to purchase up to six million common shares in an estimated $100 million self-tender offer. The ultimate number of shares and dollar value of the self-

tender offer will be dependent on the stock price and market conditions at the time. You should be aware that, although we expect to commence the self-tender offer as soon as reasonably practicable following the closing, it is possible that we will not commence the self-tender offer or the cash payment we expect to offer could be substantially less than we currently anticipate due to unanticipated events or circumstances. Reasons for the self-tender offer include:

•	The self-tender offer will provide a liquidity event for those shareholders who would like to exit the stock or realize liquidity for all or a portion of their ownership;

•	The self-tender offer will provide the opportunity for those shareholders who choose not to tender to increase their proportionate ownership;

•	It also provides a tax-efficient mechanism to quickly distribute a significant portion of the proceeds from the sale of the KeyLink Systems Distribution Business;

•	Agilysys management and directors will not tender their shares into the self-tender offer; and

•	The self-tender offer is a strong signal from the Agilysys board of directors that they are confident in the company’s ability to execute our strategy to focus exclusively on selling IT solutions.

•	Funding Organic Growth

•	We plan to hire additional resources to expand our geographical reach.

•	We will have the increased financial flexibility to continue investing in the IT Solutions Business.

•	We plan to continue enhancing our offerings through the addition of new products and services that will further complement our competitive position.

•	We will develop intellectual assets in the form of software and services that are higher up the value scale, and for which we will be financially rewarded.

•	Acquisitions

•	The company intends to grow sales from approximately $500 million to $1 billion within two years and to $1.5 billion in three years. Much of this growth will come from acquisitions. These acquisitions are expected to lead to improved operating margins, profitability, market penetration and long-term shareholder value.

•	The current landscape of resellers, not only in North America but elsewhere in the world, offers excellent opportunities for Agilysys to grow through acquisitions. This market is fragmented and consists of many small and medium-sized private companies.

•	The company will consider companies that have larger or different footprints than Agilysys has acquired in the past. Previously, acquisition opportunities were limited due to the potential conflict with the KeyLink Systems Distribution Business reseller partners that the acquisitions would have created. As a result, all Agilysys acquisitions to date have been carefully selected to create minimal conflict. With the divestiture of KeyLink Systems Distribution Business, this conflict no longer will exist. This will significantly increase the number and size of companies available for Agilysys to acquire.

•	Management is confident in its ability to not only identify, but purchase established, high-quality companies at an acceptable price and to effectively integrate them with managed risk.

•	General Corporate Purposes

•	The company intends to use proceeds for, among other operating and financial activities, paying its 3-cent quarterly, or 12-cent annual, dividend per share.

Our Operations Following the Sale of the KeyLink Systems Distribution Business

Overview

Focusing solely on its IT Solutions Business, Agilysys annual revenues will be approximately $470 million immediately following the divestiture of the KeyLink Systems Distribution Business, with gross margins in excess of 20%.

Agilysys will continue to grow as one of the largest providers of innovative IT solutions to corporate and public-sector customers, with special expertise in select vertical markets, including retail and hospitality. The company operates extensively throughout North America, with additional sales offices in the United Kingdom and China. The IT Solutions Business will be a leading provider of:

•	Enterprise storage and server hardware, software and service solutions to corporations and public-sector customers;

•	Retail solutions to the supermarket, chain drug and general retail segments of the retail industry;

•	Fully integrated solutions designed exclusively for the hotel, casino, resort, and conference center segments of the hospitality industry; and

•	Professional services to complement and support the system solutions we provide. These services include consulting, technical and integration services for customers in a variety of industries. Our expanding service capabilities are one of the keys to our ongoing success as a complete solution provider.

Our Strengths

Our many strengths — the greatest of which are the quality, experience and expertise of our people — underlie our position as a leading provider of innovative IT solutions. These strengths allow us to deliver knowledge, products and services that solve our customers’ challenges. They also enable our company to drive technology innovation in the markets we serve.

•	Our employees’ track record as highly trained technical experts and trusted advisors results in strong and enduring relationships with our customers. Our employees have the experience and knowledge — of the industry, technology, marketplace and customer — to evaluate, develop and implement solutions that are just right for the customer’s needs. These relationships, in turn, improve our ability to understand our customers’ IT environments, provide solutions to their needs and respond quickly to market trends.

•	Our expertise in a broad range of industries — including manufacturing, finance, healthcare, education, government and transportation — helps us provide comprehensive solutions that help improve our customers’ productivity, performance and profitability in each of those industries.

•	Our unique ability to serve specific vertical markets positions us as a leading provider of solutions that enhance efficiency and improve the shopping experience in the retail industry, and a leader in application software and services that streamline management of operations, property and inventory in the hospitality industry.

•	We have the ability to execute quickly and expertly. Our quick responsiveness, effective solutions and timely implementation enable us to deliver outstanding results and create long-standing relationships with customers. Recently, Agilysys was recognized in VARBusiness, a trade publication serving the IT solution provider community, as “VAR of the Year” for 2006 in the Services Delivery category. The award recognizes the company for its wide variety of experience, technology skills and breadth of offerings that scale to fit customers’ needs, along with the company’s ability to deliver end-to-end solutions, from presales consulting to implementation.

•	Our strategically expanded range of solutions, both through acquisitions and the development and refinement of new and existing products and services, allows us to enhance the value we provide. We have a strong track record of successfully integrating the business and operating strengths of our acquisitions, which complement our capabilities and help diversify our products and services for a more complete, innovative solution.

•	We have built strong relationships with leading suppliers and have benefited from their strong market positions and growth. For each major supplier we work with, we are among their leading solution providers. This status is one of the main reasons customers choose us, because they know we have the expertise to develop effective solutions that incorporate the best available technology from the best suppliers.

•	We have financial flexibility and a strong balance sheet enabling us to grow the company both organically and through strategic acquisitions. Our financial position allows us to be a more complete and permanent provider of solutions for our customers. They know we will be here to serve their needs over the long term.

Capabilities & Solutions

Agilysys provides innovative IT solutions by drawing from the capabilities below. Varying combinations of these capabilities are included in tailored solutions that address specific needs such as improving the experience of the end-user customer, simplifying the IT environment, driving productivity, enhancing security, reducing costs and more. Our strong and broad-based portfolio
of professional services complement and support the systems	Technology	Retail	Hospitality	Professional
solutions we provide across all of our areas of expertise.	Solutions(1)	Solutions(2)	Solutions(3)	Services(4)

High Availability Assist with the elimination of costly planned downtime, reduce unplanned outages and provide 24/7 non-stop computing functionality.	●	●	●	●
Information Storage and Protection Address both current and future data protection needs to ensure optimal data management and availability.	●	●	●	●
IT Management Transform an IT organization into a service provider aligned with business needs through our tailored consulting and implementation services.	●	●	●	●
IT Implementation Plan, install and configure new technology with limited disruption to the IT environment.	●	●	●	●
Consolidation/Virtualization Simplify existing IT infrastructure with less replication and lower costs of technology ownership, all leading to optimal efficiency.	●	●	●	●
Document Management Increase productivity through efficient access to business-critical documents, eliminate paper storage space and facilitate compliance with government regulations.	●	●	●	●
Property Management Automate and integrate every aspect of hotel operations from reservations and credit card processing to accounting and housekeeping.			●	●
Materials Management Enable hotel and resort customers to track their entire inventory and replenish food, beverage and other perishable inventory via e-commerce.			●	●
Mobility and Wireless Increase the speed and accessibility of customer transactions along with enhancing employee productivity through our combination of consulting, products and services.	●	●	●	●
Point-of-Sale Provide new systems that are customized and tested, to improve customer satisfaction and in-store profitability.		●	●	●
Self-Service
State-of-the-art technology and consultation that is designed to increase the convenience and speed of purchases, check-in/check-outs and information requests while helping our customers reduce the costs of these transactions.	●	●	●	●
Industry Experience Help apply innovative IT solutions that will quickly provide value and allow customers to focus on their core businesses.	●	●	●	●

(1)	Technology Solutions — Our nationwide sales and technical support organization delivers mission-critical infrastructure solutions, including the latest technology from leading suppliers along with consulting and support from our own team, to develop and maintain secure IT operations.

(2)	Retail Solutions — We provide custom consulting, hardware, software and services for our retail customers, using a diagnostic approach to design solutions via comprehensive implementation plans and the ongoing evaluation of retail technology systems.

(3)	Hospitality Solutions — In addition to using our proprietary software, most major casinos and destination resorts in the U.S. use Agilysys in the design, implementation and support of property management systems.

(4)	Professional Services — Our portfolio of professional services includes consulting, technical and integration services for customers in a variety of industries.

Growth Opportunities and Strategy

By taking advantage of its market opportunities for growth via acquisitions and organically, the company intends to more fully leverage its industry-recognized operational savvy and customer service excellence, coupled with its demonstrated financial discipline, to deliver on the following newly projected performance goals:

•	Grow sales from approximately $500 million to $1 billion within two years and to $1.5 billion in three years. Much of this growth will come from acquisitions;

•	Target gross margins in excess of 20%;

•	Target earnings before interest, taxes, depreciation and amortization (“EBITDA”) margins of 6% within three years; and

•	The company continues to target long-term return on capital of 15%, although in the near term, return on invested capital will be diluted due to acquisitions and legacy costs.

Market Opportunities

Within the IT industry in which Agilysys operates, product sets include enterprise servers, data storage hardware, systems infrastructure software, networking equipment and IT services related to the implementation and support of these systems. IDC and other researchers estimate North American spending in these product sets was $211 billion in 2005, and is projected to grow to $272 billion by 2010.

The IT Solutions Business, with $470 million in revenues, is currently among the largest solution providers in the industry. From fiscal 2003 to 2006, the sales of IT solutions to end users increased from $276.7 million to $470 million or a compound annual growth rate (CAGR) of 19%, which includes acquisitions. The CAGR for the solutions segment of the IT industry was approximately 6% from 2003 to 2006 (Source: IDC).

Organic Growth

With its current financial flexibility and strong balance sheet, combined with the proceeds of the sale of the KeyLink Systems Distribution Business, the company has the means to continue investing in the business through organic growth as well as through acquisitions. Agilysys plans to continue enhancing its offerings organically through the development of products and services that will further differentiate its competitive position. The company’s ongoing goal will be to develop intellectual assets in the form of products and services that are higher up the value scale, and for which Agilysys will be financially rewarded.

Acquisition Strategy

Agilysys continues to broaden its offering through the acquisition of products and services that help provide a differentiated competitive position. The company evaluates any prospective acquisition based on its potential to accelerate growth by expanding the Agilysys customer base, extending its reach into new markets, expanding its offering of proprietary services to select industry vertical markets, or broadening the range of solutions that the company offers. Agilysys requires any acquisition to improve the company’s financial performance within a reasonable period of time and create value for shareholders. Management is confident in its ability to identify and purchase established, high-quality companies at an acceptable price and to effectively integrate them with minimal risk.

Both organic growth and additional acquisitions are expected to contribute significantly to the company’s achievement of its stated goals of revenue growth, improved gross margins and greater return on capital over the next three years. Following the divestiture, Agilysys will have a strong balance sheet with significant financial flexibility to quickly take advantage of its opportunities to enhance and differentiate its product and services offerings, broaden the customer base and expand its markets, while increasing shareholder value. As demonstrated by the company’s successful track record and strategic transformation over the past four years, the board of directors and management team will continue to focus on growing shareholder value by again redeploying the asset base to deliver additional sustainable value to shareholders.

Shareholder Approval of the Sale of the KeyLink Systems Distribution Business

We are organized under the corporate laws of the State of Ohio. Under Section 1701.76 of the ORC, the sale by us of “all or substantially all” our assets requires approval by the affirmative vote of the holders of two-thirds of the voting power of our outstanding common shares on the record date. The Ohio statute does not define the phrase “all or substantially all” and, since we are retaining material on-going businesses and assets after the proposed asset sale, the meaning of the phrase is not entirely clear in this context. In light of this uncertainty, we are seeking approval of our shareholders of the proposed asset sale. The asset purchase agreement provides that if our shareholders fail to approve the proposed asset sale, either party may terminate the asset purchase agreement. The asset purchase agreement also provides that obtaining such approval is a condition to each of us and Buyers being obligated to consummate the asset sale.

No Changes to the Rights of Security Holders

Our shareholders will not experience any change in their rights as shareholders as a result of the sale of the KeyLink Systems Distribution Business.

Dissenters’ Rights of Appraisal

Under Ohio law, if you do not vote for the sale of the KeyLink Systems Distribution Business and comply with the other statutory requirements of the ORC, you may elect to receive the fair cash value of your shares. Fair cash value: (i) will be determined as of the day prior to the special meeting, (ii) will be the amount a willing seller and willing buyer would accept or pay with neither being under compulsion to sell or buy, (iii) will not exceed the amount specified in the shareholder’s written demand, and (iv) will exclude any appreciation or depreciation in market value resulting from anticipation of the sale of the KeyLink Systems Distribution Business.

The following is a description of the steps you must take to perfect your dissenters’ rights under Ohio law. This summary does not purport to contain all of the information that may be important to you. You should read carefully the provisions of Section 1701.85 of the ORC, which is reproduced in full as Annex C to this proxy statement.

•	You Must be a Record Holder of Common Shares on the Record Date. You must be the record holder of common shares on January 31, 2007.

•	You Must Not Vote in Favor of the Sale of the KeyLink Systems Distribution Business. You must not vote your common shares in favor of the proposal to approve the sale of substantially all the assets of the KeyLink Systems Distribution Business. You are not required to vote against the proposal, but if you vote in favor of the proposal you will lose your right to exercise dissenters’ rights.

•	You Must Make Written Demand for Fair Cash Value. You must make written demand on Agilysys for payment of the fair cash value of your common shares not later than 10 days after the vote is taken at the special meeting. Agilysys will not notify shareholders of the expiration of this 10-day period. VOTING AGAINST THE PROPOSAL TO APPROVE THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE KEYLINK SYSTEMS DISTRIBUTION BUSINESS DOES NOT CONSTITUTE THE DEMAND FOR PAYMENT REQUIRED BY OHIO LAW. The written demand must include your name, address, the number of common shares on which you seek relief and the amount you claim as the fair cash value of those shares. The written demand should be addressed to Agilysys, Inc., 6675 Parkland Boulevard, Solon, Ohio 44139, Attention: VP and Corporate Counsel. This demand must be received by Agilysys on or before the 10th day after the vote at the special meeting. No further notices will be given regarding this deadline. Since actual receipt by Agilysys is required, if you choose to mail your demand you might wish to consider using registered or certified mail, return receipt requested.

•	You Must Deliver Your Share Certificates to Us for Legending if We So Request. We may send you a request at the address listed on your written demand asking you to deliver your common share certificates for legending. If we make such a request, you must deliver your common share certificates to us within 15 days of our sending our request. We may then endorse your certificates with a legend indicating that you demanded fair cash value for the common shares represented by the certificates. Once this endorsement is made, we must promptly return your certificates. If a request is made and you fail to deliver your certificates within this 15-day period, you will lose your rights as a dissenter at our option. To exercise this option, we must send you notice of the termination of your dissenters’ rights within 20 days after the lapse of the 15-day period. If we exercise this right you will lose your dissenters’ rights unless a court for good cause determines otherwise.

•	You Must File a Petition in Court if You and Agilysys Cannot Agree on the Fair Cash Value of Your Shares. If you and Agilysys cannot agree on a fair cash value for your common shares, you may, within three months after the service of your written demand letter, file a complaint or join another complaint in the Court of Common Pleas of Cuyahoga County, Ohio. Failure to file such a complaint or join such a complaint within the three-month period will result in termination of your dissenters’ rights. If such a suit is commenced, the court will determine if you are entitled to be paid fair cash value and, if so, the court may appoint one or more appraisers to recommend a decision on the fair cash value of your shares to the court. If a final fair cash value determination is made by the court or agreed upon by you and Agilysys, and you follow the procedures in Section 1701.85 of the ORC, then Agilysys will pay such fair cash value to you within 30 days after such determination or agreement was made. When this payment is made you must simultaneously surrender to us, the certificates representing your common shares.

•	Your Rights as a Dissenting Shareholder. If you make such a demand and follow the procedures of Section 1701.85 of the ORC, you shall thereafter be entitled only to payment as a dissenting shareholder as provided by law and you shall not be entitled to vote or to exercise any other rights as a shareholder of Agilysys. Your right to be paid the fair cash value of your shares will cease, and your rights and status as a shareholder of Agilysys will be restored, without prejudice to any corporate proceedings which may have been taken during the interim, if any of the following events occurs:

•	Failure to comply with Section 1701.85, unless such failure is waived by the Agilysys board of directors;

•	Your demand is withdrawn with the Agilysys board of directors’ consent;

•	The sale of substantially all the assets of the KeyLink Systems Distribution Business is abandoned by the Agilysys board of directors;

•	Agilysys is enjoined or prevented from carrying out the sale of substantially all the assets of the KeyLink Systems Distribution Business;

•	Agilysys shareholders rescind their adoption of the action to effect the sale of substantially all the assets of the KeyLink Systems Distribution Business;

•	You and Agilysys cannot come to an agreement on the fair cash value of your dissenting shares and neither you nor Agilysys file suit or join in a complaint in the Court of Common Pleas of Cuyahoga County within the time period provided by Section 1701.85(B); or

•	The Court of Common Pleas of Cuyahoga County determines that you are not entitled to relief as a dissenting shareholder.

To exercise your dissenters’ rights, strict adherence to the provisions of Ohio law is required. If you think you may desire to exercise your dissenters’ rights, you should carefully review the statutory provisions attached to this proxy statement as Annex C. As in all legal matters, you would be well advised to seek the guidance of your personal attorney.

Agilysys shareholders who desire to demand their dissenters’ rights but fail to perfect or who effectively withdraw or lose the right to appraisal prior to the effective time of the sale of the KeyLink Systems Distribution Business will remain shareholders of Agilysys and will not be entitled to the fair cash value of their shares.

If you fail to comply strictly with the procedures described above, you will lose your appraisal rights. Consequently, if you wish to exercise your appraisal rights, we strongly urge you to consult a legal advisor before attempting to exercise your appraisal rights.

Regulatory Matters

The asset sale is subject to review by the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice under the HSR Act. Under the HSR Act, Agilysys and Buyers are required to make pre-acquisition notification filings and to await the expiration or early termination of the statutory waiting period prior to completing the acquisition. These filings were made on January 16, 2007.

Even after the expiration of the statutory waiting period and completion of the acquisition, either the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission could challenge, seek to block or block the acquisition under the antitrust laws as it deems necessary or desirable in the public interest. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the acquisition, before or after it is completed. We cannot be sure that a challenge to the acquisition will not be made or that, if a challenge is made, that we and Buyers will prevail.

Other than applicable U.S. antitrust laws, compliance with the applicable regulations of the Securities and Exchange Commission in connection with this proxy statement and compliance with the ORC in connection with the proposed asset sale, neither we nor Buyers are aware of any other regulatory requirements or governmental approvals or actions that may be required to consummate the sale. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the acquisition.

Accounting Treatment

The proposed sale of the KeyLink Systems Distribution Business is expected to be accounted for as a sale of assets transaction, pursuant to accounting principles generally accepted in the United States of America. At the closing of the proposed asset sale, any excess in the purchase price received by the company, less transaction expenses, over the book value of the net assets sold will be recognized as a gain for financial accounting purposes. In subsequent reporting periods, the presentation of the KeyLink Systems Distribution Business for current and prior years, including the gain on sale of its assets, will be presented as a discontinued operation for financial accounting purposes.

United States Federal Income Tax Consequences

The proposed asset sale will be a transaction taxable to us for United States consolidated federal income tax purposes. We will recognize taxable income equal to the amount realized on the sale in excess of our tax basis in the assets sold. The amount realized on the sale will consist of the cash received in exchange for the assets sold, plus the amount of liabilities assumed by Buyers. We estimate that the federal and state income taxes related to the sale of the KeyLink Systems Distribution Business to be approximately $145 million. The federal income tax portion of the total tax liability will be approximately $130 million.

Although the asset sale will result in a taxable gain to us, a portion of the taxable gain will be offset to the extent of available net operating loss carry forwards as currently reflected on our state income tax returns. The taxable gain will differ from the gain to be reported in our financial statements due to temporary tax differences and certain other differences between the tax laws and generally accepted accounting principles.

Our shareholders will experience no federal income tax consequences as a result of the consummation of the proposed sale of the assets to Buyers pursuant to the asset purchase agreement. If we engage in a self-tender offer following the closing, any tax consequences to you as a result of the self-tender offer will be described in the applicable self-tender offer documents that will be sent to shareholders describing the self-tender offer.

Voting By Our Directors and Executive Officers

As of December 1, 2006, Agilysys directors and executive officers owned of record 532,830 common shares representing approximately 1.7% of the outstanding votes of all of our common shares. We believe that each of our directors and executive officers intends to vote at the special meeting in favor of all of the proposals that shareholders are being asked to approve.

SPECIAL RISK CONSIDERATIONS YOU SHOULD TAKE INTO ACCOUNT IN DECIDING HOW TO VOTE ON THE PROPOSAL TO SELL THE KEYLINK SYSTEMS DISTRIBUTION BUSINESS

You should carefully consider the special risk considerations described below as well as other information provided to you or referenced in this document in deciding how to vote on the proposal to sell the KeyLink Systems Distribution Business. The special risk considerations described below are not the only ones facing Agilysys. Additional considerations not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following special risk considerations actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common shares could decline, and you may lose all or part of your investment.

Special Risk Considerations Regarding the Proposal to Sell the KeyLink Systems Distribution Business

If we fail to complete the sale of the KeyLink Systems Distribution Business, our business may be harmed.

We cannot assure you that the sale of our KeyLink Systems Distribution Business will be completed. As a result of our announcement of the sale of our KeyLink Systems Distribution Business, third parties may be unwilling to enter into material agreements with respect to our KeyLink Systems Distribution Business. New or existing customers may prefer to enter into agreements with our competitors who have not expressed an intention to sell their business because customers may perceive that such new relationships are likely to be more stable. If we fail to complete the proposed asset sale, the failure to maintain existing business relationships or enter into new ones could adversely affect our business, results of operations and financial condition. In addition, if we fail to complete the proposed asset sale, we will retain and continue to operate the KeyLink Systems Distribution Business as well as our IT Solutions Business and our channel conflict with our KeyLink Systems Distribution Business customers will continue. The resultant potential for loss or disaffection of one or more large KeyLink Systems Distribution Business customers would have a material, negative impact on the value of our KeyLink Systems Distribution Business.

You are not guaranteed any of the proceeds from the sale of the KeyLink Systems Distribution Business.

The purchase price for the assets of the KeyLink Systems Distribution Business will be paid directly to our company. As soon as reasonably practicable following the completion of the proposed sale of the KeyLink Systems Distribution Business, we intend to purchase up to six million common shares in an estimated $100 million self-tender offer. The ultimate number of shares and dollar value of the self-tender offer will be dependent on the stock price and market conditions at the time. You should be aware that, although we expect to commence the self-tender offer as soon as reasonably practicable following the closing, it is possible that we will not commence the self-tender offer or the cash payment we expect to offer could be substantially less than we currently anticipate due to unanticipated events or circumstances. If you decide not to tender your shares in the self-tender offer or if the self-tender offer is not commenced due to unanticipated events or circumstances, you will not receive any proceeds from the sale of the assets and you will continue to be a shareholder in our company.

Management could spend or invest the net proceeds from the sale of the KeyLink Systems Distribution Business in ways with which our shareholders may not agree, including the possible pursuit of alternative market opportunities, including acquisitions.

Our management could spend or invest the proceeds from the sale of the KeyLink Systems Distribution Business in ways with which our shareholders may not agree. The investment of these proceeds may not yield a favorable return. Furthermore, the market for our remaining businesses continues to evolve. We may face risks that may be different from the risks associated with such current businesses.

The asset purchase agreement may expose Agilysys to contingent liabilities.

Under the asset purchase agreement, we agreed to indemnify Buyers for breach or violation of any representation, warranty, covenant or agreement made by us in the asset purchase agreement and for other matters, subject to certain limitations. Significant indemnification claims by Buyers could have a material adverse effect on our financial condition. We will not be obligated to indemnify Buyers for any breach of the representations and warranties made by us under the asset purchase agreement until the aggregate amount of claims for indemnification for such breach exceeds 1% of the purchase price, or approximately $4.9 million. In the event that claims for indemnification for breach of the representations and warranties made by us under the asset purchase agreement exceed the stated threshold, we may be obligated to indemnify Buyers for any damages or loss resulting from such breach in an amount not to exceed 20% of the purchase price, or approximately $97 million. Claims for indemnification for breach of any covenant, agreement or other matter made by us in the asset purchase agreement, or for any other matter for which we have agreed to indemnify Buyers, are not subject to the limits described above.

Agilysys will be unable to compete with the KeyLink Systems Distribution Business for five years from the date of the closing.

The asset purchase agreement provides that for a period of five years after the closing, Agilysys will not compete, directly or indirectly, with KeyLink Systems Distribution Business or, without the prior written consent of Buyers, directly or indirectly, own an interest in, manage, operate, control, as a partner, shareholder or otherwise, any person that conducts the KeyLink Systems Distribution Business, subject to certain exceptions.

Special Risk Considerations Regarding the Remaining IT Solutions Business Assuming the KeyLink Systems Distribution Business is Sold

In order to achieve our stated objectives, we need to engage in a substantial acquisition program that will require successful execution and efficient integration of such acquisitions.

Following the divestiture of the KeyLink Systems Distribution Business, our acquisition strategy will be potentially larger in scope and size than our previous acquisition strategy. We cannot assure you that we will successfully manage the challenges of a more aggressive acquisition program. We may not be able to identify suitable acquisition candidates at prices we consider appropriate. If we do identify an appropriate acquisition candidate, we may not be able to successfully and satisfactorily negotiate the terms of the acquisition. Our management may not be able to effectively implement our acquisition program and internal growth strategy simultaneously. Our failure to identify, consummate or integrate suitable acquisitions could lead to a reduced rate of revenue growth, operating income and net earnings in the future. We cannot readily predict the timing, size or success of our future acquisitions.

We may not successfully integrate recent or future acquisitions.

The integration of acquisitions involves a number of risks and presents financial, managerial and operational challenges. We may have difficulty, and may incur unanticipated expenses related to, integrating management and personnel from these acquired entities with our management and personnel. Failure to successfully integrate recent acquisitions or future acquisitions could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our business could be materially adversely affected as a result of IT risks inherent in supporting a changing business.

We may not be able to successfully manage the increased scope of our operations or a significantly larger and more geographically diverse workforce as we expand. Additionally, growth increases the demands on our management, our internal systems, procedures and controls. We may be unable to successfully implement improvements to our information and control systems in an efficient or timely manner.

Initially our profitability will be dependent upon restructuring and executing planned cost savings.

The pro forma financial statements included in this proxy statement show significant operating losses for the nine month period ended December 31, 2006 and the fiscal year ended March 31, 2006. These pro forma financial statements do not reflect any planned cost savings that we expect to realize from restructuring of our overhead cost structure after the sale of the KeyLink Systems Distribution Business. If our cost reduction efforts are ineffective or our estimates of costs available to be saved are inaccurate, our revenues and profitability could be negatively impacted. We may not be successful in achieving the operating efficiencies and operating cost reductions expected from these efforts, and may experience business disruptions associated with the restructuring and cost reduction activities. These efforts may not produce the full efficiency and cost reduction benefits that we expect. Further, such benefits may be realized later than expected, and the costs of implementing these measures may be greater than anticipated. If these efforts are not successful, we intend to undertake additional cost reduction efforts, which could result in future charges.

We will be dependent on a long-term product procurement agreement with Arrow.

We have entered into a long term product procurement agreement to purchase a wide variety of products from Arrow. Our success will be dependent on competitive pricing and availability of products on a timely basis.

We are highly dependent on key suppliers and supplier program, which would continue if the KeyLink Systems Distribution Business is not sold to Arrow.

We presently depend on a small number of key suppliers. During fiscal 2006, products purchased from IBM and HP, the company’s two largest suppliers, accounted for 71% and 15%, respectively, of the company’s sales volume. After the sale is consummated, we expect to continue to have IBM and HP as large suppliers as well. The loss of either of these suppliers or a combination of certain other suppliers could have a material adverse effect on the company’s business, results of operations and financial condition. From time to time, a supplier may terminate the company’s right to sell some or all of a supplier’s products or change the terms and conditions of the supplier relationship or reduce or discontinue the incentives or programs offered. Any such termination or implementation of such changes could have a material negative impact on the company’s results of operations.

The market for our products and services is affected by changing technology and if we fail to anticipate and adapt to such changes, our results of operations may suffer.

The markets in which the company competes are characterized by technological change, new product introductions, evolving industry standards and changing needs of customers. The company’s future success will depend on its ability to anticipate and adapt to changes in technology and industry standards. If the company fails to successfully manage the challenges of rapidly changing technology, the company’s results of operations may suffer.

Market factors could cause a decline in spending for information technology, adversely affecting our financial results.

Our revenue and profitability depend on the overall demand for our products and services. Delays or reductions in demand for information technology by end users could materially adversely affect the demand for our products and services. If the markets for our products and services soften, our business, results of operations or financial condition could be materially adversely affected.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain information contained in this proxy statement that does not relate to historical information may be deemed to constitute forward-looking statements. The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe” or similar expressions identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, as amended. This proxy statement contains forward-looking statements with respect to the strategic direction, financial condition, results of operations, plans, objectives, future performance, restructuring, cost savings and business of Agilysys and its subsidiaries, the markets and industry in which our businesses participate, the proposed sale of the KeyLink Systems Distribution Business and our intent to commence an issuer tender offer. Because such statements are subject to risks and uncertainties, actual results may differ materially from historical results and those presently anticipated or projected. Shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. Among the factors that could cause actual results in the future to differ materially from any opinions or statements expressed with respect to future periods are those described under the caption “Special Risk Considerations You Should Take Into Account in Deciding How to Vote on the Proposal to Sell the KeyLink Systems Distribution Business.” Neither Agilysys nor any of its subsidiaries undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Please note that the protections afforded to us under the Private Securities Litigation Reform Act of 1995 will not apply to forward-looking statements that may be made in connection with our planned tender offer following the closing of the sale of the KeyLink Systems Distribution Business to Buyers.

THE ASSET PURCHASE AGREEMENT

The summary of the material terms of the asset purchase agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the asset purchase agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the asset purchase agreement that is important to you. We encourage you to read carefully the asset purchase agreement in its entirety.

The asset purchase agreement contains representations and warranties Agilysys and Buyers made to each other. The statements embodied in those representations and warranties were made as of specific dates and are in some cases subject to important exceptions, qualifications, limitations and supplemental information agreed to by us and Buyers in connection with negotiating the terms of the asset purchase agreement. In addition, the representations and warranties may have been included in the asset purchase agreement for the purpose of allocating risk between us and Buyers rather than to establish matters as facts. The asset purchase agreement is described herein, and included as Annex A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding us or our business. Accordingly, the representations and warranties and other provisions of the asset purchase agreement should not be read alone, and you should read the information provided elsewhere in this document and in the documents incorporated by reference into this document for information regarding Agilysys and its business.

General

Under the terms of the asset purchase agreement, Buyers have agreed to purchase substantially all the assets, and assume certain liabilities, relating to the KeyLink Systems Distribution Business. We will sell these assets for a purchase price of $485 million in cash, subject to certain adjustments described below.

The Business

The KeyLink Systems Distribution Business consists of assets related to our business, as presently conducted, of distributing computer technology products through our solution partner and reseller channel, which is operated by our KeyLink Systems Distribution Business.

Assets to be Sold

The asset purchase agreement provides that the following assets will be sold to Buyers (the “Purchased Assets”):

•	All rights in respect of certain leased real property together with all leasehold interests and improvements and all fixtures, machinery, installations and equipment attached to or located on the real property;

•	All rights in respect of certain owned real property together with all appurtenances thereto and all fixtures, machinery, installations and equipment attached thereto or located thereon;

•	Certain furniture, fixtures, improvements, supplies, computers, machinery equipment and other tangible personal property, and additions thereto;

•	Certain marks, trade secrets and copyrights together with all of our rights to recover for infringement of the marks, trade secrets and copyrights;

•	All inventories of the KeyLink Systems Distribution Business, including all products, supplies and packaging materials;

•	Customer lists, customer files, and sales literature used exclusively for the KeyLink Systems Distribution Business;

•	Certain prepaid expenses, prepaid deposits, retainers, customer deposits, credits, advances, and security deposits of ours in respect of the KeyLink Systems Distribution Business;

•	All of our rights and interest as of the closing in and to all the contracts utilized exclusively in connection with the KeyLink Systems Distribution Business, including contracts relating to suppliers and customers, open purchase orders, and open sales orders;

•	All books, records, files and papers, whether in hard copy or computer format, of ours to the extent they contain information relating exclusively to the KeyLink Systems Distribution Business, or any of the employees of the KeyLink Systems Distribution Business;

•	All accounts and notes receivable and other claims for money due us in existence as of the closing date which have been generated by the KeyLink Systems Distribution Business in the ordinary course of business other than (i) any accounts receivable subject to any third-party collection procedures or any other actions or proceedings, (ii) any accounts receivable related to contracts of customers of the KeyLink Systems Distribution Business for the purchase of products from the KeyLink Systems Distribution Business that have terminated prior to the closing date, or (iii) any income and other tax credits or refunds;

•	Software and other copyrightable subject matter that is used exclusively in the KeyLink Systems Distribution Business; and

•	All rights in respect of tangible personal property leases of the KeyLink Systems Distribution Business.

Assets to be Retained

Notwithstanding the foregoing, the following of our assets will not be sold to Buyers (the “Retained Assets”):

•	All cash on hand and checks received pending collection as of the close of business on the closing date, notes, bank deposits, certificates of deposit, marketable securities and other cash equivalents, including but not limited to, the consideration payable to us under the asset purchase agreement in respect of the purchase price;

•	All income and other tax credits, all tax refund claims and all bankruptcy or creditors’ rights claims;

•	All our rights under the asset purchase agreement and the other agreements executed and delivered pursuant to the asset purchase agreement;

•	All our rights to our marks, trade secrets and copyrights and applications, and software and other intellectual property rights, other than those contained in the Purchased Assets, together with any goodwill associated therewith;

•	All capital stock of, or ownership interest in, any entity;

•	All books, records, files and papers, whether in hard copy or computer format, that we are required to retain, containing information relating to any of our employees other than employees of the KeyLink Systems Distribution Business or any business or activity of ours or our affiliates not relating exclusively to the KeyLink Systems Distribution Business, or relating to any income tax credit, bankruptcy or creditors’ rights claims or other credit;

•	Our minute books, stock transfer books and corporate seals and any other of our books and records relating to the Retained Assets or Retained Liabilities (as defined below);

•	Insurance policies carried by or covering us and all credits or other amounts due to become due on account of or with respect to such policies;

•	All our accounts receivable not generated by the KeyLink Systems Distribution Business;

•	All rights and interests in and under our benefit plans;

•	All our rights under all contracts and agreements to which we are a party that are not within the Purchased Assets;

•	All our real property and leasehold interests not contained in the Purchased Assets and the inventory machinery, equipment and tangible assets located thereat and not otherwise contained in the Purchased Assets;

•	All claims, causes of action, choses in action, rights of recovery and rights of set off of any kind against any person arising out of events prior to the closing which do not relate to or arise out of the Purchased Assets or the Assumed Liabilities (as defined below); and

•	All our other assets not specifically included in the Purchased Assets.

Liabilities to be Assumed

The asset purchase agreement provides that Buyers will assume and agree to pay, perform and discharge when due and indemnify and hold us harmless against the following liabilities of ours incurred exclusively in connection with the KeyLink Systems Distribution Business (“Assumed Liabilities”):

•	All accounts payable and accrued expenses relating to the KeyLink Systems Distribution Business incurred in the ordinary course of business to the extent reflected or reserved against in the audited balance sheet that is delivered as part of closing, other than disputed payables or any retained benefit plan;

•	All pre- and post-closing obligations under all contracts used exclusively in connection with the KeyLink Systems Distribution Business, except for any pre-closing liabilities arising from any material breach by us;

•	All liabilities and obligations that arise after the closing with respect to or relating to the Purchased Assets, other than the Retained Liabilities (as defined below);

•	Any liability under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar law to which employees of the KeyLink Systems Distribution Business that are hired by Buyers are entitled in connection with the transactions contemplated by the asset purchase agreement;

•	Certain liabilities to and obligations to employees of the KeyLink Systems Distribution Business that arise from or are based on events prior to closing; and

•	All product liability claims relating to the KeyLink Systems Distribution Business for which Buyers receive reimbursement or indemnification by a supplier of the KeyLink Systems Distribution Business.

Liabilities to be Retained

Other than the Assumed Liabilities, all of our liabilities will be retained by us (“Retained Liabilities”). Retained Liabilities include:

•	Our liabilities and obligations under the asset purchase agreement and the other agreements and instruments delivered by us under the asset purchase agreement;

•	Obligations to pay fees or expenses incurred in connection with the asset purchase agreement (other than certain obligations);

•	Our liability for severance or termination pay to which employees of the KeyLink Systems Distribution Business may become entitled in connection with the transactions contemplated by the asset purchase agreement;

•	Except as otherwise provided in the asset purchase agreement, liabilities and obligations under our “change of control” agreements with any employees of the KeyLink Systems Distribution Business, and relating to the vesting of participants and beneficiaries accounts under our retirement plans;

•	Except as otherwise provided in the asset purchase agreement, liabilities or obligations with respect to employees of the KeyLink Systems Distribution Business that accrued or arose prior to closing of the asset sale;

•	Liabilities and obligations for taxes relating to the KeyLink Systems Distribution Business for periods or portions thereof ending on or prior to the closing date, and all liabilities for deferred taxes;

•	All actions or proceedings pending against Sellers or relating to the KeyLink Systems Distribution Business prior to the closing date, other than assumed litigation;

•	All retained environmental liabilities;

•	All obligations with respect to the KeyLink Systems Distribution Business for repair or replacement of, or refund for, damaged, defective or returned goods sold by us prior to the closing date;

•	All liabilities with respect to the KeyLink Systems Distribution Business arising out of claims of third parties for damage or injury suffered as the result of defective products sold by us prior to the closing date; and

•	All liabilities with respect to the City of Solon, Enterprise Zone Agreement, dated April 20, 1998.

Purchase Price

Under the terms of the asset purchase agreement, Buyers have agreed to purchase substantially all the assets, and assume certain liabilities, relating to the KeyLink Systems Distribution Business. We will sell these assets for a purchase price of $485 million in cash, subject to certain purchase price adjustments described below.

At the closing, Buyers will deliver to us the purchase price paid in cash.

Purchase Price Adjustment

A dollar-for-dollar increase or decrease to the purchase price will occur if the closing net working capital is greater than or less than (i) the greater of 11% of revenues of the KeyLink Systems Distribution Business for the three month period ending on the closing date or $32 million, if the closing date is March 31, 2007, (ii) the greater of 14% of revenues of the KeyLink Systems Distribution Business for the three month period ending on the closing date or $38 million, if the closing date is April 30, 2007, or (iii) the greater of 11% of revenues of the KeyLink Systems Distribution Business for the three month period ending on the closing date or $32 million, if the closing date is May 31, 2007. All revenue amounts will be calculated in accordance with generally accepted accounting principles. Net working capital means the difference in value between current assets contained in the Purchased Assets and the current liabilities included in the Assumed Liabilities. Within 60 days after the closing date, we will prepare and deliver to Buyers a statement containing the net working capital as of the closing date, prepared in accordance with generally accepted accounting principles in a manner consistent with our historical internal accounting practices and on a basis consistent with the unaudited balance sheet of the KeyLink Systems Distribution Business. If there are disagreements with the net working capital statement, the asset purchase agreement contains a dispute resolution mechanism under which PricewaterhouseCoopers will resolve the dispute.

The purchase price may also be reduced in the event that KeyLink Systems Distribution Business customer contracts for the purchase of products have terminated after execution but prior to the closing date or, as of the closing date if Oracle has not consented to the transaction. In that event the purchase price will be reduced by an amount equal to the product of (x) the amount by which the sum of (a) the sales to such pre-closing lost customers during the twelve-month period ending September 30, 2006 and (b) sales of Oracle products during the twelve month period ending September 30, 2006, exceeds $200 million, multiplied by (y) 0.35.

Closing

The closing of the asset sale will be held at 10:00 a.m. at the offices of Milbank, Tweed, Hadley & McCloy, LLP, One Chase Manhattan Plaza, New York, NY 10005 on the last business day of the month in which our shareholders approve the asset sale, provided all of the other closing conditions have been satisfied or waived, or at such other place or time as we and Buyers may mutually agree.

Representations and Warranties

We have made a number of limited representations and warranties, subject in some cases to qualifications, to Buyers in the asset purchase agreement, including, among other things, representations relating to (subject to certain exceptions):

•	Sellers’ corporate organization, existence, good standing, corporate power and authority to own, lease and operate the Purchased Assets;

•	Sellers’ corporate power and authority to enter into the asset purchase agreement and the other agreements and documents to be executed by us pursuant to the asset purchase agreement;

•	Sellers’ qualification to do business in connection with the KeyLink Systems Distribution Business;

•	The enforceability of the asset purchase agreement and each other document or instrument to be executed and delivered by us pursuant to the asset purchase agreement;

•	Government approvals in respect of the asset purchase agreement;

•	Absence of conflicts;

•	Our financial statements;

•	Compliance with laws;

•	Litigation;

•	Title to, and the condition and completeness of, the assets being sold;

•	Inventory of the KeyLink Systems Distribution Business;

•	Absence of certain changes or events since September 30, 2006;

•	Intellectual property;

•	Environmental matters;

•	Employee benefit plans;

•	Employees;

•	Contracts;

•	Real property;

•	Taxes;

•	Brokers and finders;

•	Sufficiency of assets;

•	Undisclosed liabilities;

•	Affiliate transactions;

•	Accounts receivable;

•	Guarantees;

•	Insurance; and

•	Warranties.

Buyers have represented and warranted to us that they are corporations in good standing under the laws of their respective incorporation jurisdictions and have authority to enter into the asset purchase agreement and the related transaction documents. Buyers have represented to us that no approval is required for them to consummate the purchase of the KeyLink Systems Distribution Business, other than required pursuant to the HSR Act and the Competition Act (Canada); the asset purchase agreement and the related transaction documents are enforceable and do not result in the breach of Buyers’ organizational documents or any applicable law; that certain brokers or advisory fees will be paid in connection with the transaction; and that Buyers will have sufficient funds to pay the purchase price. Buyers have represented to us that no litigation exists or is threatened against Buyers that would challenge, prevent or delay the transactions contemplated by the asset purchase agreement.

Survival of Representations, Warranties and Covenants

The representations, warranties and covenants in the asset purchase agreement will survive the closing:

•	Indefinitely with respect to (i) representations and warranties pertaining to our organization and power, the enforceability of the asset purchase agreement and other transaction documents, title to assets, Buyers’ corporate status and enforceability, brokers and finders; and (ii) covenants and agreements contained with respect to the Purchased Assets, Assumed Liabilities, confidentiality and expenses;

•	Until 60 days after the expiration of all applicable statutes of limitation with respect to environmental matters, employee benefit plans, employees, and taxes;

•	Until eighteen months after closing, in the case of all other representations and warranties and any covenant or agreement to be performed in whole or in part on or prior to the closing; or

•	With respect to each other covenant or agreement contained in this agreement, until 60 days after the covenant or agreement is to be performed, or, if no date is specified, indefinitely.

Conduct of Business Prior to Closing

Under the asset purchase agreement, we have agreed that, except as disclosed in the asset purchase agreement, between the date of the asset purchase agreement and the time of the closing, we will not conduct the KeyLink Systems Distribution Business other than in the ordinary course.

Access to Information

The asset purchase agreement also provides that we will afford Buyers reasonable access — and permit them to make inspections as they may reasonably require during normal business hours during the period from the date of the asset purchase agreement through the closing — to the real property included among the assets to be sold, management personnel, officers and employees of the KeyLink Systems Distribution Business and accountants and books and records as they relate to the KeyLink Systems Distribution Business. However, we will not be required to supply to Buyers any sensitive information that could subject us to liability.

Regulatory and Other Authorizations; Notices and Consents

We and Buyers have agreed to use all reasonable efforts to consummate the transactions contemplated by the asset purchase agreement, including obtaining all consents and approvals from governmental authorities; obtaining consents from third parties; obtaining approval of our shareholders; defending any law suits or legal proceedings challenging the asset purchase agreement or the transactions contemplated thereby; and the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the asset purchase agreement.

Supplemental Disclosure

We have agreed to promptly notify Buyers, and use commercially reasonable efforts to cure before closing, if we become aware of any fact or condition that causes or will cause any of our covenants or agreements under the asset purchase agreement to be breached or renders untrue any representation or warranty made by us as if it were made as of the date of such event, transaction or circumstance.

Employee Matters

Buyers have agreed to offer employment to substantially all employees of the KeyLink Systems Distribution Business on substantially the same terms as those in effect with us as of the closing date and at benefit levels which are no less favorable than those generally provided by Buyers to similarly situated employees as of the closing date. Buyers will have no obligation to make employment offers to employees of the KeyLink Systems Distribution Business who are not expected to return to work from any leave or other absence before the six-month anniversary of the date of the asset purchase agreement.

We have agreed to use commercially reasonable efforts to enter into a new employment agreement with certain employees of the KeyLink Systems Distribution Business prior to closing on substantially similar terms as each employees’ current employment agreement. Each of these employment agreements will provide that it, and any change in control agreement, is assignable and transferable by us to Buyers without constituting a termination of employment or giving rise to any termination rights.

Use of Retained Names and Marks

Buyers have agreed to remove, as promptly as practicable but no later than six months after the closing date, all of our trade names, trademarks and service marks not included in the Purchased Assets from Buyers’ signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents and other materials. However, if the removal of a mark or logo would not be commercially reasonable, Buyers will be permitted to use any such materials, and any inventories that bear any trade name, trademark or service mark of ours not included in the Purchased Assets or any name, mark or logo similar thereto included in the Purchased Assets for a period of six months following the closing date.

Tax Cooperation

We and Buyers have agreed to retain and furnish to each other, upon request, working papers and information relating to the Purchased Assets and the KeyLink Systems Distribution Business and to provide assistance as is reasonably necessary for the preparation and filing of tax returns, the making of any election related to taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any tax return. We and Buyers have agreed to cooperate in the conduct of any audit or other proceeding related to taxes involving the KeyLink Systems Distribution Business.

Retention Bonuses

Buyers will be solely responsible for all payments or benefits under the terms of a stay bonus plan that are earned after the closing date by employees of the KeyLink Systems Distribution Business that are hired by Buyers. We and Buyers each will be responsible for 50% of all payments or benefits earned under the terms of a stay bonus plan during the period beginning immediately following the date of the asset purchase agreement and ending on the closing date by employees of the KeyLink Systems Distribution Business that are hired by Buyers; provided, however, that our maximum obligation for such payments shall not exceed $500,000.

Noncompetition and Nonsolicitation

We have agreed that we will not, for a period of five years from the closing date, without the prior written consent of Buyers, either directly or indirectly:

•	Engage or participate in (other than through the ownership of 5% or less of any class of securities registered under the Securities Exchange Act of 1934, as amended or of an otherwise publicly traded company) any line of business which comprised the KeyLink Systems Distribution Business on the closing date;

•	Generally cause or attempt to cause any officer, employee or consultant of Buyers engaged in the KeyLink Systems Distribution Business to resign or sever a relationship with Buyers;

•	Solicit the employment of any employee of the KeyLink Systems Distribution Business who becomes an employee of Buyers as a result of accepting an offer of employment with Buyers in connection with the transactions contemplated by the asset purchase agreement (each, a “Transferred Employee”), other than through general advertising not specifically directed at such employee;

•	Hire any Transferred Employee other than is permitted above; or

•	Solicit, entice, induce or encourage any Transferred Employee to terminate his or her relationship with Buyers in order to become an employee of ours; provided, however, that we will not be restricted from soliciting the employment of or hiring any Transferred Employees that have previously been terminated by Buyers or have terminated their employment with Buyers other than as a result of our violation of the applicable section of the asset purchase agreement.

Further Assurances

We and Buyers have agreed that, as requested by the other party, we will do all further acts as may be required to effect the transactions contemplated by the asset purchase agreement.

Conditions to the Closing

Conditions to Obligations of Ours and Buyers.  The respective obligations of each party to effect the transaction will be subject to fulfillment of the following conditions:

•	No governmental authority will have issued any law which makes the transactions contemplated by the asset purchase agreement illegal;

•	All required approvals pursuant to the HSR Act and the Competition Act shall have been obtained and all other authorizations or filings with, or waiting periods imposed by any governmental authority (other than pursuant to applicable bulk sales law), the failure of which to obtain could have a material adverse effect on the KeyLink Systems Distribution Business will have been obtained, will have occurred or will have been filed, as applicable; and

•	Our shareholders will have approved the transactions contemplated by the asset purchase agreement.

Conditions to Our Obligations.  Our obligations to consummate the transactions contemplated by the asset purchase agreement will be subject to the fulfillment or written waiver by us, at or prior to the closing, of each of the following conditions:

•	Buyers will have performed in all material respects their agreements contained in the asset purchase agreement required to be performed on or prior to the closing;

•	Each of the representations and warranties of Buyers contained in the asset purchase agreement will be true and correct in all material respects on and as of the closing as if made on and of that date (or, as to any representation or warranty made as of a specified date earlier than the closing date, that earlier date);

•	We will have received the purchase price;

•	The product procurement agreement will have been executed and delivered;

•	The transition services agreement will have been executed and delivered; and

•	Buyers will have delivered to us all other documents and certificates to be delivered under the asset purchase agreement.

Conditions to Obligations of Buyers.  The obligations of Buyers to consummate the transactions contemplated by the asset purchase agreement will be subject to the fulfillment or written waiver by Buyers, at or prior to the closing, of each of the following conditions:

•	We will have performed in all material respects our agreements contained in the asset purchase agreement required to be performed on or prior to the closing;

•	Other than as set forth below, each of the representations and warranties of ours contained in the asset purchase agreement (without giving effect to any materiality, material adverse effect or special closing condition — material adverse effect qualification) will be true and correct in all material respects on and as of the closing as if made on and of that date (or, as to any representation or warranty made as of a specified date earlier than the closing date, that earlier date) in each case except if the failure to be true and correct does not constitute a material adverse effect in excess of $10 million. However, the termination or non-renewal of any contract with a supplier or customer of the KeyLink Systems Distribution Business by that supplier or customer resulting from the consummation of the transactions contemplated by the asset purchase agreement will not result in a representation or warranty being materially untrue for purposes of this provision;

•	Other than a failure to be true and correct that will result in the occurrence of a loss to the KeyLink Systems Distribution Business of less than $25 million, certain representations and warranties related to litigation, material adverse effects, uninsured loss, labor activities, contracts and undisclosed liabilities (without giving effect to any materiality, material adverse effect or special closing condition — material adverse effect qualification) will be true and correct on and as of the closing date (or as to any representation or warranty made as of a specified date earlier than the closing date, such earlier date);

•	The product procurement agreement will have been executed and delivered;

•	The transition services agreement will have been executed and delivered;

•	We will have received certain consents and IBM shall not have withdrawn its consent; and

•	We will have delivered to Buyers all other documents and certificates to be delivered under the asset purchase agreement.

Indemnification

Indemnification by Us.  After the closing, Buyers and their affiliates (“Seller Indemnified Parties”) will be entitled to indemnification from us for all losses directly or indirectly incurred by or sought to be imposed upon any of them from any:

•	Breach of any covenant or agreement made by us in or pursuant to the asset purchase agreement;

•	Breach of the representations and warranties made by us in the asset purchase agreement;

•	Retained Liabilities;

•	Assumed litigation in excess of $5 million;

•	Post-closing liabilities of Buyers to IBM relating to the sold business arising from our actions or inactions prior to closing that are not reflected on the audited balance sheet (unless Buyers have already been indemnified for those liabilities); and

•	During the period beginning on the closing and ending on the one year anniversary, (1) 100% of liabilities related to trade activities with suppliers of the sold business arising from our actions or inactions prior to closing unrecorded on the audited balance sheet (unless Buyers have already been indemnified for such liabilities) and (2) amounts not collectable from IBM for customer and debit claims, to the extent of (A) 80% of such customer and debit claims that are aged less than six months as of the closing date, (B) 90% of such customer and debit claims that are aged between six months and twelve months as of the closing date and (C) 100% of such customer and debit claims that are aged more than twelve months as of the closing date; provided, however, that, in each case, Buyers use commercially reasonable efforts to resolve such matters during such period.

Indemnification by Buyers.  After the closing, we and our affiliates (“Buyer Indemnified Parties”) will be entitled to indemnification from Buyers for all losses directly or indirectly incurred by or sought to be imposed upon any of us from any:

•	Breach of any covenant or agreement made by Buyers in or pursuant to the asset purchase agreement;

•	Breach of the representations and warranties made by Buyers in the asset purchase agreement;

•	Assumed Liabilities; or

•	Operation of the KeyLink Systems Distribution Business post-closing.

Limitation on Our Obligation to Indemnify.  Notwithstanding the foregoing discussion of indemnification by us:

•	Seller Indemnified Parties will be entitled to indemnification for breaches of representations and warranties only to the extent that the aggregate amount of all the Seller Indemnified Parities’ claims for these matters, as finally resolved, exceed 1% of the purchase price;

•	Our maximum aggregate liability for indemnification for breaches of the covenants or representations and warranties will in no event exceed 20% of the purchase price;

•	The Seller Indemnified Parties’ right to indemnification will be reduced to the extent the subject matter of the claim is covered by and paid pursuant to a warranty or indemnification from a third party;

•	The Seller Indemnified Parties’ right to indemnification will be reduced to the extent they receive insurance proceeds with respect to such loss;

•	The Seller Indemnified Parties’ right to indemnification will be limited to the extent that the loss is included in calculating the net working capital adjustment, but only to the extent that Buyers actually receive the purchase price adjustment to which they are entitled;

•	The Seller Indemnified Parties will not be entitled to indemnification with respect to losses resulting from the termination of any assumed contract with a supplier or customer by such supplier or customer other than for cause. “For cause” will not include the termination of any contract with any supplier or customer of the KeyLink Systems Distribution Business to be assumed by Buyers which results from consummation of the transactions contemplated by the asset purchase agreement; and

•	Any claim for indemnification by the Seller Indemnified Parties must be made by delivery of a written notice to Sellers describing the basis for such claim in reasonable detail prior to the end of the applicable survival period noted above.

Limitation on Buyers’ Obligation to Indemnify.  Notwithstanding the foregoing discussion of indemnification by Buyers:

•	The Buyer Indemnified Parties will be entitled to indemnification for breaches of representations and warranties only to the extent that the aggregate amount of all the Buyer Indemnified Parities’ claims for these matters, as finally resolved, exceed 1% of the purchase price;

•	The maximum aggregate liability of Buyers for indemnification for breaches of representations and warranties will in no event exceed 20% of the purchase price;

•	The Buyer Indemnified Parties’ right to indemnification will be reduced to the extent the subject matter of the claim is covered by and paid pursuant to a warranty or indemnification from a third party;

•	The Buyer Indemnified Parties’ right to indemnification will be reduced to the extent they receive insurance proceeds with respect to the loss; and

•	Any claim for indemnification by the Buyer Indemnified Parties must be made by delivery of a written notice to Buyers describing the basis for such claim in reasonable detail prior to the end of the applicable survival period noted above.

Termination

The asset purchase agreement may be terminated at any time prior to the closing:

•	By the mutual consent of us and Buyers;

•	By either us or Buyers if (i) the closing has not been effected on or prior to the close of business five months after the date of the asset purchase agreement (this date may be extended for 30 days by either party if the parties are diligently and in good faith working towards closing or to obtain shareholder or HSR approval); however, the right to terminate the asset purchase agreement pursuant to this provision will not be available to any party whose failure to fulfill any obligation of the asset purchase agreement has resulted in the failure of the closing to have occurred, or (ii) if any governmental authority will have taken any action permanently prohibiting the transactions contemplated by the asset purchase agreement;

•	By us if there has been a material breach by Buyers of any material representation or warranty or any covenant in the asset purchase agreement in each case which breach has not been cured within 30 days following receipt by Buyers of notice of such breach that will result in the failure to satisfy any of the conditions to our obligations;

•	By Buyers if there has been a material breach by us of any material representation or warranty or any covenant in the asset purchase agreement in each case which breach has not been cured within 30 days following receipt by us of notice of breach that will result in the failure to satisfy any of the conditions to Buyers’ obligations; or

•	By us or Buyers if the asset purchase agreement fails to receive the requisite vote for approval at the special meeting.

If the asset purchase is terminated because our shareholders fail to approve the proposed asset sale, or the proxy statement fails to be cleared by the Securities and Exchange Commission or the shareholders’ meeting fails to have occurred within the relevant time period, we will reimburse Buyers for the expenses they incurred in connection with the transactions contemplated by the asset purchase agreement. Except as noted below, in all other situations, each party will be liable for any damages resulting from their breach.

Break-Up Fee/Expenses

If the proposed sale of the KeyLink Systems Distribution Business to Buyers is terminated because Agilysys shareholders fail to approve it, we will reimburse Buyers for the expenses incurred in connection with the proposed sale.

If we receive an offer to acquire the assets and operations of the KeyLink Systems Distribution Business and the proposed sale to Buyers is later terminated because of material breach by us or the failure of our shareholders to approve the sale to Buyers, and within one year of termination we enter into and subsequently close a transaction which constitutes a superior offer, as defined in the asset purchase agreement, we will pay Buyers a termination fee equal to 2% of the purchase price under the asset purchase agreement (less any expenses previously reimbursed to Buyers) within 10 days of the closing of the transaction contemplated by the superior offer.

If our board of directors withdraws, modifies or changes its recommendation that our shareholders approve the sale of the KeyLink Systems Distribution to Buyers, and the proposed sale later is terminated because our shareholders fail to approve it, we will pay Buyers a termination fee equal to 1% of the purchase price under the asset purchase agreement (less any expenses previously reimbursed to Buyers).

Publicity

The asset purchase agreement provides that unless otherwise required by applicable law or pursuant to any listing agreement with any national securities exchange, neither we nor Buyers will issue any press release or otherwise make any public statements with respect to the transactions contemplated by the asset purchase agreement without the other’s prior consent.

No Solicitation

Except as necessary to verify another proposal to acquire the Key Link Distribution Business as contemplated by the asset purchase agreement, we have agreed that we will not take any action to encourage any offer or inquiry from any person other than the Buyers regarding the sale of our KeyLink Systems Distribution Business.

Product Procurement Agreement

In connection with the asset purchase agreement, we and Arrow have agreed to enter into an Agreement for the Establishment of a Strategic Investment Program, which we refer to as the “product procurement agreement.” The product procurement agreement provides terms under which we will purchase certain of various supplier products, including HP, Oracle and IBM products, from Arrow through its Arrow Partner Solutions Division. The term of the product procurement agreement is five years and will automatically renew for one-year periods unless sooner terminated by us or Arrow.

Transition Services Agreement

In connection with the asset purchase agreement, we and Arrow have agreed to enter into a transition services agreement. Pursuant to the transition services agreement, we will provide certain services to Arrow and Arrow will provide services to us.

The board of directors unanimously recommends that you vote “FOR” the sale of substantially all the assets related to the KeyLink Systems Distribution Business under the terms of the asset purchase agreement.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected historical consolidated financial data for the company as of the dates and for the periods indicated. The consolidated financial data and the consolidated operations data for fiscal years 2002 through 2006 have been derived from our audited consolidated financial statements included in our filings on Form 10-K for each of the respective periods. The consolidated financial data as of December 31, 2006 and 2005 and the consolidated operations data for the nine months ended December 31, 2006 and 2005 have been derived from our unaudited consolidated financial statements included in our Form 10-Q for the quarters ended December 31, 2006 and 2005.

	Nine Months Ended December 31		Year Ended March 31
	2006	2005	2006	2005	2004	2003	2002
	(In thousands, except per share data)

Operating results
Continuing Operations(a)(b)
Net sales	$1,358,788	$1,347,778	$1,742,460	$1,622,925	$1,403,216	$1,171,631	$1,294,322
Income (loss) before income taxes(c)(d)(e)(f)	$54,572	$39,838	$50,693	$41,240	$26,708	$(31,484)	$4,944
Income (loss) from continuing operations	$32,225	$22,531	$28,635	$20,362	$11,524	$(26,060)	$(2,911)
Cumulative effect of change in accounting principle, net of taxes(g)	$—	$—	$—	$—	$—	$(34,795)	$—
Per share data
Income (loss) from continuing operations(a)(b)(c)(d)(e)(f)
Basic	$1.05	$0.76	$0.96	$0.72	$0.42	$(0.96)	$(0.11)
Diluted	$1.04	$0.71	$0.91	$0.69	$0.41	$(0.96)	$(0.11)
Cash dividends per share	$0.09	$0.09	$0.12	$0.12	$0.12	$0.12	$0.12
Book value per share(h)	$13.65	$12.55	$12.63	$11.54	$11.14	$10.88	$12.56
Weighted average shares outstanding
Basic	30,561	29,795	29,935	28,101	27,744	27,292	27,040
Diluted	30,988	32,938	32,481	36,990	27,956	27,292	27,040
Financial position
Total assets	$907,710	$870,924	$761,840	$815,158	$759,662	$773,883	$916,937
Long-term debt(i)	$10	$140	$99	$59,624	$59,503	$130,995	$179,000
Mandatorily Redeemable Convertible Trust Preferred Securities(j)	$—	$—	$—	$125,317	$125,425	$143,675	$143,675
Shareholders’ equity	$417,902	$378,784	$385,176	$332,451	$308,990	$298,550	$340,697

(a)	In 2003, the company sold its Industrial Electronics Division (“IED”) and discontinued the operations of Aprisa, Inc. Accordingly, 2002 has been restated to reflect the results of operations of IED and Aprisa, Inc. as discontinued operations.

(b)	In 2006, the company included the results of operations of both The CTS Corporations and the Hong Kong and China operations of Mainline Information Systems, Inc. from their respective dates of acquisition. In 2004, the company included the results of operations of both Kyrus Corporation and Inter-American Data, Inc. from their respective dates of acquisition.

(c)	In 2006, the company recorded restructuring charges of $5.3 million ($3.1 million after taxes) primarily for the consolidation of a portion of its operations as well as senior management realignment and consolidation of responsibilities. In 2005, the company recorded restructuring charges of $0.5 million ($0.3 million after taxes) primarily for ongoing accretion for facilities closed in earlier years. In 2004, the company recorded restructuring charges of $2.5 million ($1.6 million after taxes) for facility closures, change in company name, and other costs associated with the 2003 reorganization. In 2003, the company recorded restructuring charges of $20.7 million ($13.0 million after taxes) for the impairment of facilities and other assets and for severance costs incurred in connection with downsizing the company’s corporate structure.

(d)	In 2003, the company recognized an impairment charge of $14.6 million ($9.2 million after taxes) on an available-for-sale investment.

(e)	In 2006, the company redeemed its Mandatorily Redeemable Convertible Trust Preferred Securities. In connection with the redemption, the company incurred a $4.8 million loss on retirement of debt, which consisted of a $2.1 million premium and the write-off deferred financing fees of $2.7 million.

(f)	In 2004 and 2003, the company repurchased certain of its Senior Notes, which resulted in a pre-tax charge of $8.5 million ($5.4 million after taxes) and $1.2 million ($0.7 million after taxes), respectively, associated with the premium paid and the write-off of related financing costs.

(g)	In 2002, the company adopted FASB Statement 142, Goodwill and Other Intangible Assets, which requires that amortization of goodwill be replaced with an annual test for goodwill impairment (more often if indicators of impairment exist). The adoption of Statement 142 resulted in a charge of $34.8 million, net of taxes, which was recorded as a cumulative effect of a change in accounting principle.

(h)	Book value per share is determined by dividing shareholders’ equity by shares outstanding less subscribed-for shares and unvested restricted shares.

(i)	In 2006, the company’s Senior Notes were reclassified from long-term obligations to a current liability, as the Senior Notes matured in August 2006. At March 31, 2006, the principal amount of Senior Notes outstanding was $59.4 million.

(j)	In 2006, the company completed the redemption of its Mandatorily Redeemable Convertible Trust Preferred Securities (“Securities”). Securities with a carrying value of $105.4 million were redeemed for cash at a total expense of $109.0 million. In addition, Securities with a carrying value of $19.9 million were converted into common shares of the company.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements are based on the historical consolidated financial statements of Agilysys after giving effect to the proposed sale of the KeyLink Systems Distribution Business to Arrow, the receipt of net proceeds from the proposed sale, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma consolidated financial statements.

The unaudited pro forma consolidated statements of operations for the fiscal year ended March 31, 2006 and the nine months ended December 31, 2006 give effect to the proposed transaction and adjustments as if they had occurred on April 1, 2005 and carried forward through the latest interim period presented. The unaudited pro forma consolidated balance sheet as of December 31, 2006 gives effect to the proposed transaction and adjustments as if it occurred on the date of the balance sheet.

The unaudited pro forma consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements and notes thereto included in our 2006 Form 10-K.

The unaudited pro forma consolidated financial statements, including the notes thereto, are not necessarily indicative of what the actual financial results would have been had the proposed transaction taken place on the dates indicated and do not purport to indicate the results of future operations.

The pro forma adjustments are described in the accompanying notes and are based upon information and assumptions available at the time of filing this proxy statement.

The unaudited pro forma consolidated financial statements are prepared in accordance with Article 11 of Regulation S-X.

Unaudited Condensed Consolidated Pro Forma Statement of Operations
For the Nine Months Ended December 31, 2006

		Sale of
		KeyLink
		Systems
		Distribution		Pro Forma
	As Reported	Business		Adjustments		Pro Forma
	(In thousands, except share and per share data)

Net sales	$1,358,788	$(1,002,436	)(a)			$356,352
Cost of goods sold	1,173,911	(907,071	)(a)			266,840

Gross margin	184,877	(95,365	)(a)			89,512
Operating expenses
Selling, general, and administrative expenses	131,054	(51,460	)(a)	18,293(b	)	97,887
Restructuring charges	45	—				45

Operating income	53,778	(43,905	)(a)			(8,420)
Other (income) expense
Other expense, net	1,135	85(a	)			1,220
Interest income, net	(1,929)	1,264(a	)			(665)

Income before income taxes	54,572	(45,254	)(a)			(8,975)
Income tax provision	22,347	(17,527	)(c)	(7,085	)(c)	(2,265)

Income from continuing operations	$32,225	$(27,727	)(a)			$(6,710)

Earnings per share from continuing operations
Basic	$1.05					$(0.22)
Diluted	$1.04					$(0.22)
Weighted average shares outstanding
Basic	30,560,827					30,560,827
Diluted	30,988,004					30,988,004

Unaudited Condensed Consolidated Pro Forma Statement of Operations
For the Fiscal Year Ended March 31, 2006

		Sale of
		KeyLink
		Systems
		Distribution		Pro Forma
	As Reported	Business		Adjustments		Pro Forma
	(In thousands, except share and per share data)

Net sales	$1,742,460	$(1,273,476	)(a)			$468,984
Cost of goods sold	1,513,481	(1,151,466	)(a)			362,015

Gross margin	228,979	(122,010	)(a)			106,969
Operating expenses
Selling, general, and administrative expenses	167,779	(65,928	)(a)	24,033(b	)	125,884
Restructuring charges	5,337	—				5,337

Operating income	55,863	(56,082	)(a)			(24,252)
Other (income) expense
Other income, net	(1,389)	295 (a	)			(1,094)
Interest expense, net	1,748	(1,332	)(a)			416
Loss on redemption of mandatorily redeemable convertible trust preferred securities	4,811	—				4,811

Income before income taxes	50,693	(55,045	)(a)			(28,385)
Income tax provision	21,158	(22,183	)(c)	(9,685	)(c)	(10,710)
Distributions on mandatorily redeemable convertible trust preferred securities, net of taxes	900	—				900

Income from continuing operations	$28,635	$(32,862	)(a)			$(18,575)

Earnings per share from continuing operations
Basic	$0.96					$(0.62)
Diluted	$0.91					$(0.62)
Weighted average shares outstanding
Basic	29,935,200					29,935,200
Diluted	32,480,576					32,480,576

Unaudited Condensed Consolidated Pro Forma Balance Sheet
December 31, 2006

		Sale of
		KeyLink
		Systems
		Distribution		Pro Forma
	As Reported	Business		Adjustments		Pro Forma
	(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$101,010			$473,700	(d)	$574,710
Accounts receivable, net	455,866	(303,264	)(g)			152,602
Inventories, net	62,547	(52,641	)(g)			9,906
Deferred income taxes	8,243					8,243
Prepaid expenses and other current assets	6,126	(2,513	)(g)			3,613
Assets of discontinued operations	431					431

Total current assets	634,223	(358,418)				749,505
Goodwill	191,374			(109,274	)(f)	82,100
Intangible assets, net	9,447					9,447
Investments in affiliated companies	16,352					16,352
Other non-current assets	30,760	(2,024	)(g)			28,736
Property and equipment, net	25,554	(10,663	)(g)			14,891

Total assets	$907,710	$(371,105)				$901,031

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$402,083	$(334,201	)(g)			$67,882
Accrued liabilities	48,675	(1,904	)(g)			46,771
				$142,800	(e)	142,800
				2,000	(f)	2,000
Current portion of long-term debt	157	—				157
Liabilities of discontinued operations	672	—				672

Total current liabilities	451,587	(336,105)				260,282
Deferred income taxes	15,764	—				15,764
Other non-current liabilities	22,457	—				22,457
Shareholders’ equity	417,902			295,900	(e)	713,802
				(111,274	)(f)	(111,274)

Total liabilities and shareholders’ equity	$907,710	$(336,105)				$901,031

NOTES TO UNAUDITED CONDENSED CONSOLIDATED
PRO FORMA FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated statements of operations for the nine months ended December 31, 2006 and the fiscal year ended March 31, 2006 reflect the following adjustments:

(a) Elimination of operating results of the KeyLink Systems Distribution Business. These amounts represent the unaudited statements of operations for the KeyLink Systems Distribution Business for the nine months ended December 31, 2006 and fiscal year ended March 31, 2006.

(b) Reflects corporate overhead allocations originally charged to the KeyLink Systems Distribution Business in the operating results identified under (a) that would be recorded as an expense of the retained business.

(c) Reflects the tax effect of the proposed sale of the KeyLink Systems Distribution Business and pro forma adjustments calculated at the statutory rates of 38.7% for the nine months ended December 31, 2006 and 40.3% for the fiscal year ended March 31, 2006.

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2006 reflect the following adjustments:

(d) Reflects estimated proceeds to be received at the closing of sale of our KeyLink Systems Distribution Business. The sale price of $485.0 million was reduced by $11.3 million of expenses for estimated transaction-related costs. The unaudited condensed consolidated pro forma statements of income do not reflect the recognition of these expenses as they are non-recurring in nature; however, these expenses will be reflected in the company’s historical financial statements when the transaction is consummated. Additionally, there is potential for a working capital adjustment. Pursuant to the asset purchase agreement, if the net working capital balance at the time of closing exceeds the target net working capital, as defined in the agreement, then the purchase price will be adjusted upwards in the amount equal to the excess, and if the net working capital balance at the time of closing is less than the target net working capital, as defined in the agreement, then the purchase price will be adjusted downward in an amount equal to the deficiency.

(e) Reflects the excess of the estimated proceeds identified under (d) over the following:

(i) The net book value of KeyLink Systems Distribution Business net assets sold of $35.0 million.

(ii) Estimated taxes of $142.8 million.

(f) Reflects the anticipated $2.0 million restructuring charge and $109.3 million asset impairment charge for the write-off of goodwill, both directly related to the proposed sale of the KeyLink Systems Distribution Business, which will be reflected in the company’s historical financial statements when the transaction is consummated to determine the gain on sale of net assets of the KeyLink Systems Distribution Business. The unaudited condensed consolidated pro forma statements of income do not reflect the recognition of these expenses as they are non-recurring in nature.

(g) Assets sold and liabilities assumed by buyer under the asset purchase agreement. These unaudited amounts represent KeyLink Systems Distribution Business assets and liabilities which will be sold to buyer as if the transaction had occurred on December 31, 2006.

UNAUDITED FINANCIAL STATEMENTS OF
THE KEYLINK SYSTEMS DISTRIBUTION BUSINESS

Agilysys has prepared the following unaudited financial statements to show the balance sheets, statements of operations and statements of cash flows of The KeyLink Systems Distribution Business (“Business”) on a stand-alone basis. The unaudited financial statements represent the results of operations and financial position of the Business, which include certain cost allocations and reflect the assets acquired and liabilities assumed as stipulated in the asset purchase agreement.

The following unaudited financial statements of the Business are presented:

Unaudited balance sheets — December 31, 2006, March 31, 2006 and 2005
Unaudited statements of operations — nine months ended December 31, 2006 and 2005 and fiscal years ended March 31, 2006 and 2005
Unaudited statements of cash flows — nine months ended December 31, 2006 and 2005 and fiscal years ended March 31, 2006 and 2005
Notes to unaudited financial statements

The unaudited financial statements of the Business should be read in conjunction with the related notes thereto included in this proxy.

The unaudited financial statements of the Business, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with the audited historical financial statements and notes thereto included in Agilysys Annual Report on Form 10-K for the fiscal year ended March 31, 2006, as filed with the Securities and Exchange Commission.

The unaudited financial statements of the Business are not necessarily indicative of what the actual financial results would have been had Agilysys operated the Business as a separate entity.

KEYLINK SYSTEMS DISTRIBUTION BUSINESS

UNAUDITED BALANCE SHEETS

	December 31	March 31
	2006	2006	2005
	(In thousands)

ASSETS
Current assets
Accounts receivable, net	$303,264	$156,013	$168,451
Inventories, net	52,641	43,822	37,153
Other current assets	2,513	1,263	—

Total current assets	358,418	201,098	205,604
Other non-current assets	2,024	3,074	4,234
Property and equipment
Land	480	480	480
Building	12,748	12,688	12,684
Furniture & fixtures	18,739	18,739	18,783
Software	197	197	197
Leasehold improvements	2,996	2,996	2,996

	35,160	35,100	35,140
Less: accumulated depreciation	(24,497)	(23,523)	(21,898)

Property and equipment, net	10,663	11,577	13,242

Total assets	$371,105	$215,749	$223,080

LIABILITIES AND HOME OFFICE ACCOUNT
Current liabilities
Accounts payable	$334,201	$186,450	$173,715
Accrued liabilities	1,904	1,257	1,269

Total current liabilities	336,105	187,707	174,984
Home office account	35,000	28,042	48,096

Total liabilities and home office account	$371,105	$215,749	$223,080

The accompanying notes are an integral part of these financial statements.

KEYLINK SYSTEMS DISTRIBUTION BUSINESS

UNAUDITED STATEMENTS OF INCOME

	Nine Months Ended		Year Ended
	December 31		March 31
	2006	2005	2006	2005
	(In thousands)

Net sales	$1,002,436	$993,997	$1,273,476	$1,246,643
Cost of goods sold	907,071	901,876	1,151,466	1,125,650

Gross margin	95,365	92,121	122,010	120,993
Selling, general and administrative expenses	51,460	50,589	65,928	72,314

Operating income	43,905	41,532	56,082	48,679
Other (income) expense
Other income, net	(85)	(168)	(295)	28
Interest (income) expense, net	(1,264)	1,086	1,332	2,341

Income before income taxes	45,254	40,614	55,045	46,310
Income tax provision	17,527	15,730	22,183	18,431

Net income	$27,727	$24,884	$32,862	$27,879

The accompanying notes are an integral part of these financial statements.

KEYLINK SYSTEMS DISTRIBUTION BUSINESS

UNAUDITED STATEMENTS OF CASH FLOWS

	Nine Months Ended		Year Ended
	December 31		March 31
	2006	2005	2006	2005
	(In thousands)

Operating activities:
Net income	$27,727	$24,884	$32,862	$27,879
Adjustments to reconcile net income to cash (used for) provided by operating activities:
Depreciation	974	1,295	1,628	2,103
Changes in working capital:
Accounts receivable	(147,251)	(96,128)	12,438	9,516
Inventory	(8,819)	(12,638)	(6,669)	9,556
Accounts payable	147,751	103,540	12,735	9,234
Other	(603)	(1,695)	(1,275)	(491)
Other non-cash items, net	1,050	874	1,221	(4,234)

Total adjustments	(6,898)	(4,752)	20,078	25,684

Net cash (used for) provided by operating activities	20,829	20,132	52,940	53,563
Investing activities:
Capital expenditures	(60)	(18)	(24)	(742)
Financing activities:
Home office account activity, net	(20,769)	(20,114)	(52,916)	(52,821)

Net change in cash	—	—	—	—
Cash at beginning of period	—	—	—	—

Cash at end of period	$—	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS
OF THE KEYLINK SYSTEMS DISTRIBUTION BUSINESS

1.	Basis of Presentation and Adjustments

Agilysys, Inc. and its subsidiaries (“Agilysys”) distributes and resells a broad range of enterprise computer systems products, including servers, storage, software and services. These products are sold to resellers and commercial end-users. Agilysys has operations in North America and strategic investments in the United States, China and Europe.

On January 2, 2007, Agilysys announced that it signed a definitive agreement to sell substantially all of the assets of its KeyLink Systems distribution business (the “Business”) to Arrow Electronics, Inc. (“Arrow”) for $485 million in cash, plus the assumption of certain liabilities of the Business (the “Transaction”). The Transaction is subject to certain closing conditions, including regulatory and Agilysys shareholder approval. Agilysys has also entered into a long-term product procurement agreement with Arrow to purchase products it had previously purchased directly from suppliers. These include many of the products and services from suppliers such as BEA, EMC, HP, IBM and Oracle that Agilysys uses in providing solutions to end-user customers. As a result of the agreement, Agilysys will become one of Arrow’s largest customers and will continue to have a close relationship with the Business.

The Business is a leading distributor of enterprise computer systems, selling to more than 800 reseller partners in North America. The Business has significant distribution agreements and relationships with key enterprise vendors including HP, IBM and Oracle.

Agilysys has prepared these unaudited financial statements to present the assets and liabilities of the Business included in the Transaction as of December 31, 2006, March 31, 2006 and 2005 as well as the operating results and cash flows of the Business for the nine-month period ended December 31, 2006 and 2005 and the fiscal years ended March 31, 2006 and 2005. In preparation of the statements of operations, revenues and expenses directly relating to the Business were included as well as an allocation of indirect overhead costs. Indirect overhead costs have been allocated based on number of employees, facility usage and other applicable factors in estimating the proportion of indirect expenses to allocate to the Business. Management believes that these allocations were made on a reasonable basis and approximate the incremental costs it would have incurred had the Business been operating on a stand alone basis. However, there has been no independent study or any attempt to obtain quotes from third parties to determine what the actual direct costs of obtaining such services would have been. The statements of cash flows have been derived based on analysis of the operating results of the Business and changes in the assets and liabilities included in the Transaction. As the sold assets do not include cash generated from the operating results of the Business, the statements of cash flows include a financing category titled “home office account activity, net” to arrive at a zero change in cash.

2.	Summary of Significant Accounting Policies

The accompanying financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The following briefly describes the significant accounting policies used in the preparation of the financial statements of the Business.

Use of estimates.  Preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

Contingencies.  The Business is the subject of various threatened or pending legal actions and contingencies in the normal course of conducting its business. The Business provides for costs related to these matters when a loss is probable and the amount can be reasonably estimated. The effect of the outcome of these matters on the Business’ future results of operations and liquidity cannot be predicted because any such effect depends on future results of operations and the amount or timing of the resolution of such matters. While it is not possible to predict with certainty, management believes that the ultimate resolution of such matters will not have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Business.

Allowance for doubtful accounts.  The Business maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. These allowances are based on both recent trends of certain customers estimated to be a greater credit risk as well as historic trends of the entire customer pool. If the financial condition of the Business’ customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. To mitigate this credit risk, management of the Business performs frequent credit evaluations of its customers. The allowance for doubtful accounts was $1.3 million, $2.6 million, and $4.4 million at December 31, 2006, March 31, 2006, and March 31, 2005, respectively.

Inventories.  Inventories are stated at the lower of cost or market, net of related reserves. The cost of inventory is computed using a weighted-average method on a first-in, first-out basis. Inventory is monitored to ensure appropriate valuation. Adjustments of inventories to the lower of cost or market, if necessary, are based upon contractual provisions governing price protection, stock rotation (right-of-return status), and technological obsolescence, as well as turnover and assumptions about future demand and market conditions. The reserve for excess and obsolete inventory was $0.8 million, $1.8 million, and $3.0 million at December 31, 2006, March 31, 2006, and March 31, 2005, respectively.

Long-lived assets.  Property and equipment are recorded at cost. Major renewals and improvements are capitalized, as are interest costs on capital projects. Minor replacements, maintenance, repairs and reengineering costs are expensed as incurred. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is recognized.

Depreciation and amortization are provided in amounts sufficient to amortize the cost of the assets, including assets recorded under capital leases, which make up a negligible portion of total assets, over their estimated useful lives using the straight-line method. The estimated useful lives for depreciation and amortization are as follows: buildings and building improvements — 7 to 30 years; furniture — 7 to 10 years; equipment — 3 to 10 years; software — 3 to 10 years; and leasehold improvements over the shorter of the economic life or the lease term. Internal use software costs are expensed or capitalized depending on the project stage. Amounts capitalized are amortized over the estimated useful lives of the software, ranging from 3 to 10 years, beginning with the project’s completion.

The Business evaluates the recoverability of its long-lived assets whenever changes in circumstances or events may indicate that the carrying amounts may not be recoverable. An impairment loss is recognized in the event the carrying value of the assets exceeds the future undiscounted cash flows attributable to such assets.

Valuation of accounts payable.  Accounts payable has been reduced by amounts claimed to vendors for returns, price protection and other amounts related to incentive programs. Amounts related to price protection and other incentive programs are recorded as adjustments to cost of goods sold or operating expenses, depending on the nature of the program. There is a time delay between the submission of a claim by the Business and confirmation of the claim by our vendors. Historically, estimated claims have approximated amounts agreed to by vendors.

Supplier programs.  The Business participates in certain programs provided by various suppliers that enable it to earn volume incentives. These incentives are generally earned by achieving quarterly sales targets. The amounts earned under these programs are recorded as a reduction of cost of sales when earned. In addition, the Business receives incentives from suppliers related to cooperative advertising allowances, price protection and other programs. These incentives generally relate to agreements with the suppliers and are recorded, when earned, as a reduction of cost of sales or advertising expense, as appropriate. All costs associated with advertising and promoting products are expensed in the year incurred. Cooperative reimbursements from suppliers, which are earned and available, are recorded in the period the related advertising expenditure is incurred.

Revenue recognition.  The Business derives revenue from three primary sources: hardware, software, and services. Revenue is recorded in the period in which the goods are delivered or services are rendered and when the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the sales price to the customer is fixed or determinable, and collectibility is reasonably assured. The

Business reduces revenue for discounts, sales incentives, estimated customer returns and other allowances. Discounts are offered based on the volume of products and services purchased by customers. Shipping and handling fees billed to customers are recognized as revenue and the related costs are recognized in cost of goods sold.

Regarding hardware sales, revenue is generally recognized when the product is shipped to the customer and when there are no unfulfilled obligations that affect the customer’s final acceptance of the arrangement. A majority of hardware sales involve shipment directly from suppliers to the end-user customers. In such transactions, the Business is responsible for negotiating price both with the supplier and the customer, payment to the supplier, establishing payment terms with the customer, product returns, and bears credit risk if the customer does not pay for the goods. As the principal with the customer, the Business recognizes revenue and cost of goods sold when it is notified by the supplier that the product has been shipped. In certain limited instances, as shipping terms dictate, revenue is recognized at the point of destination.

Regarding software sales, the Business offers remarketed software to its customers. Generally, software sales do not require significant production, modification, or customization at the time of shipment (physically or electronically) to the customer. As such, revenue from software sales is generally recognized when the software has been shipped. For software delivered electronically, delivery is considered to have occurred when the customer either takes possession of the software via downloading or has been provided with the requisite codes that allow for immediate access to the software.

Regarding sales of services, the Business offers third-party services to its customers. In such instances, the supplier is the primary obligor in the transaction and the Business bears credit risk in the event of nonpayment by the customer. Since the Business is acting as an agent or broker with respect to such sales transactions, the Business reports revenue only in the amount of the “commission” (equal to the selling price less the cost of sale) received rather than reporting revenue in the full amount of the selling price with separate reporting of the cost of sale.

Income taxes.  The Business’ operating results historically have been included in Agilysys consolidated U.S. and state income tax returns. For presentation purposes in the unaudited statements of income, the statutory tax rates for Agilysys were used to estimate the amount of income tax expense of the Business for each of the periods presented. As part of the asset purchase agreement, all deferred tax assets and liabilities will remain with Agilysys.

Fair value of financial instruments.  The carrying amount of the Business’ financial instruments, which include accounts receivable and accounts payable approximate their fair value.

Concentrations of credit risk.  Financial instruments that potentially subject the Business to concentrations of credit risk consist principally of accounts receivable. Concentration of credit risk on accounts receivable is mitigated by the Business’ large number of customers and their dispersion across many different industries and geographies. The Business extends credit based on customers’ financial condition and generally, collateral is not required. To further reduce credit risk associated with accounts receivable, the Business also performs periodic credit evaluations of its customers.

Concentrations of supplier risk.  For the nine months ended December 31, 2006 and 2005 as well as the fiscal years ended March 31, 2006, the Business’ largest two suppliers provided approximately 90% of the Business’ sales. The loss of either of the top two suppliers or a combination of certain other suppliers could have a material adverse effect on the Business’ results of operations and financial condition unless alternative products manufactured by others are available to the Business. In addition, although the Business believes that its relationships with suppliers are good, there can be no assurance that the Business’ suppliers will continue to supply products on terms acceptable to the Business.

Recently issued accounting pronouncement.  In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (“Statement 157”). Statement 157 provides a single definition of fair value, a framework for measuring fair value, and expanded disclosures concerning fair value. Previously, different definitions of fair value were contained in various accounting pronouncements creating inconsistencies in measurement and disclosures. Statement 157 applies under those previously issued pronouncements that prescribe fair value as the relevant measure of value, except SFAS No. 123R and related interpretations and pronouncements that require or permit measurement similar to fair value but are not intended to measure fair value. This pronouncement is effective for the

Business on April 1, 2008. Management does not expect the adoption of Statement 157 to have a material impact on the Business’ financial position, results of operations or cash flows.

3.	Lease Commitments

The Business leases certain office and warehouse facilities and equipment under non-cancelable operating leases which expire at various dates through 2016. The following is a schedule by years of future minimum rental payments required under operating leases, excluding real estate taxes and insurance, which have initial or remaining non-cancelable lease terms in excess of a year as of December 31, 2006:

Year Ended March 31	Amount
(In thousands)

2007 (January 1 to March 31)	$595
2008	2,362
2009	2,268
2010	2,271
2011	2,228
Subsequent to 2011	8,102

Total minimum future payments	$17,826

Rental expense for all non-cancelable operating leases amounted to $1.9 million, $2.1 million, $2.7 million, and $3.0 million for the nine months ended December 31, 2006 and 2005 and the fiscal years ended March 31, 2006 and 2005, respectively.

4.	Employee Benefit Plan

Employees of the Business meeting certain service requirements participated in profit-sharing and 401(k) plans of Agilysys. Generally, the plans allow eligible employees to contribute a portion of their compensation, with Agilysys matching a percentage thereof. Agilysys may also make discretionary contributions each year for the benefit of all eligible employees under the plans. Total profit sharing and matching contributions to the plans for employees of the Business were $0.5 million, $0.4 million, $0.6 million, and $0.4 million for the nine months ended December 31, 2006 and 2005 and the fiscal years ended March 31, 2006 and 2005, respectively.

SHARE OWNERSHIP

The following table shows the number of common shares beneficially owned by each director; the Chief Executive Officer and each of the other four most highly compensated executive officers of the company; all directors and executive officers as a group; persons known to the company to own beneficially in excess of 5% of the common shares; and the percent of the class so owned as of December 1, 2006 unless otherwise indicated.

	Number of
	common shares
	Beneficially		Percent
Name	Owned(1)		of Class

Directors (excluding executive officers)(2)
Charles F. Christ	64,000	(3)	.2
Thomas A. Commes	76,500	(4)	.2
Curtis J. Crawford	11,500	(5)	*
Howard V. Knicely	35,000	(6)	.1
Keith M. Kolerus	55,000	(7)	.2
Robert A. Lauer	46,500	(8)	.1
Robert G. McCreary, III	49,000	(8)	.1
Thomas C. Sullivan	62,875	(4)(9)	.2
Executive Officers(2)
Robert J. Bailey	377,449	(10)	1.2
Peter J. Coleman	346,780	(11)	1.2
Martin F. Ellis	159,666	(12)	.5
Arthur Rhein	1,394,028	(13)	4.5
Richard A. Sayers, II	309,382	(14)	1.0
All directors and executive officers as a group (13 persons)	2,987,680	(15)	9.7
Other Persons
Dimensional Fund Advisors, Inc.	2,605,613	(16)	8.5
1299 Ocean Ave., 11th Floor Santa Monica, California 90401
Barclays Global Investors, NA	2,562,524	(17)	5.3
45 Fremont Street
San Francisco, California 94105

*	Shares owned are less than one-tenth of 1% of class.

(1)	Except where otherwise indicated, beneficial ownership of the common shares held by the persons listed in the table above comprises both sole voting and dispositive power, or voting and dispositive power that is shared with the spouses of such persons.

(2)	The address of each director and executive Officer is 2255 Glades Road, Suite 425W, Boca Raton, Florida 33431.

(3)	Includes (i) 60,000 common shares which the director has the right to acquire within 60 days of December 1, 2006 through the exercise of stock options granted to the director under the 1995, 1999 and 2000 Stock Option Plans for Outside Directors; and (ii) 4,000 restricted common shares which the director was granted under the 2006 Stock Incentive Plan, as to which the director has sole voting power but no dispositive power until such shares have become vested.

(4)	Includes (i) 52,500 common shares which the director has the right to acquire within 60 days of December 1, 2006 through the exercise of stock options granted to the director under the 1999 and 2000 Stock Option Plans for Outside Directors; and (ii) 4,000 restricted common shares which the director was granted under the 2006 Stock Incentive Plan, as to which the director has sole voting power but no dispositive power until such shares have become vested.

(5)	Includes 7,500 common shares which the director has the right to acquire within 60 days of December 1, 2006 through the exercise of stock options granted to the director under the 2000 Stock Option Plan for Outside Directors and (ii) 4,000 restricted common shares which the director was granted under the 2006 Stock Incentive Plan, as to which the director has sole voting power but no dispositive power until such shares have become vested.

(6)	Includes (i) 30,000 common shares which the director has the right to acquire within 60 days of December 1, 2006 through the exercise of stock options granted to the director under the 2000 Stock Option Plan for Outside Directors and (ii) 4,000 restricted common shares which the director was granted under the 2006 Stock Incentive Plan, as to which the director has sole voting power but no dispositive power until such shares have become vested.

(7)	Includes (i) 45,000 common shares which the director has the right to acquire within 60 days of December 1, 2006 through the exercise of stock options granted to directors under the 2000 Stock Option Plan for Outside Directors; and (ii) 4,000 restricted common shares which the director was granted under the 2006 Stock Incentive Plan, as to which the director has sole voting power but no dispositive power until such shares have become vested.

(8)	Includes (i) 37,500 common shares which the director has the right to acquire within 60 days of December 1, 2006 through the exercise of stock options granted to directors under the 2000 Stock Option Plan for Outside Directors; and (ii) 4,000 restricted common shares which the director was granted under the 2006 Stock Incentive Plan, as to which the director has sole voting power but no dispositive power until such shares have become vested

(9)	Does not include the amounts held by the director in a stock allotment account under the Deferred Compensation Plan for Outside Directors. As of December 1, 2006, Mr. Sullivan held the phantom stock equivalent of 26,253 shares in such account.

(10)	Includes 299,067 common shares which Mr. Bailey has the right to acquire within 60 days of December 1, 2006 through the exercise of stock options granted to him under the 1991 Stock Option Plan and the 2000 Stock Incentive Plan.

(11)	Includes 278,343 common shares which Mr. Coleman has the right to acquire within 60 days of December 1, 2006 through the exercise of stock options granted to him under the 1991 Stock Option Plan and the 2000 Stock Incentive Plan.

(12)	Includes (i) 114,666 common shares which Mr. Ellis has the right to acquire within 60 days of December 1, 2006 through the exercise of stock options granted to him under the 2000 Stock Incentive Plan; and (ii) 18,751 restricted Common shares which Mr. Ellis was granted under the 2000 Stock Incentive Plan, as to which Mr. Ellis has sole voting power, but no dispositive power until such shares have become vested.

(13)	Includes 1,140,333 common shares which Mr. Rhein has the right to acquire within 60 days of December 1, 2006 through the exercise of stock options granted to him under the 1991 Stock Option Plan and the 2000 Stock Incentive Plan.

(14)	Includes 249,190 common shares which Mr. Sayers has the right to acquire within 60 days of December 1, 2006 through the exercise of stock options granted to him under the 1991 Stock Option Plan and the 2000 Stock Incentive Plan.

(15)	The number of common shares shown as beneficially owned by the company’s directors and executive officers as a group includes 2,314.099 common shares which such persons have the right to acquire within 60 days of December 1, 2006 through the exercise of stock options granted to them under the 1991 Stock Option Plan, the 2000 Stock Incentive Plan, the 1995 Stock Option Plan for Outside Directors, the 1999 Stock Option Plan for Outside Directors and the 2000 Stock Option Plan for Outside Directors.

(16)	As reported on a Schedule 13G dated February 6, 2006.

(17)	As reported on a Schedule 13G dated January 1, 2006.

PROPOSAL NO. 2: AUTHORIZATION TO ADJOURN OR POSTPONE

At the special meeting, you will be asked to consider and vote on a proposal to authorize management to adjourn or postpone the special meeting of shareholders to allow time for the further solicitation of proxies if there are insufficient votes present at the special meeting, in person or by proxy, to approve the merger. Approval of the proposal to authorize adjournment or postponement will require the affirmative vote of holders of a majority of the shares represented at the meeting.

The board of directors unanimously recommends that you vote “FOR” the proposal to grant authority to management to adjourn or postpone the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the special meeting, in person or by proxy, to approve the sale of the KeyLink Systems Distribution Business.

MISCELLANEOUS

Other Matters

We know of no matters to be presented for action at the meeting other than as set forth in the Notice of Special Meeting. However, if any other matters come before the meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.

Shareholder Proposals

Any shareholder proposal intended to be presented at the 2007 Annual Meeting of Shareholders must be received by the company’s secretary at the company’s principal executive offices no later than March 9, 2007 for inclusion in the proxy statement and form of proxy relating to that Annual Meeting. Each proposal submitted should be accompanied by the name and address of the shareholder submitting the proposal and the number of common shares owned. If the proponent is not a shareholder of record, proof of beneficial ownership should also be submitted. All proposals must be a proper subject for action and comply with the proxy rules of the SEC. We may use our discretion in voting proxies with respect to shareholder proposals not included in the proxy statement for the 2007 Annual Meeting, unless we receive notice of such proposals prior to May 24, 2007.

Available Information

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, file annual, quarterly and current reports, proxy statements and other information with the SEC. Members of the public may read and copy any materials we file with the SEC at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room maintained by the SEC may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and other information statements, and other information regarding issuers that file electronically with the SEC.

The SEC allows us to “incorporate by reference” into this proxy statement information that we file with the SEC. This means we can disclose important information to you by referring you to the documents containing this information. The information we incorporate by reference is considered to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this proxy statement. This proxy statement incorporates by reference the documents filed by us listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement to the date of the special meeting; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

Document	Filing Date

Our annual report on Form 10-K for the year ended March 31, 2006	June 9, 2006
Our current reports on Form 8-K	August 3, 2006 January 5, 2007
Our quarterly report on Form 10-Q for the quarter ended June 30, 2006	August 3, 2006
Our quarterly report on Form 10-Q for the quarter ended September 30, 2006	November 7, 2006
Our quarterly report on Form 10-Q for the quarter ended December 31, 2006	February 5, 2007

You may also obtain copies of any document incorporated by reference in this proxy statement, without charge, by requesting them in writing or by telephone at the following address:

Agilysys, Inc.
2255 Glades Road, Suite 425W
Boca Raton, Florida, 33431
Attention: Investor Relations
(561) 999-8700

REQUEST TO VOTE, SIGN AND RETURN PROXIES

Please vote, sign and return the enclosed proxy at your earliest convenience to make certain your shares will be voted at the special meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Lawrence N. Schultz
Secretary
Agilysys, Inc.

Solon, Ohio
February 5, 2007

Annex A

ASSET PURCHASE AGREEMENT
SALE OF CERTAIN ASSETS
OF
KEYLINK SYSTEMS, A BUSINESS
OF
AGILYSYS, INC.,
AND
AGILYSYS CANADA INC.
TO
ARROW ELECTRONICS, INC.,
ARROW ELECTRONICS CANADA LTD.,
AND
SUPPORT NET, INC.
DATED: January 2, 2007

A-i

A-ii

A-iii

SCHEDULES:

1.1(a)	Sold Business Real Property Leases
1.1(b)	Sold Business Owned Real Property
1.1(c)	Tangible Personal Property
1.1(d)	Sold Business Marks
1.1(f)	Customer and Sales Information
1.1(g)	Prepaid Expenses and Deposits
1.1(h)	Assumed Contracts
1.1(k)	Software
2.1(a)	Accounts Payable
2.1(b)	Material Contract Breaches
3.2	Summary of Significant Reserve Policies
3.3	Allocation of Purchase Price
4.4	Conflicts
4.5	Financial Statements
4.6	Material Permits and Licenses
4.7	Litigation
4.8	Title
4.9	Inventories
4.10	No Changes
4.10(i)	Changes to Benefit Plans
4.11(a)	Registered Sold Business Marks
4.11(b)	Sold Business Intellectual Property
4.11(d)	Intellectual Property Infringement
4.12(g)	Environmental
4.13(a)	Benefit Plans
4.13(b)	Acceleration
4.14(a)	Sold Business Employees
4.14(b)	Employees
4.15(c)	Material Contracts
4.15(d)(i)	Material Contracts delivered to Buyers
4.16(b)	Sold Business Real Property
4.17	Taxes
4.18	Sellers’ Brokers and Finders
4.20	No Undisclosed Liabilities
4.21(a)	No Affiliate Transactions
4.21(b)	Arm’s Length Basis
4.22	Accounts Receivable
4.23	Guarantees
4.24	Insurance
4.25	Warranties
5.7	Buyers’ Brokers and Finders
8.1.7(c)	Surety Bonds
8.1.13	Employee Matters
8.2.2(i)	Change of Control Agreements
10.14(a)	Knowledge
10.14(b)	Terminated Suppliers

A-iv

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of the 2nd day of January, 2007 by and among AGILYSYS, INC., an Ohio corporation (“Agilysys”), AGILYSYS CANADA INC., an Ontario corporation (“Agilysys Canada” and, together with Agilysys, “Sellers”), and Arrow Electronics, Inc., a New York corporation (“Buyer”), Support Net, Inc., an Indiana corporation (“US Buyer”), and Arrow Electronics Canada Ltd., a Canadian corporation (“Canadian Buyer”, and together with Buyer and US Buyer, “Buyers”).

RECITALS

WHEREAS, subject to the terms and conditions set forth in this Agreement, Buyers wish to acquire certain of the assets of Sellers relating to Sellers’ business, as presently conducted, of distributing enterprise computer technology products through their reseller channel, which is operated by Sellers as “Keylink Systems” (the “Sold Business”);

WHEREAS, US Buyer is prepared to assume the “Assumed Liabilities” (as defined below) of Agilysys, and Canadian Buyer is prepared to assume the Assumed Liabilities of Agilysys Canada; and

WHEREAS, on and subject to the terms and conditions set forth herein, Agilysys desires to sell and US Buyer desires to purchase, the “Purchased Assets” (as defined below) of Agilysys, and Agilysys Canada desires to sell and Canadian Buyer desires to purchase, the Purchased Assets of Agilysys Canada.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the parties hereby agree as follows:

ARTICLE 1.

PURCHASE OF ASSETS

Section 1.1.  Assets to Be Purchased by Buyers.  Subject to Section 1.2, Sellers hereby agree to sell, convey, assign, transfer and deliver to Buyers, and Buyers agree to purchase as of the Closing, (i) all of the assets used in connection with the Sold Business other than the assets which are used by both the Sold Business and the other businesses of Sellers, as the same exist on the Closing Date, including those reflected in the unaudited balance sheet of the Sold Business as of September 30, 2006 (the “Balance Sheet”) (subject to any adjustments thereto contained in the Final Balance Sheet) and (ii) all of the related work papers, documents and records generated by Sellers and their accountants in connection therewith, including, without limitation, the following:

(a) So long as Sellers shall have delivered to Buyers consents to assignment from the respective lessors with respect thereto, the rights, subject to the obligations, under the leases together with all amendments, modifications and supplements thereto (the “Sold Business Real Property Leases”), for the real property set forth on Schedule 1.1(a) (the “Sold Business Leased Real Property”), and all leasehold interests therein and all rights of Sellers to leasehold improvements located thereon to the extent covered by the Sold Business Real Property Leases, and all fixtures, machinery, installations and equipment attached thereto and located thereon;

(b) All right, title and interest in and to the real property, and all rights, title, privileges and appurtenances thereto (including, without limitation, all development rights, air rights, mineral rights and water rights related thereto), listed on Schedule 1.1(b) (the “Sold Business Owned Real Property” and, together with the Sold Business Leased Real Property, the “Sold Business Real Property”) and all fixtures, machinery, installations and equipment attached thereto and located thereon;

(c) All right, title and interest in and to the furniture, fixtures, improvements, supplies, computers, machinery, equipment and other tangible personal property described, or of the type listed, on Schedule 1.1(c), which schedule shall be updated as of two days prior to the Closing (“Tangible Personal Property”);

(d) All right, title and interest in and to the Marks listed on Schedule 1.1(d) hereto and all other Marks used exclusively in connection with the Sold Business, together with the goodwill associated therewith (the “Sold Business Marks”), the Trade Secrets that are used exclusively in connection with the Sold Business

(“Sold Business Trade Secrets”), the copyrights that are owned by Sellers that are used exclusively in connection with the Sold Business and any applications and registrations therefor (the “Sold Business Copyrights” and collectively with the Sold Business Marks and the Sold Business Trade Secrets, the “Sold Business Intellectual Property”), together with all rights of Sellers to recover damages for any past, present or future infringement, misappropriation or other violation of the Sold Business Intellectual Property;

(e) All right, title and interest in the inventories of the Sold Business, including all products, supplies and packaging materials, on hand or in route to Sellers from suppliers (collectively, the “Inventory”);

(f) Sellers’ customer lists (subject to applicable privacy Laws) as set forth on Schedule 1.1(f), which schedule shall be updated as of two days prior to the Closing, customer files, sales literature and all related documentation as in effect at the Closing and used exclusively in connection with the Sold Business;

(g) The prepaid expenses, prepaid deposits, retainers, customer deposits, credits, advances, and security deposits of Sellers in respect of the Sold Business including, without limitation, those set forth in Schedule 1.1(g); provided, however, that prepaid expenses shall not include any expenses associated with Terminated Suppliers;

(h) All of Sellers’ rights and interests in and to all of the contracts which are utilized exclusively in connection with the Sold Business including, without limitation, Material Contracts and other contracts relating to suppliers and customers, open purchase orders and open sales orders, including without limitation those contracts that are identified, or of the type listed, on Schedule 1.1(h) (collectively, the “Assumed Contracts”);

(i) All books, records, files and papers, whether in hard copy or computer format, of Sellers to the extent they contain information relating to the Sold Business or to any of the Transferred Employees. To the extent any such books, records, files and papers are (i) also used in connection with any of Sellers’ businesses other than the Sold Business, (ii) are required by Law to be retained by Sellers or (iii) relate to any income tax credit, bankruptcy or creditors’ rights claims or other credit, Sellers may deliver copies or other reproductions from which information solely concerning Sellers’ businesses other than the Sold Business has been deleted;

(j) Except as listed in Section 1.2(b), all accounts and notes receivable and other claims for money due Sellers in existence as of the close of business on the Closing Date which have been generated in the ordinary course of business by the Sold Business (collectively, the “Accounts Receivable”); provided, however, that the Accounts Receivable shall not include any accounts receivable (A) subject to any third party collection procedures or any other actions or proceedings which have been commenced in connection therewith or (B) related to the Pre-Closing Lost Customers;

(k) All software (including without limitation all web-based technology and software related to such web-based technology and customer-facing software used or held for use exclusively by the Sold Business) listed on Schedule 1.1(k) and other copyrightable subject matter that is used exclusively in the Sold Business, and all tangible materials that embody any Sold Business Intellectual Property; and

(l) All rights, title and interests, subject to the obligations, under any leases for Tangible Personal Property (the “Tangible Personal Property Leases”).

The above-described assets to be purchased and sold pursuant to this Agreement are referred to as the “Purchased Assets.” Notwithstanding the forgoing, to the extent that Agilysys Canada has any right, title and interest in any of the Purchased Assets prior to the Closing, such assets shall be acquired by Canadian Buyer (the “Canadian Purchased Assets”).

Section 1.2.  Assets to be Retained by Sellers.  Sellers shall retain and Buyers shall not purchase from Sellers any properties or assets of Sellers which are not included among the Purchased Assets including, but not limited to, the following properties and assets of Sellers:

(a) All cash on hand and checks received pending collection as of the close of business on the Closing Date, notes, bank deposits, certificates of deposit, marketable securities and other cash equivalents, including, but not limited to, the consideration payable by Buyers to Sellers under this Agreement in respect of the Purchase Price;

(b) All income and other tax credits, all tax refund claims (including any credits for deferred taxes) and all bankruptcy or creditors’ rights claims; provided, however, that with respect to any tax certiorari or other proceedings for the reduction of real estate taxes, Sellers shall only be entitled to that portion of any net tax refund, after deducting Buyers’ costs of prosecuting the same, attributable to the period prior to the Closing;

(c) All rights of Sellers under this Agreement and the agreements and instruments delivered to Sellers by Buyers pursuant to this Agreement;

(d) All rights to (i) all Marks, Trade Secrets, and copyrights and applications and registrations therefor, not specifically covered by Section 1.1(d), together with any and all goodwill associated therewith, and (ii) all software and other Intellectual Property not specifically covered by Section 1.1(k) (collectively, the “Retained Intellectual Property”);

(e) All capital stock of, or ownership interest in, any entity owned by Sellers;

(f) All books, records, files and papers, whether in hard copy or computer format, that (i) Sellers shall be required to retain pursuant to any statute, rule, regulation, ordinance, contract or agreement, (ii) contain information relating to any employee of Sellers other than a Transferred Employee or any business or activity of Sellers or their Affiliates not relating exclusively to the Sold Business or (iii) relate to any income tax credit, bankruptcy or creditors’ rights claims or other credit;

(g) The minute books, stock transfer books and corporate seals of Sellers and any other books and records of Sellers relating to the Retained Assets or the Retained Liabilities;

(h) Insurance policies carried by or covering Sellers and all credits or other amounts due or to become due on account of or with respect to such policies;

(i) All accounts receivable of Sellers not generated by the Sold Business;

(j) All rights and interests in and under the Retained Benefit Plans (as defined below) and related instruments and records;

(k) All rights of Sellers under all contracts and agreements to which Sellers are a party that do not constitute Assumed Contracts;

(l) All real property and leasehold interests of Sellers not listed on Schedules 1.1(a) or 1.1(b) (the “Retained Real Property”);

(m) All inventory, machinery, equipment and tangible assets located at the Retained Real Property and not otherwise part of the Tangible Personal Property, Inventory or subject to the Tangible Personal Property Leases;

(n) All claims, causes of action, choses in action, rights of recovery and rights of set off of any kind against any Person arising out of or relating to events prior to the Closing which do not arise out of the Purchased Assets or the Assumed Liabilities; and

(o) All other assets of Sellers not specifically included among the Purchased Assets and transferred to Buyers pursuant to Section 1.1.

The above-described assets to be retained by Sellers pursuant to this Agreement are referred to as the “Retained Assets.”

ARTICLE 2.

ASSUMPTION OF LIABILITIES

Section 2.1.  Assumed Liabilities.  Buyers hereby agree to assume at the Closing and to pay, perform and discharge when due and indemnify and hold Sellers harmless against the following liabilities and obligations of

Sellers incurred exclusively in connection with the Sold Business, as the same shall exist at the Closing (such liabilities and obligations are hereinafter referred to as the “Assumed Liabilities”):

(a) All accounts payable and accrued expenses relating to the Sold Business incurred in the ordinary course of business consistent with past practice as of the Closing Date to the extent reflected or reserved against in the Audited Balance Sheet, including, without limitation, those listed on Schedule 2.1(a) hereto; provided, however, that such accounts payable and accrued expenses shall not include any liabilities associated with any of the Disputed Payables or any Retained Benefit Plan;

(b) Sellers’ liabilities, obligations and duties under all Assumed Contracts, Sold Business Real Property Leases (so long as Sellers have delivered to Buyers consents to assignment from the respective lessors with respect thereto) and Tangible Personal Property Leases; provided, however, Buyers shall not assume any liabilities, obligations or duties under such Assumed Contracts, Sold Business Real Property Leases or Tangible Personal Property Leases for any material breach thereof by Sellers for any period prior to the Closing unless such breach is listed on Schedule 2.1(b);

(c) (i) All liabilities and obligations that arise after the Closing with respect to or relating to the Purchased Assets, except for any liabilities or obligations otherwise retained by Sellers under Sections 2.2 or this Section 2.1, and (ii) Assumed Litigation subject to Section 9.2;

(d) Any liability under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar Law to which Transferred Employees are entitled, either now or hereafter, in connection with the transactions contemplated hereby;

(e) All liabilities and obligations specifically assumed by Buyers pursuant to Section 8.2.2; and

(f) Product liability claims arising out of claims of third parties for damage or injury suffered as the result of defective products sold by Sellers prior to the Closing Date for which Buyers receive reimbursement or indemnification by a supplier of the Sold Business (the “Assumed Product Liabilities”).

Notwithstanding the foregoing, to the extent that prior to the Closing, any of the Assumed Liabilities are the liabilities or obligations of Agilysys Canada, such Assumed Liabilities shall be assumed by Canadian Buyer (“Canadian Liabilities”).

Section 2.2.  Liabilities to be Retained by Sellers.  Sellers shall retain all liabilities and obligations of Sellers not expressly assumed by Buyers pursuant to Section 2.1, including, without limitation the following liabilities and obligations of Sellers (all such retained liabilities and obligations are hereinafter referred to as the “Retained Liabilities”):

(a) All liabilities and obligations of Sellers under this Agreement and the agreements and instruments delivered by Sellers to Buyers pursuant to this Agreement;

(b) Any obligation to pay Sellers’ fees or expenses incurred in connection with this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, fees and expenses of brokers, finders, investment bankers, attorneys, consultants, accountants or representatives (except as otherwise set forth in Section 3.2(d));

(c) Sellers’ liability for any severance or termination pay under any Retained Benefit Plan, this Agreement, or any other policy or contract of Sellers (collectively “Severance”), to any individuals who are Sold Business Employees, either now or hereafter, in connection with the transactions contemplated hereby or otherwise;

(d) All liabilities and obligations (i) under Sellers’ “change of control” agreements to which any individuals who are Sold Business Employees are entitled, either now or hereafter, in connection with the transactions contemplated hereby or otherwise, and (ii) relating to the vesting of participants and beneficiaries accounts under the retirement plan of Seller;

(e) Except as otherwise expressly provided in Section 8.2.2, any liabilities or obligations with respect to any Sold Business Employee that accrued or arose prior to the Closing, including without limitation with respect to any benefits under any Retained Benefit Plans (regardless of when such liabilities accrued or arose);

(f) All liabilities and obligations for taxes relating to the Sold Business for all periods (or portions thereof) ending on or prior to the Closing Date, and all liabilities for deferred Taxes;

(g) All actions or proceedings pending against Sellers or relating to the Sold Business prior to the Closing Date, other than Assumed Litigation subject to Section 9.2;

(h) All Retained Environmental Liabilities (regardless of whether such liabilities are liabilities or obligations of Sellers);

(i) All obligations with respect to the Sold Business for repair or replacement of, or refund for, damaged, defective or returned goods sold by Sellers prior to the Closing Date (the “Returned Goods”);

(j) All liabilities with respect to the Sold Business arising out of claims of third parties for damage or injury suffered as the result of defective products sold by Sellers prior to the Closing Date other than Assumed Product Liabilities (the “Product Liabilities”); and

(k) All liabilities with respect to the City of Solon, Enterprise Zone Agreement, dated April 20, 1998.

ARTICLE 3.

CONSIDERATION

Section 3.1.  Purchase Price.  The aggregate purchase price for the Purchased Assets shall be an amount equal to Four Hundred Eighty Five Million Dollars ($485,000,000) (the “Purchase Price”), and the assumption by Buyers at the Closing of the Assumed Liabilities. At the Closing, Buyers shall pay the Purchase Price by wire transfer of immediately available funds to such account as Sellers may reasonably direct by written notice delivered to Buyers by Sellers at least two (2) Business Days prior to the Closing Date. Buyers and Sellers acknowledge and agree that no amount of the Purchase Price is received, receivable or allocated explicitly to the covenants contained in Section 8.2.9.

Section 3.2.  Purchase Price Adjustment.

(a) Audited Balance Sheet Preparation.  No later than 60 days after the Closing Date, Sellers shall deliver to Buyers a balance sheet of the Sold Business dated as of the Closing Date audited by Ernst & Young (the “Independent Auditors”) in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “Audited Balance Sheet”). The Audited Balance Sheet will be prepared in accordance with generally accepted accounting principles using Sellers’ historical internal accounting practices and prepared in a manner consistent with the Balance Sheet. Audited Balance Sheet items listed on Schedule 3.2(a) will be estimated consistent with the methodology set forth in Schedule 3.2(a) which is consistent with the methodology used in preparation of the Financial Statements (as defined in Section 4.5). As part of the preparation of the Audited Balance Sheet, Buyers shall have the right to jointly conduct with Sellers a complete physical inventory of the Sold Business as of the Closing Date and the results thereof shall be reflected in the Audited Balance Sheet. The Audited Balance Sheet shall fairly present in all material respects the financial position of the Sold Business as of the Closing Date. Buyers and Sellers shall equally share the cost of the preparation and audit of the Audited Balance Sheet.

(b) Audited Balance Sheet Review.  All work papers, documents and records used or generated by Sellers and the Independent Auditors in connection with the preparation of the Audited Balance Sheet, along with access to Sellers’ accountants and management personnel, will be made available to Buyers. Unless Buyers give Sellers written notice of their objection by the thirtieth (30th) day after Buyers’ receipt of the Audited Balance Sheet, the Audited Balance Sheet will become final and binding on the parties and will be deemed to be the “Final Balance Sheet.”

(c) Audited Balance Sheet Dispute.  If Buyers object (as provided in the last sentence of Section 3.2(b)) to the Audited Balance Sheet and Buyers and Sellers are able to resolve their dispute within fifteen (15) days after Sellers’ receipt of Buyers’ written objection, the Audited Balance Sheet (reflecting the resolution) will be final and binding on the parties and will be deemed to be the “Final Balance Sheet.” If Buyers object (as provided in the last sentence of Section 3.2(b)) to the Audited Balance Sheet and Buyers and Sellers are unable to resolve their dispute within fifteen (15) days after Sellers’ receipt of Buyers’ written objection, the dispute will be resolved by Price Waterhouse Coopers or any other mutually acceptable certified public accounting firm (the “Independent Accountants”). The Independent Accountants will be instructed to perform their services as expeditiously as possible. The resolution of the Independent Accountants shall be presented in an “Arbitrator’s Award Report,” prepared by the Independent Accountants, which shall be final and binding on the parties. Buyers and Sellers shall each be given the opportunity to submit any documents to the Independent Accountants, with a copy to the other party, which that party believes will assist the Independent Accountant in the production of the Arbitrator’s Award Report. The decision of the Independent Accountants as reflected in the Arbitrator’s Award Report shall be reflected in a Final Balance Sheet to be issued by Sellers as soon as possible thereafter.

(d) Cost of Independent Accountants.  The fees and expenses of the Independent Accountants for the resolution of the dispute shall be shared equally by Buyers and Sellers.

(e) Working Capital Adjustment.  The Purchase Price shall be subject to adjustment as follows (“Working Capital Adjustment”): If Working Capital is less than the Target Working Capital, the Purchase Price shall be decreased in amount equal to the difference between the Target Working Capital and the amount of the Working Capital. If the Working Capital is greater than the Target Working Capital, the Purchase Price shall be increased in an amount equal to the difference between the amount of the Working Capital and the Target Working Capital. As used herein, “Working Capital” is defined as current assets (included in Purchased Assets) less current liabilities (included in Assumed Liabilities), as reflected on the Final Balance Sheet. Payments owed to either Buyers or Sellers as a result of the Working Capital Adjustment shall be made within 5 days after issuance of the Final Balance Sheet, by wire transfer of immediately available funds. Any such payments shall be an adjustment to the Purchase Price.

Section 3.3.  Allocation of Purchase Price.  The aggregate fair market values of the Purchased Assets and the allocation of the Purchase Price and Assumed Liabilities that are liabilities for income tax purposes among the Purchased Assets as of the Closing Date for purposes of Section 1060 of the Internal Revenue Code and for all Canadian and other tax purposes will be agreed to no less than three (3) business days before the Closing and such allocation shall be attached to this Agreement as Schedule 3.3. Such allocation shall be amended to update any adjustment to the Purchase Price. Buyers and Sellers agree to be bound by such fair market value determination and allocation, as it may be amended from time to time, and to complete and attach Internal Revenue Service Form 8594 to their respective U.S. tax returns accordingly and to file all comparable Canadian and other tax returns accordingly.

Section 3.4.  Pre-Closing Lost Customers-Lost Oracle Sales Adjustment.  Sellers shall notify Buyers promptly in the event that (i) any of the contracts of customers of the Sold Business (either with Sellers or with suppliers of the Sold Business) for the purchase of products from the Sold Business have been terminated prior to the Closing Date (the “Pre-Closing Lost Customers”) or (ii) as of the Closing Date, Oracle has not consented to the transaction contemplated by this Agreement (the “Oracle Refusal”). In the event that Buyers receive notice or become aware of any Pre-Closing Lost Customers or of an Oracle Refusal then, in addition to any adjustment pursuant to Section 3.2, the Purchase Price shall be reduced by an amount equal to the product of (x) the amount by which the sum of (a) the sales to such Pre-Closing Lost Customers during the twelve (12) month period ending September 30, 2006 (the “Pre-Closing Lost Sales”) and (b) sales of Oracle products during the twelve (12) month period ending September 30, 2006 (the “Oracle Lost Sales”), exceeds $200 million, multiplied by (y) 0.35 (the “Lost Customers Multiple”).

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant (jointly and severally) to Buyers that:

Section 4.1.  Corporate Status.

(a) Organization and Power.  Agilysys and Agilysys Canada are corporations duly organized, validly existing and in good standing under the Laws of the State of Ohio and the Province of Ontario, Canada, respectively. Sellers have full corporate power to: (a) own, lease and operate the Purchased Assets and carry on the Sold Business as and where such Purchased Assets are now owned or leased and as such Sold Business is presently being conducted by each of them; and (b) execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by such Seller in connection herewith.

(b) Qualification.  With respect to the operation of the Sold Business, each Seller is qualified to do business as a foreign or extra-provincial corporation in each jurisdiction where the failure to be so qualified could result in a Material Adverse Effect.

Section 4.2.  Sellers’ Enforceability.  The execution and delivery of this Agreement and, subject to the approval of the shareholders of Agilysys, the due consummation by Sellers of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Sellers. This Agreement constitutes (and each document and instrument contemplated by this Agreement, when executed and delivered in accordance with the provisions hereof, will constitute) a valid and legally binding agreement of Sellers enforceable in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding at equity or at Law).

Section 4.3.  Governmental Approvals.  Subject to the parties’ waiver of applicable bulk sales Laws, no authorization, approval, consent or order of, or registration, declaration or filing with, any federal, state, territorial, municipal, local, provincial or foreign governmental, regulatory, or other public body or any subdivision, agency, instrumentality, or court (a “Governmental Authority”) is required in connection with the execution, delivery or performance of this Agreement by Sellers or any other agreement, instrument or document to be delivered by or on behalf of Sellers in connection herewith, except for (a) such consents, filings and approvals as may be required pursuant to the Hart Scott Rodino Act (“HSR”) or by the Competition Act (Canada) (the “Competition Act”), and (b) such other orders, authorizations, registrations, declarations or filings with any Governmental Authority the failure of which to be obtained or made will not (x) materially impair the ability of Sellers to perform their obligations hereunder or (y) prevent the consummation of any of the transactions contemplated hereby.

Section 4.4.  Absence of Conflicts.  Subject to receipt of the approvals, consents, orders, declarations and other matters set forth in Section 4.3 and except as set forth on Schedule 4.4, neither the execution, delivery nor performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Sellers in connection herewith will result in the acceleration of any of the Assumed Liabilities or the creation of any Lien on any of the Purchased Assets (other than Permitted Liens and the Liens created by Buyers as of the Closing Date) or conflict with, violate or result in any material breach of or constitute a material default under (whether upon notice or the passage of time or both) any (i) Law applicable to Sellers, (ii) instrument to which any Seller is a party or by which any Seller is bound relating to the Sold Business, excluding any supplier contracts, customer contracts, purchase orders, sales orders, and any non-disclosure agreements, the violation, conflict, breach or default of which would not reasonably be likely to result in a Material Adverse Effect, (iii) any provision of the Articles of Incorporation or Code of Regulations, as amended, or any similar document, of any Seller, or (iv) such other orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made would not (x) reasonably be likely to result in a Material Adverse Effect, (y) materially impair the ability of Sellers to perform their obligations hereunder, or (z) prevent the consummation of any of the transactions contemplated hereby.

Section 4.5.  Financial.  The unaudited balance sheet and the related Statement of Net Sales, Cost of Goods Sold and Direct Operating Expenses (the “Statement of Operations”) of the Sold Business for the fiscal year ended

March 31, 2006, and at and for the six month period ended September 30, 2006, are attached hereto as Schedule 4.5, together with reconciling statements tying such Statement of Operations for the fiscal year ended March 31, 2006 to the income statement provided in the Proxy Statement (together, the “Financial Statements”). Except as set forth on Schedule 4.5, such Financial Statements (i) are true and accurate in all material respects, (ii) have been prepared from the books and records of Sellers regularly maintained by management and used to prepare the consolidated financial statements of Sellers in accordance with the principles stated therein, (iii) were prepared in accordance with GAAP, and (iv) fairly present in all material respects the Sold Business’ results of operations and financial condition with respect to the items set forth therein as if it had been conducted as a separate entity during such period and based upon the assets acquired and liabilities assumed as stipulated in this Agreement, excluding certain cost allocations and subject to the absence of footnote disclosure. In addition, the Statement of Operations presented in the Financial Statements does not contain any extraordinary or non-recurring income or any other income not earned in the ordinary and customary course of the Sold Business, except as set forth therein. Sellers have maintained the books and records of the Sold Business in a manner sufficient to permit the preparation of its financial statements in accordance with GAAP as in effect from time to time.

Section 4.6.  Compliance with Laws.  With respect to the operation of the Sold Business, Sellers currently are not, nor have they been in the past three years, in violation of any Law, excluding any violation which would not reasonably be likely to result in a Material Adverse Effect. Sellers have all material permits and licenses necessary to conduct the Sold Business as conducted by Sellers immediately prior to the Closing. Schedule 4.6 lists all such material permits and licenses.

Section 4.7.  No Litigation.  With respect to the operation of the Sold Business, except as set forth on Schedule 4.7, there is no claim, litigation, action, suit, hearing, investigation or proceeding pending or, to the Knowledge of Sellers, threatened against any Seller which could (i) reasonably be likely to result in a Material Adverse Effect, or (ii) prevent, prohibit or make illegal the consummation of the transactions contemplated by this Agreement. To the Knowledge of Sellers, there are no facts or circumstances that could reasonably be expected to lead to a claim, litigation, action, suit, hearing, investigation or proceeding that would be required to be disclosed pursuant to the prior sentence.

Section 4.8.  Title; Condition of Assets.  (a) Sellers have good, valid and marketable title to, or a valid leasehold interest in, the Purchased Assets free of all Liens other than Permitted Liens and Liens listed on Schedule 4.8.

(b) Except for the Tangible Personal Property leased pursuant to the Tangible Personal Property Leases, no Person, other than Sellers, owns or primarily utilizes any material Tangible Personal Property. To the Knowledge of Sellers, the Tangible Personal Property is in good and normal operating condition, normal wear and tear excepted.

Section 4.9.  Inventories.  Except as set forth on Schedule 4.9(a), all items contained in the Inventory of the Sold Business (except as otherwise reserved for in the Audited Balance Sheet) existing at the Closing will be of a quality and quantity salable in the ordinary course of the Sold Business. Adequate reserves for bad or obsolete inventory are maintained and reflected in the Financial Statements and the Audited Balance Sheet. As of the Closing Date, the Inventory shall be sufficient to permit Buyers to supply the customers of the Sold Business in the ordinary course of business consistent with past practice. Except as set forth in Schedule 4.9(b), none of the Inventory was purchased from a source other than the manufacturer thereof or a distributor duly licensed or franchised to distribute such items by such manufacturer and, except for Inventory purchased for customer specific requirements (so long as such Inventory is subject to a contract for the purchase thereof by such customer), all such items of Inventory meet the requirements for return to the manufacturer under the applicable franchise agreement other than as a result of quantity limitations with respect to such return rights. Except as set forth on Schedule 4.9(c), none of the Sellers have sold any inventory of the Sold Business, which the purchaser thereof has the right to return to Sellers or cause the seller thereof to repurchase for any reason except (i) pursuant to the standard product warranties of Sellers for product quality or mistake in shipment or implied warranties at law for title against infringement and (ii) to the extent the same will be reflected in reserves on the Audited Balance Sheet.

Section 4.10.  No Changes.  Except as contemplated herein or set forth on Schedule 4.10, since September 30, 2006, (i) there has not occurred any Special Closing Condition — Material Adverse Effect, (ii) the Sold Business has been operated only in the ordinary course consistent with past practice and (iii) there has not been any event or development which, individually or together with any other such event, would reasonably be expected to result in a

Special Closing Condition — Material Adverse Effect. Without limiting the foregoing, except as disclosed on Schedule 4.10, since September 30, 2006, with respect to the Sold Business, Sellers have not:

(a) Transferred, assigned, conveyed or liquidated any of the Purchased Assets or any portion of the Sold Business, other than Inventory and Tangible Personal Property in the ordinary course of business;

(b) Suffered any change in their business, operations, or financial condition which would result in a Material Adverse Effect and to the Knowledge of Sellers there is no event which would reasonably be likely to result in any such Material Adverse Effect;

(c) Suffered any destruction, damage or loss, relating to the Purchased Assets or the Sold Business not covered by insurance, which, in the aggregate, exceeds two hundred fifty thousand dollars ($250,000);

(d) Suffered, permitted or incurred the imposition of any Lien or claim upon any of the Purchased Assets or the Sold Business, except for any Permitted Lien;

(e) Committed, suffered, permitted or incurred any default in liability or obligation which, in the aggregate, could be reasonably likely to result in a Material Adverse Effect;

(f) Made or agreed to any material change in the terms of any Sold Business Real Property Lease, Tangible Personal Property Lease or any Material Contract which (i) is not in the ordinary course of business or (ii) is in the ordinary course of business but involves future payments or receipts, performance of services, or delivery of goods to or by Sellers of an amount or value in the aggregate in excess of two hundred fifty thousand dollars ($250,000);

(g) Waived, canceled, sold or otherwise disposed of, for less than the face amount thereof, any claim or right relating exclusively to the Purchased Assets or the Sold Business which (i) is not in the ordinary course of business or (ii) is in the ordinary course of business but involves an amount or value in the aggregate in excess of two hundred fifty thousand dollars ($250,000);

(h) Paid, agreed to pay or incurred any obligation for any payment of any bonus to, or granted any increase in the compensation of any Sold Business Employee (except in the ordinary course consistent with past practice and in any event not to exceed four percent (4%) in the aggregate;

(i) Except as set forth in Schedule 4.10(i), amended, terminated, adopted or increased benefits under any Benefit Plan;

(j) Paid, agreed to pay or incurred any obligation for any payment of any indebtedness affecting the Purchased Assets or the Sold Business except current liabilities incurred in the ordinary course of business;

(k) Delayed or postponed the payment of any liabilities associated with the Purchased Assets or Sold Business, whether current or long term, or failed to pay in the ordinary course of business any such liability on a timely basis consistent with prior practice;

(l) Materially changed (i) any investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Sold Business or (ii) any method of calculating bad debt, inventory, contingency or other reserve of the Sold Business for accounting, financial reporting or Tax purposes;

(m) Acquired any asset, other than Inventory and Tangible Personal Property, in the ordinary course of business consistent with past practice in excess of two hundred fifty thousand dollars ($250,000);

(n) Entered into any transaction in connection with the Sold Business with any officer, director or Affiliate of Sellers (i) outside the ordinary course of business consistent with past practice or (ii) other than on an arm’s-length basis;

(o) Discontinued sales, marketing and promotional activities relating to the Sold Business not in the ordinary course of business;

(p) Failed to comply, in any material respect, with all Laws applicable to the Sold Business; or

(q) Entered into a contract to do or engage in any of the foregoing.

Section 4.11.  Intellectual Property.

(a) Schedule 4.11(a) sets forth an accurate and complete list of all registered Marks used exclusively in connection with the Sold Business (collectively, the “Registered Sold Business Marks”). Sellers own no patent, patent application, registered copyright or application to register copyright that is used exclusively in connection with the Sold Business. No Registered Sold Business Mark is involved in any opposition or cancellation proceeding and, to Sellers’ Knowledge, no such proceeding is threatened. All fees that are due and owing with respect to any of the Registered Sold Business Marks have been paid. All Registered Sold Business Marks are subsisting and, to the Knowledge of Sellers, valid and enforceable, and Sellers have received no notice or claim challenging the validity or enforceability of any Sold Business Mark;

(b) Sellers own exclusively all of the Sold Business Intellectual Property free and clear of all Liens (except Permitted Liens) or other material restrictions. Except as set forth in Schedule 4.11(b), the Sold Business Intellectual Property and the rights licensed from a third party licensor under any license agreement that constitutes an Assumed Contract (a “Third Party License”) constitute all of the Intellectual Property that is used or held for use exclusively in connection with the conduct of the Sold Business and all the Intellectual Property that is necessary to conduct the Sold Business in the manner in which it heretofore has been conducted. To the Knowledge of Sellers, no loss or expiration of any of the material Intellectual Property used exclusively in connection with the Sold Business is threatened or pending. No Seller has transferred ownership of, or granted any exclusive license with respect to, any Sold Business Intellectual Property;

(c) Sellers have taken reasonable steps to maintain the confidentiality of all material Trade Secrets that have been used exclusively in connection with the Sold Business; and

(d) Except as set forth on Schedule 4.11(d), to the Knowledge of Sellers, none of the products or services that have been distributed, sold or offered in the operation of the Sold Business, nor any technology or materials used in connection therewith has infringed upon or misappropriated any Intellectual Property of any third party in any material respect, and Sellers have not received any written notice or claim asserting that any such infringement or misappropriation has occurred. To the Knowledge of Sellers, no third party is misappropriating or infringing any material Sold Business Intellectual Property in a manner that reasonably would be expected to have a Material Adverse Effect on the Sold Business. To the Knowledge of Sellers, no Sold Business Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by Sellers.

Section 4.12.  Environmental Matters.

(a) Sellers have not received since January 1, 2000 any written or oral notice of violation, information request, demand or claim of liability or potential liability related to the Sold Business or the Purchased Assets under or pursuant to any Environmental Law from any Governmental Authority, which notice, request, demand or claim has not been fully corrected and resolved (including the payment of any fines or penalties);

(b) Since January 1, 2000, no notice under applicable Environmental Laws reporting the release of any Hazardous Substance into the environment has been filed by Sellers with respect to the Sold Business or the Purchased Assets and no such notice has been required to be filed, by or on behalf of Sellers related to the Sold Business or the Purchased Assets;

(c) Sellers have not received any oral or written notice from any Governmental Authority or other Person alleging that any Seller, with respect to the Sold Business Real Property, is a responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq. (“CERCLA”), any state superfund Laws or comparable Laws relating to Remediation;

(d) Neither Sellers, the Sold Business nor, to the Knowledge of Sellers, any other Person has Managed, Released or disposed of any Hazardous Substances on, in, under or from the Sold Business Real Property in an amount or concentration that would create a legal duty on Sellers, the Sold Business or any purchaser of the Sold Business to perform or be liable for any Remediation and none of the Sellers with respect to the Sold Business or the Purchased Assets has assumed any obligations or liabilities of any other Person arising under any Environmental Law;

(e) With respect to the Purchased Assets and the operation of the Sold Business, Sellers and the Sold Business (i) are in material compliance with Environmental Laws, and (ii) have obtained, maintain in full force and effect and are in material compliance with all permits, licenses, certificates and approvals required under Environmental Law with respect to the Sold Business or the Purchased Assets (and all such permits, licenses, certificates and approvals are listed on Schedule 4.6), and no actions are pending, or to the Knowledge of the Sellers, threatened to revoke, cancel, terminate, restrict or modify any such permits, licenses, certificates or approvals;

(f) To the Knowledge of Sellers there are not and have not been, any underground storage tanks, asbestos-containing materials in any form or condition, polychlorinated biphenyls in electrical equipment, landfills, impoundments or waste disposal areas at any of the Sold Business Real Property;

(g) Attached as Schedule 4.12(g) is a listing of all reports, studies, analyses, tests and monitoring results related to the environmental condition of the Sold Business and the Purchased Assets (including without limitation, Phase I and Phase II investigation reports) of which Sellers have Knowledge, copies of which have been made available to Buyers; and

(h) Neither Seller nor the Sold Business: (i) have ever manufactured, produced, repaired, installed, sold, conveyed or otherwise put into the stream of commerce any product, merchandise, manufactured good, part, component or other item comprised of or containing asbestos; or (ii) have been the subject of any claims or litigation arising out of the alleged exposure to asbestos or asbestos-containing material.

For the purposes hereof, “Environmental Laws” shall mean all applicable Laws regulating: (i) the Management, Release or Remediation of Hazardous Substances, (ii) the exposure of persons to Hazardous Substances or (iii) protection of the Environment, including without limitation: CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq. and any requirements promulgated pursuant to these applicable Laws.

Section 4.13.  Employee Benefit Plans.

(a) Schedule 4.13 lists (i) each material “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) currently maintained or contributed to by (or required to be maintained or contributed to by) Sellers or any ERISA Affiliate with respect to any Sold Business Employee, and (ii) each employment agreement or other material plan, policy, program, agreement, arrangement or understanding, whether written or oral, whether formal or informal, relating to change in control, retention, equity, retirement, compensation, deferred compensation, incentives, bonuses, severance, fringe benefits, equity compensation, salary continuation or any other employee benefits currently maintained or contributed to by (or required to be maintained or contributed to by) Sellers or any ERISA Affiliate for the benefit of any Sold Business Employee (collectively referred to herein as the “Benefit Plans”). For purposes of this Agreement, “Retained Benefit Plan” means each Benefit Plan and each other plan, program, agreement or arrangement applicable to any Sold Business Employee in connection with his or her employment with the Sold Business or by Sellers or any affiliate of Sellers. Sellers have made available to Buyers complete copies of all Benefit Plans including all amendments thereto. None of the Benefit Plans (i) is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, or is a multiemployer plan (as defined in Section 3(37) of ERISA), or (ii) provides or promises post-retirement health or life benefits to any Sold Business Employee or beneficiary of any Sold Business Employee except to the extent required under COBRA; nor have Sellers ever established, sponsored, maintained or been obligated to make contributions to, any such Benefit Plan. No Seller nor any ERISA Affiliate has incurred any liability under Title IV of ERISA and no event has occurred and no condition exists that would subject the Sold Business, either directly or by reason of any Seller’s affiliation with any ERISA Affiliate to any material tax, lien, penalty or other liability imposed by ERISA, the Code or other applicable law with respect to any Benefit Plan. “ERISA Affiliate” is any trade or business (whether or not incorporated) under common control with Sellers and which, together with Sellers, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(b) No Retained Benefit Plan or any obligation related thereto is required to be transferred or assigned to Buyers either by operation of law or otherwise. Except as disclosed in Schedule 4.13(b), no payment or benefit under any Benefit Plan, including without limitation any severance or parachute payment plan or agreement will be established or become accelerated, vested, funded or payable by reason of any transaction contemplated under this Agreement or any other agreements and documents to be executed or delivered in connection herewith.

(c) Since September 30, 2006, no promises or commitments have been made, or other agreement entered into by any Seller to amend any Benefit Plan, to provide increased benefits thereunder or to establish any additional Benefit Plan except in the ordinary course of business consistent with past practice.

(d) Each Benefit Plan intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for each such Benefit Plan has not yet expired. Each trust established in connection with any Benefit Plan intended to be exempt from federal taxation under Section 501(a) of the Code is so exempt. To the Knowledge of Sellers, no fact or event has occurred that would adversely affect the exempt status of any such trust or affect the qualified status, or registered status of any Benefit Plan maintained by any of the Sellers. All employer payments, contributions or premiums required to be remitted or paid to or in respect of each Benefit Plan have been remitted and paid in a timely fashion in accordance with the terms thereof, all applicable actuarial reports and all Law.

Section 4.14.  Employees.

(a) Schedule 4.14(a) contains a complete and accurate list, as of the date hereof, of the following information for the employees of Sellers who, as of the date hereof, are engaged full time in the conduct of the Sold Business or who are engaged full time by Seller and devote a majority of their responsibilities and time in the conduct of the Sold Business (“Sold Business Employees”): name (subject to applicable privacy Laws); job title; current compensation; target incentive for fiscal 2006; years of service and exempt or non-exempt status.

(b) Except as disclosed in Schedule 4.14(b), (i) no Sold Business Employee is presently a member of a collective bargaining unit with respect to his or her employment with Sellers and, to the Knowledge of Sellers, there are no threatened or contemplated attempts to organize, for collective bargaining purposes, any of the Sold Business Employees, and (ii) no unfair labor practice complaint or sex, age, race or other discrimination claim or any other claim of Law violation relating to the employment of Sold Business Employees has been brought during the last three (3) years against any Seller by any Sold Business Employee, or any person or entity acting for or on behalf of any Sold Business Employee, individually or collectively, or with respect to the conduct of the Sold Business before any Governmental Authority, and, to the Knowledge of Sellers, there is no reasonable basis for such a claim.

Section 4.15.  Contracts.

(a) Each Assumed Contract and Tangible Personal Property Lease is valid, binding and enforceable against Sellers in accordance with its terms, except that such enforcement may be subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (regardless of whether enforceability is considered in a proceeding at Law or in equity). To the Knowledge of Sellers, each of the Assumed Contracts and Tangible Personal Property Leases is in full force and effect against each other party thereto.

(b) Except as set forth on Schedule 2.1(b) or Schedule 4.15(b), Sellers have performed in all material respects all material obligations required to be performed by them to date under, and are not in material default under, any Assumed Contract or Tangible Personal Property Lease, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default by Sellers. To the Knowledge of Sellers, no other party to any Assumed Contract or Tangible Personal Property Lease is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. Sellers will make available to Buyers or their representatives true, correct and complete copies of all written Assumed Contracts and Tangible Personal Property Leases.

(c) Schedule 4.15(c) contains a true, correct and complete list, as of the date hereof, of each of the following Assumed Contracts:

(i) All written contracts (other than Benefit Plans) providing for a commitment of employment of, or the provision of consultation services by, any Sold Business Employee;

(ii) All partnership or joint venture agreements with any Person exclusively in connection with the Sold Business;

(iii) All contracts relating to the future disposition or acquisition of any Purchased Assets, other than dispositions or acquisitions of Inventory or Tangible Personal Property in the ordinary course of business consistent with past practice;

(iv) All Tangible Personal Property Leases and Sold Business Real Property Leases;

(v) Schedule 1.1(h) lists all material contracts and agreements with customers, suppliers, manufacturers, resellers, distributors, dealers, sales agencies or franchises with whom any Seller deals exclusively in connection with the Sold Business, other than purchase orders, sales orders and nondisclosure agreements;

(vi) All agreements or contracts between a Seller or an Affiliate of Seller on the one hand and the Sold Business on the other hand; and

(vii) All agreements or contracts that (A) involve the payment or potential payment, pursuant to the terms of any such contract, by or to any Seller of more than $100,000 annually and (B) cannot be terminated within sixty (60) days after giving notice of termination without resulting in any material cost or penalty to any Seller, other than purchase orders, sales orders and nondisclosure agreements.

(d) Sellers have delivered to Buyers true and complete copies of the Assumed Contracts disclosed pursuant to Section 4.15(c)(i), (ii), (iii), (iv), (vi) and (vii) and all material Assumed Contracts with customers, suppliers, manufacturers, resellers, distributors, dealers, sales agencies or franchises with whom any Seller deals exclusively in connection with the Sold Business (other than purchase orders, sales orders and nondisclosure agreements) set forth in Schedule 4.15(d)(i), all amendments and supplements thereto and all waivers of any terms thereof (the “Material Contracts”). All of the Assumed Contracts for which true and complete copies were not delivered to Buyers have been entered into in the ordinary course of business.

Section 4.16.  Sold Business Real Property.

(a) Schedule 1.1(b) is a true, correct and complete list of all of the real property presently owned by Sellers and included in the Sold Business. Schedule 1.1(a) is a true, correct and complete list of all real property presently leased by, subleased to, or otherwise occupied by, Sellers and included in the Sold Business. The properties listed on Schedules 1.1(a) and 1.1(b) constitute the Sold Business Real Property. Sellers have not entered into any leases or granted any rights of first refusal, options to purchase or rights of occupancy except the Sold Business Real Property Leases and the Sold Business Owned Real Property is not subject to any leases, rights of first refusal, options to purchase or rights of occupancy. To the Knowledge of Sellers, each of the Sold Business Real Property Leases is in full force and effect against each other party thereto, and each Seller holds a valid and existing leasehold interest under each of the Sold Business Real Property Leases to which it is a party free and clear of all Liens, except for any Permitted Lien.

(b) Each Sold Business Real Property Lease is valid, binding and enforceable against Sellers in accordance with its terms, except that such enforcement may be subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (regardless of whether enforceability is considered in a proceeding at law or in equity). Sellers have performed in all material respects all material obligations required to be performed by them to date under, and are not in material default under, any Sold Business Real Property Lease, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default by Sellers. To the Knowledge of Sellers, no other party to any Sold Business Real Property Lease is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. Sellers have not given a notice of default, nor have Sellers received a notice of default under any Sold Business Real Property Lease. Sellers have made available to Buyers or their representatives true, correct and complete copies of all Sold Business Real Property Leases. Sellers have made available to Buyers or their representatives copies of Seller’s title insurance policies and surveys for the Sold Business Owned Real Property. Except as set forth on Schedule 4.16(b), Sellers own in fee simple, with good, insurable (to the extent provided in the Title Policy) and marketable title, each parcel of Sold Business Owned Real Property free and clear of all Liens (other than Permitted

Liens). Sellers have not received written notice of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting the Sold Business Owned Real Property and/or the Sold Business Real Property Leases. To Sellers’ Knowledge, all of the buildings, material fixtures and other improvements situated on the Sold Business Owned Real Property are in good condition, reasonable wear and tear excepted, and have been maintained in the normal course of business consistent with Sellers’ past practice.

Section 4.17.  Taxes.  All Taxes owed by Sellers with respect to the Sold Business have been paid other than Taxes which are not yet due or which, if due, are not delinquent or are being contested in good faith by appropriate proceedings or have not been finally determined, and for which, in each case, adequate reserves have been established on the Balance Sheet or in the books and records of Sellers. All Tax returns required to be filed by Sellers with respect to the Sold Business, have been duly and timely filed and are true, correct and complete in all material respects. Sellers shall also be responsible for any retroactively assessed taxes that arise out of or relate to the Sold Business or revenues received from the Sold Business for the period of time prior to the Closing Date. Except as set forth on Schedule 4.17, there are no Tax claims, audits or proceedings pending or, to Sellers’ Knowledge, threatened in connection with the Sold Business. There are not currently in force any waivers or agreements binding upon Sellers for the extension of time for the assessment or payment of any Tax. With respect to the Sold Business, each Seller has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party. Agilysys Canada has remitted to the appropriate Governmental or Regulatory Authority, when required by law to do so, all amounts collected by it on account of federal goods and services tax (“GST”) and applicable provincial sales Taxes. Agilysys Canada is duly registered under the Excise Tax Act (Canada) with respect to the GST and the Harmonized Sales Tax and its registration number is 13831 7615. Agilysys Canada is duly registered under the Quebec Sales Tax Act with respect to the Quebec Sales Tax and its registration number is 1016808951. Agilysys Canada is not a non-resident of Canada within the meaning of the Income Tax Act (Canada). Except as set forth on Schedule 4.17, no Seller is a party to or bound by any Tax allocation or Tax sharing agreement with any other Person and neither has any contractual obligation to indemnify any other Person with respect to Taxes. “Tax” means any net income tax, alternative or add-on minimum tax, franchise, gross income, adjusted gross income or gross receipts tax, payroll tax, real or personal property tax, sales or use tax, goods and services tax, employer health tax, or value-added tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax.

Section 4.18.  Brokers and Finders.  Except as listed on Schedule 4.18, no broker, finder, advisor or other Person acting in a similar capacity has participated on behalf of Sellers in bringing about the transactions herein contemplated, rendered any services with respect thereto or been in any way involved therewith.

Section 4.19.  Sufficiency of the Assets.  The Purchased Assets, when taken together with the services and assets provided under the Transition Services Agreement and “corporate overhead” services such as legal, accounting, finance, tax, information technology support and treasury, are all of the assets necessary to permit Buyers to carry on the Sold Business in all respects as presently conducted by Sellers.

Section 4.20.  No Undisclosed Liabilities.  Except as reflected or reserved against on the Balance Sheet or as disclosed in Schedule 4.20, there are no liabilities against, relating to or affecting the Sold Business or any of the Purchased Assets, other than liabilities since September 30, 2006 (i) incurred in the ordinary course of business consistent with past practice or (ii) which, individually or in the aggregate, are not material to the Sold Business. On the Closing Date, there will be no liabilities, contingent or otherwise, of the Sold Business which are, in accordance with Section 3.2, required to be reserved against or disclosed on the Audited Balance Sheet which are not so reserved or disclosed.

Section 4.21.  No Affiliate Transactions.

(a) Except as disclosed on Schedule 4.21(a), (i) none of Sellers or officer, director or Affiliate of Sellers provides or causes to be provided any assets, services or facilities used or held for use in connection with the Sold Business, and (ii) the Sold Business does not provide or cause to be provided any assets, services or facilities to any such Seller or any officer, director or Affiliate of such Seller.

(b) Except as disclosed on Schedule 4.21(b), each of the transactions listed on Schedule 4.21(a) is engaged on an arm’s-length basis.

Section 4.22.  Accounts Receivable.  Except as set forth on Schedule 4.22, the Accounts Receivable (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are not subject to any valid set-off or counterclaim, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (v) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected on the Balance Sheet and the Audited Balance Sheet, and (vi) are not the subject of any actions or proceedings brought by or on behalf of any Seller.

Section 4.23.  Guarantees.  Except as set forth on Schedule 4.23, none of the Assumed Liabilities are guaranteed by or subject to a similar contingent obligation of any Person, nor have Sellers guaranteed or become subject to a similar contingent obligation in respect of the liabilities of any customer, supplier, or other Person to whom Sellers sell goods or provide services in the conduct of the Sold Business or with whom Sellers otherwise have significant business relationships in the conduct of the Sold Business.

Section 4.24.  Insurance.  Schedule 4.24 sets forth a true, correct and complete summary of all casualty, general liability, product liability and all other types of occurrence-based insurance (other than those relating to Benefit Plans) maintained with respect to the Sold Business or any of the Sold Business Real Property or assets, together with the carriers and liability limits for each such policy. Such insurance is sufficient to cover the losses and liabilities of the Sold Business in accordance with industry standards.

Section 4.25.  Warranties.  Schedule 4.25 contains an accurate description of the standard warranty policies of the Sold Business. Except as set forth on Schedule 4.25, there are no material exceptions to the standard warranty policies applicable to any products sold by the Sold Business.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF BUYERS

Buyers hereby represent and warrant (jointly and severally) to Sellers that:

Section 5.1.  Corporate Status.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York, US Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Indiana, and Canadian Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Ontario. Buyers have full corporate power to execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by them in connection herewith.

Section 5.2.  Buyers Enforceability.  The execution and delivery of this Agreement and the due consummation by Buyers of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyers, and this Agreement constitutes (and each document and instrument contemplated by this Agreement, when executed and delivered in accordance with the provisions hereof, will constitute) a valid and legally binding agreement of Buyers enforceable in accordance with its terms, subject to (a) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally, and (b) general equitable principles (whether considered in a proceeding at equity or at Law).

Section 5.3.  Consents.  No authorization, approval, consent or order of, or registration, declaration or filing with, any Governmental Authority or other Person is required in connection with the execution, delivery or performance of this Agreement by Buyers or any other agreement, instrument or document to be delivered by or on behalf of Buyers in connection herewith, except for (a) such filings and approvals as may be required pursuant to HSR or by the Competition Act, and (b) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not materially impair the ability of Buyers to perform their obligations hereunder or (c) prevent the consummation of the transactions contemplated hereby.

Section 5.4.  Absence of Conflicts.  Subject to receipt of such approvals, consents, orders, declarations and other matters set forth in Section 5.3, neither the execution nor delivery nor performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Buyers in connection herewith, conflicts with, violates or results in any material breach of or constitute a default under (whether upon notice or the passage of time or both) any (a) judgment, decree, order, statute, rule or regulation applicable to Buyers, (b) instrument to which Buyers are a party or by which Buyers are bound, or (c) any provision of the Certificate of Incorporation, By-laws or other constituent documents of Buyers.

Section 5.5.  No Litigation.  There is no claim, litigation, investigation or proceeding pending or, to the knowledge of Buyers, threatened against Buyers which would challenge, prevent or delay the consummation of the transactions contemplated by this Agreement.

Section 5.6.  Available Funds.  Buyers have sufficient funds available to consummate the transactions contemplated by this Agreement.

Section 5.7.  Brokers and Finders.  Except as listed on Schedule 5.7, no broker, finder, advisor or other Person acting in a similar capacity has participated on behalf of Buyers in bringing about the transaction herein contemplated, or rendered any services with respect thereto or been in any way involved therewith.

ARTICLE 6.

CONDITIONS TO CLOSING

Section 6.1.  Conditions to Each Party’s Obligation to Effect the Closing.  The respective obligations of each party to effect the transaction contemplated hereby shall be subject to the fulfillment prior to the Closing of the following conditions:

(a) No Order.  No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect and has the effect of making this Agreement or the transactions contemplated hereby illegal;

(b) Governmental Approvals.  All required approvals pursuant to HSR and the Competition Act shall have been obtained or the waiting period shall have expired and all other authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any other Governmental Authority (other than pursuant to applicable bulk sales Law), the failure of which to obtain could result in a Material Adverse Effect (assuming the transaction had taken place) shall have been obtained, shall have occurred or shall have been filed, as applicable; and

(c) Shareholder Approval.  The shareholders of Agilysys shall have duly approved the transactions contemplated by this Agreement.

Section 6.2.  Sellers’ Deliveries.  The obligation of Buyers to effect the transaction contemplated hereby shall be subject to the performance or delivery by Sellers (or the express waiver thereof in writing by Buyers or by Buyers’ performance or delivery hereunder) to Buyers of the following at or before the Closing, all of which deliveries shall be reasonably acceptable to Buyers and their counsel:

(a) (i) Sellers shall have performed in all material respects their agreements, covenants and obligations contained in this Agreement required to be performed on or prior to the Closing and, except as provided in Section 6.2(a)(ii), each of the representations and warranties (without giving effect to any “material,” “materiality,” “Material Adverse Effect” or “Special Closing Condition — Material Adverse Effect” qualification on such representations and warranties) of Sellers contained in this Agreement shall be true and correct on and as of the Closing as if made on and as of such date (or, as to any representation or warranty made as of a specified date earlier than the Closing Date, such earlier date) in each case except if such failure to be true and correct does not constitute a Material Adverse Effect in excess of $10,000,000; provided, however, that a representation or warranty will not be untrue for purposes of Section 6.2(a)(i) if an Assumed Contract is terminated because of the execution of this Agreement or the transactions contemplated by this Agreement, including, without limitation, the attempted assignment of such Assumed Contract by Sellers to Buyers; and

(ii) Notwithstanding Section 6.2(a)(i) above, with respect to the representations and warranties made by Sellers in Sections 4.7, 4.10(b), 4.10(c), 4.14(b), 4.15(b), and 4.20 such representations and warranties (without giving effect to any “material,” “materiality,” “Material Adverse Effect” or “Special Closing Condition — Material Adverse Effect” qualification on such representations and warranties) shall be true and correct on and as of the Closing Date as if made on and as of such date (or, as to any representation or warranty made as of a specified date earlier than the Closing Date, such earlier date), except if such failure to be true and correct does not constitute a Special Closing Condition — Material Adverse Effect.

(b) A bill of sale in a customary form reasonably acceptable to the parties, signed by Sellers, transferring to the applicable Buyer the applicable Purchased Assets;

(c) An instrument in a form reasonably acceptable to the parties, evidencing Sellers’ assignment, subject to Section 8.3.4, to Buyers of the Assumed Liabilities and all of Sellers’ rights under the Assumed Contracts;

(d) A certificate, with attachments, with respect to the matters set forth in Section 6.2(a) and as to each Seller’s charter documents, corporate resolutions and incumbency of officers, signed by the duly authorized President and Secretary or Assistant Secretary of each Seller;

(e) A Procurement Agreement in the form attached hereto as Exhibit A (the “Procurement Agreement”) signed by Sellers;

(f) A Transition Agreement in the form attached hereto as Exhibit B (the “Transition Agreement”) signed by Sellers;

(g) Certificates of good standing as of the most recent practicable date from the Secretary of State or equivalent Governmental Authority where each of the Sellers is incorporated;

(h) A limited warranty deed in a customary form reasonably acceptable to the parties transferring to Buyer title to the Sold Business Owned Real Property;

(i) An instrument in a form reasonably acceptable to the parties, evidencing Sellers’ assignment to Buyers of the rights to the Sold Business Intellectual Property;

(j) On the Closing Date, the Title Company (at Buyer’s sole cost and expense) shall issue to Buyers or be irrevocably committed to issue to Buyers an extended coverage ALTA owner’s form title policy (the “Title Policy”), in the amount of the Purchase Price allocable to the Sold Business Owned Real Property, insuring that fee simple title to the Sold Business Owned Real Property is vested in Buyers subject only to the Permitted Liens. Buyers shall be entitled to request that the Title Company provide such endorsements (or amendments) to the Title Policy as Buyers may reasonably require, provided that (a) such endorsements (or amendments) shall be at no cost to, and shall impose no additional liability on, Sellers, (b) Buyers’ obligations under this Agreement shall not be conditioned upon Buyers’ ability to obtain such endorsements and, if Buyers are unable to obtain such endorsements, Buyers shall nevertheless be obligated to proceed to close the transaction contemplated by this Agreement without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of Buyers’ request. Buyer and Seller shall each pay half of all escrow fees of the Title Company; and

(k) An assignment and assumption of lease with respect to each of the Sold Business Real Property Leases in a customary form reasonably acceptable to the parties.

(l) IBM shall not have withdrawn its consent to the transaction contemplated by this Agreement (including to the assignment of its agreement to Buyers), as received by Buyers prior to the execution of this Agreement.

(m) Sellers shall have obtained the Sellers’ Consents.

(n) Agilysys shall have provided a certificate dated the Closing Date substantially in the form of Exhibit C stating that such Person is not a “foreign” person within the meaning of Section 1445 of the Code, which certificates shall set forth all information required by, and shall otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b)(2). In addition, Sellers shall have (i) provided a certificate dated the Closing Date pursuant to any applicable provincial retail sales tax or similar Laws confirming that all taxes collectible or payable by Agilysys Canada under such Laws have been paid or (ii) established adequate reserves for the payment of such taxes.

Section 6.3.  Buyers’ Deliveries.  The obligation of Sellers to effect the transaction contemplated hereby shall be subject to the delivery by Buyers (or the express waiver thereof in writing by Sellers or by Sellers’ performance or delivery hereunder) to Sellers of the following at or before the Closing, all of which deliveries shall be reasonably acceptable to Sellers and their counsel:

(a) Buyers shall have performed in all material respects each of their agreements, covenants and obligations contained in this Agreement required to be performed on or prior to the Closing, and each of the representations and warranties of Buyers contained in this Agreement shall be true and correct in all material respects on and as of the Closing as if made on and as of such date, and each of the representations and warranties made as of a specified date prior to Closing shall have been true and correct in all material respects as of such earlier date, in each case except as contemplated or permitted by this Agreement;

(b) Immediately available funds by wire transfer in the amount of the Purchase Price;

(c) An instrument of assumption evidencing Buyers’ assumption of the Assumed Liabilities in accordance with Section 2.1 in a form reasonably acceptable to the parties;

(d) A certificate, with attachments, with respect to the matters set forth in Section 6.3(a) and as to Buyers’ charter documents, corporate resolutions, and incumbency of officers signed by the duly authorized Presidents and Secretaries of Buyers;

(e) The Procurement Agreement signed by Buyers;

(f) The Transition Agreement signed by Buyers; and

(g) Certificates of good standing as of the most recent practicable date from the Secretaries of State where Buyers are incorporated.

ARTICLE 7.

CLOSING

Section 7.1.  Closing.  The consummation of the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m. on the last business day of the month in which the Shareholder Approval is received, provided, that all of the conditions set forth in Article 6.1 hereof shall have been fulfilled or waived (the “Closing Date”) at the offices of Milbank, Tweed, Hadley & McCloy LLP, One Chase Manhattan Plaza, New York, NY 10005, unless another time or location is agreed upon by Buyers and Sellers.

ARTICLE 8.

COVENANTS

Section 8.1.  Pre-Closing Covenants.

8.1.1  Conduct of Sold Business.  During the period from the date of this Agreement through the Closing, Sellers shall, in all material respects, carry on the Sold Business in, and not enter into any material transaction other than as contemplated by this Agreement or other than in accordance with, the ordinary course of business. Without limiting the generality of the foregoing, and, except as otherwise contemplated by this Agreement, Sellers shall not, with respect to the Sold Business, without the prior written consent of Buyers, take any of the actions described in Section 4.10 other than as provided in Section 8.1.10.

8.1.2  Access to Information.

(a) Upon reasonable notice, Sellers shall afford to Buyers, and to Buyers’ accountants, counsel, financial advisers and other representatives, reasonable access, and permit them to make such inspections as they may reasonably require during normal business hours during the period from the date of this Agreement through the Closing, to the Sold Business Real Property, to the management personnel, officers, Sold Business Employees and accountants and to the Sellers’ books and records as they relate to the Sold Business. In no event shall Sellers be required to supply to Buyers, or to Buyers’ accountants, counsel, financial advisors or other representatives, any (i) sensitive personnel information which, if furnished to Buyers, could subject Sellers to liability, or (ii) information relating to indications of interest from, or discussions with, any other potential acquirers of the Sold Business which were or are received or conducted prior to or after the date hereof.

(b) Buyers will, and will cause their directors, officers, employees, associates, agents and advisors, subsidiaries and Affiliates (collectively, “Representatives”) to, hold any information concerning the Sold Business (whether prepared by Sellers, or their advisors or otherwise and irrespective of the form of communication) which has been or will be furnished to Buyers or their Representatives by or on behalf of Sellers in accordance with the terms of the letter agreement dated as of December 14, 2004 (the “Confidentiality Agreement”), between Buyer and JP Morgan on behalf of Agilysys. Sellers will, and will cause their Representatives to hold any information concerning Buyers (whether prepared by Buyers, or their advisors or otherwise irrespective of the form of communication), which has been or will be furnished to Sellers or their Representatives by or on behalf of Sellers confidential in accordance with the terms of the Confidentiality Agreement.

8.1.3  Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from any applicable Governmental Authority and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority, (b) the obtaining of all necessary consents, approvals or waivers from third parties, (c) the obtaining of all necessary consents, approvals and waivers from shareholders, if any, required to approve the transaction contemplated hereby; (d) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any Governmental Authority vacated or reversed, and (e) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that notwithstanding any provision hereof to the contrary, none of the parties shall have any obligation to dispose of any assets, terminate any lines of business or pay any fee to any third party for the purpose of obtaining a consent (other than customary filing fee of Governmental Authorities) or any costs and expenses of any third party resulting from the process of obtaining such consent. In this regard, each party (a) shall make an appropriate filing pursuant to the HSR Act and as required by the Competition Act with respect to the transaction contemplated hereby within ten (10) business days following the execution of this Agreement, (b) shall cooperate and coordinate such filing with the other parties. In addition, Sellers shall (x) identify to Buyers the key employees of the Sold Business, (y) cooperate and assist Buyers in entering into employment agreements covering employment with Sold Business after Closing, with such key employees on terms satisfactory to Buyers, and (z) assist and cooperate with Buyers in arranging meetings with key customers of the Sold Business regarding the transaction contemplated by this Agreement.

8.1.4  Supplemental Disclosure.  Sellers will notify Buyers in writing (where applicable, through updates to the disclosure schedules hereto (the “Schedules”)) of, and contemporaneously will provide Buyers with true and complete copies of any and all information or documents relating to, and will use commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to Sellers, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Sellers under this Agreement to be breached or that renders or will render untrue any representation or warranty of Sellers contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. No notice given pursuant to this Section 8.1.4 or update to any schedule contemplated by Article 1 or Article 2 of this Agreement shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein (other than with respect to the determinations of whether a Material Adverse Effect or a Special Closing Condition-Material Adverse Effect has occurred under Section 6.2(a)) or shall in any way limit Buyers’ right to seek indemnity under Article 9.

8.1.5  Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) By mutual consent of Sellers and Buyers;

(b) By either Sellers or Buyers if (i) the Closing has not been effected on or prior to the close of business on five (5) months from the date of this Agreement (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or prior to the aforesaid date, or (ii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided further, however, that if the parties are diligently and in good faith progressing to Closing, Sellers are diligently working to obtain Shareholder Approval, or the parties are diligently working to gain HSR approval for the transactions contemplated hereby, either party may extend such date for one thirty (30) day period by giving written notice thereof to the other party;

(c) By Sellers or Buyers if this Agreement shall fail to receive the requisite vote for approval at the Shareholders’ Meeting (as defined below);

(d) By Sellers if there has been a material breach by Buyers of any material representation or warranty or any covenant herein in each case which breach has not been cured within thirty (30) days following receipt by Buyers of notice of such breach, and will result in the failure to satisfy any of the conditions set forth in Section 6.3; or

(e) By Buyers if there has been a material breach by Sellers of any material representation or warranty herein or any covenant in each case which breach has not been cured within thirty (30) days following receipt by Sellers of notice of such breach, and will result in the failure to satisfy any of the conditions set forth in Section 6.2.

8.1.6  Effect of Termination.

(a) In the event of termination of this Agreement by either Sellers or Buyers, as provided in Section 8.1.5, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of Buyers or Sellers or their respective shareholders, officers, employees, directors or agents (except as set forth in Section 8.1.2(b), Section 8.3.1 and Section 8.3.2 which shall survive the termination); provided, however, that nothing contained in this Section 8.1.6 shall relieve any party hereto from any liability for any breach of this Agreement in the event of termination pursuant to Sections 8.1.5(b), (c), (d), or (e); and provided further, however, that in the event of termination pursuant to (i) Section 8.1.5(b), if the Closing has not been effected due to the failure of the Proxy Statement to be cleared by the SEC or the Shareholders’ Meeting to have occurred prior to the Drop Dead Date, or (ii) Section 8.1.5(c), no party shall be entitled to recover for any Losses (as hereinafter defined) in excess of its actual out-of-pocket costs and expenses incurred since November 29, 2004 in the event of such a termination.

(b) Notwithstanding anything contained in Section 8.1.6(a), in the event that the Agilysys Board has received a Proposal and thereafter this Agreement is terminated in accordance with Section 8.1.5 (other than pursuant to Section 8.1.5(a), (b) (provided Sellers have not failed to fulfill any obligation under this Agreement that has been the cause of, or resulted in, the failure of the Closing to have occurred on or prior to the Drop Dead Date) or (d)), and within one (1) year of such termination, Sellers enter into a definitive agreement with a third party for a Superior Offer, then, within ten (10) days after the closing of the transaction contemplated by such definitive agreement, Sellers shall pay to Buyers, as their sole and exclusive remedy for such termination, a termination fee equal to two percent (2%) of the Purchase Price less the aggregate amount of out-of-pocket expenses previously paid by Sellers to Buyers pursuant to this Section 8.1.6 (the “Acquisition Termination Fee”).

(c) Notwithstanding anything contained in Section 8.1.6(a), the Agilysys Board may withdraw, modify or change its Recommendation in a manner adverse to the interest of the Buyers, if facts or occurrences arising after the date hereof cause the Agilysys Board, after consultation with its outside legal counsel and a financial advisor of national recognized reputation, to determine in good faith that failure to take such action would be inconsistent with its fiduciary duties under applicable Law. In such event, if this Agreement is thereafter terminated in accordance with Section 8.1.5(c) and Sellers have not received a Proposal prior thereto, then, within ten (10) days after such termination, Sellers shall pay to Buyers, as their sole and exclusive remedy for such termination, a termination fee equal to one percent (1%) of the Purchase Price less the aggregate amount of out-of-pocket expenses previously paid by Sellers to Buyers pursuant to this Section 8.1.6 (the “Modification Termination Fee” and together with the Acquisition Termination Fee, the “Termination Fee”).

(d) Sellers acknowledge that the agreements contained in this Section 8.1.6 are an integral part of the transactions contemplated in this Agreement, that the damages resulting from termination of this Agreement under circumstances where a Termination Fee are payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to this Section 8.1.6 are reasonable forecasts of the actual damages which may be incurred and constitute liquidated damages and not a penalty, and that, without these agreements, Buyers would not enter into this Agreement; accordingly, if Sellers fail to promptly pay the Termination Fee, and, in order to obtain such payments Buyers commences a suit which results in a judgment against Sellers for the Termination Fee, Sellers shall pay to Buyers its costs and expenses (including reasonable attorney’s fees) in connection with such suit.

8.1.7  Insurance; Letters of Credit; Surety Bonds.

(a) From the date of this Agreement through the Closing, Sellers shall keep and maintain insurance upon the Purchased Assets and in respect of the kinds of risk currently insured against, in accordance with their current practices.

(b) All insurance policies covering the Purchased Assets, the Sold Business and the Sold Business Employees maintained by or on behalf of Sellers may be terminated on the Closing Date and, from and after the Closing Date, Sellers shall have no obligation of any kind to maintain any form of insurance covering all or any party of the Purchased Assets, the Sold Business or the Sold Business Employees.

(c) On or prior to the Closing Date, Buyers will, in a manner satisfactory to Sellers, ensure that Sellers and their Affiliates are released from all obligations of Sellers and their Affiliates under all letters of credit, surety and performance bonds, guarantees and other financial support arrangements maintained by Sellers or any of their Affiliates in connection with the Sold Business or the Sold Business Employees and disclosed on Schedule 8.1.7(c).

8.1.8  Approval of Agilysys Shareholders.

(a) Shareholders’ Meeting.  Agilysys, acting through the board of directors of Agilysys (the “Agilysys Board”), shall, in accordance with applicable Law and the Agilysys Articles of Incorporation and Code of Regulations, (i) duly call, give notice of, convene and hold an annual or special meeting of its shareholders (the “Shareholders’ Meeting”) as promptly as practicable for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (“Shareholder Approval”), and (ii) subject to the last sentence of this Section 8.1.8(a), (A) include in the preliminary proxy statement to be prepared in accordance with Section 8.1.8(b) (if necessary), and not subsequently withdraw or modify in any manner adverse to Buyer, the Recommendation, and (B) use reasonable efforts to obtain such approval and adoption. At the Shareholders’ Meeting, Buyer shall cause all Agilysys shares then owned by it and its subsidiaries, if any, to be voted in favor of the approval and adoption of this Agreement and the transactions contemplated hereby. Notwithstanding anything contained in this Agreement to the contrary, the Agilysys Board may determine to withdraw, modify or change such Recommendation if, (i) facts or occurrences arising after the date hereof cause the Agilysys Board, after consultation with its outside legal counsel and a financial advisor of national recognized reputation, to determine in good faith that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (ii) Agilysys uses reasonable best efforts to provide to Buyers at least two (2) days prior written notice that it intends (or may intend) to take any such action, (iii) Agilysys provides immediate written notice to Buyers that it has taken such action, and (iv) the Agreement and the transactions contemplated hereby are still submitted by the Agilysys Board to Agilysys’ shareholders for Shareholder Approval (excluding the Recommendation or including a modified or changed Recommendation, as applicable); provided, however, if Agilysys has received a Proposal, it may only withdraw, modify or change its Recommendation as provided in the preceding sentence after it has first: (x) given Buyers prompt written notice advising Buyers of (1) the decision of the Agilysys Board to take such action and (2) the material terms and conditions of the Proposal, including the identity of the party making such Proposal; (y) given Buyers five business days (or three business days in the event of each subsequent material revision to such Proposal) after delivery of such notice to propose revisions to the terms of this Agreement (or make another proposal); and, (z) has otherwise complied with the conditions in parts (i) — (iv) of the preceding sentence.

(b) Proxy Statement.  Within five (5) days following the signing of this Agreement, Agilysys shall prepare and provide to Buyers a draft of the preliminary proxy statement (the “Proxy Statement”) to be filed with the SEC under the Exchange Act. Agilysys shall file the Proxy Statement with the SEC within thirty-five (35) days following the signing of this Agreement, and shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. Buyers and Sellers shall cooperate with each other in the preparation of the Proxy Statement, and Agilysys shall notify Buyers of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Buyers promptly copies of all correspondence between Agilysys or any representative of Agilysys and the SEC. Agilysys shall give Buyers and their counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to its being filed with the SEC and shall give Buyers and their counsel the opportunity to review all responses to requests for additional information and replies to comments prior to same being filed with, or sent to, the SEC. Each of Buyers and Sellers agree to use commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the shareholders of Agilysys entitled to vote at the Shareholders’ Meeting at the earliest practicable time. Subject to Section 8.1.8(a), the Proxy Statement shall include the recommendation to the shareholders of Agilysys in favor of approval and adoption of this Agreement and approval of the transactions contemplated by this Agreement (the “Recommendation”).

8.1.9  Bulk Sales.  Buyers and Sellers agree that the sale of the Purchased Assets may be considered to constitute a “sale in bulk” within the meaning of the Bulk Sales Act (Ontario) and other comparable legislation of other jurisdictions the laws of which may apply to the transactions contemplated in this Agreement. The parties agree that compliance with the provisions of such legislation is not practicable and therefore Buyers agree to waive compliance with the said provisions and Sellers hereby covenant and agree to be solely responsible for compliance therewith and further covenant to fully indemnify and hold harmless Buyers from and against any and all actions, proceedings, suits, claims, liabilities, damages, expenses and demands arising, directly or indirectly, as a result of or in relation to the failure of Sellers to comply with the requirements of such legislation in connection with the transactions contemplated in this Agreement.

8.1.10  No Solicitation.  Except as is necessary to ascertain the value of a Proposal, Sellers will not take, nor will they permit any Affiliates of Sellers (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Sellers or any such Affiliates) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Sold Business or permitting access to the Purchased Assets and Sold Business Real Property and books and Records of Sellers) any offer or inquiry from any Person concerning the direct or indirect acquisition of the Sold Business by any Person other than any Buyers or their Affiliates. If any Seller or any such Affiliate (or any such Person acting for or on their behalf) receives from any Person any offer, inquiry or informational request referred to above, such Seller will promptly advise such Person, by written notice, of the terms of this Section 8.1.10 and will promptly, orally and in writing, advise Buyers of such offer, inquiry or request and deliver a copy of such notice to Buyers.

8.1.11  Canadian Clearance Certificates.  Agilysys Canada shall use commercially reasonable efforts to furnish to the Canadian Buyer a certificate obtained by Agilysys Canada from each provincial or territorial tax authority where such certificate is required to be obtained confirming that no retail sales tax, worker’s compensation provision or health services tax (including applicable interest and penalties) is payable with respect to the Purchased Assets to be purchased by the Canadian Buyer. Furthermore, Agilysys Canada shall use commercially reasonable efforts to obtain a certificate pursuant to any applicable provincial retail sales tax, health services tax or similar Laws confirming that all taxes collectible or payable by Agilysys Canada under such Laws have been paid.

8.1.12  Exclusivity.  Except as is necessary to ascertain the value of a Proposal, Sellers will not take, nor will they permit any Affiliates of Sellers (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Sellers or any such Affiliates) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate any offer or inquiry from any Person concerning the direct or indirect acquisition of the Sold Business by any Person other than (i) any Buyers or their Affiliates or (ii) any other Person which has proposed any Business Combination to which any Seller or any Affiliate of any Seller is a party and which directly or indirectly involves the Sold Business, provided that the Person making such proposal expressly recognizes the rights of Buyers hereunder in a written instrument reasonably satisfactory to Buyers.

8.1.13  Employee Matters.  Except as may be required by Law or as agreed to by Buyers, Sellers will refrain from directly or indirectly:

(a) making any representation or promise, oral or written, to any Sold Business Employee concerning any Retained Benefit Plan, except for statements as to the rights or accrued benefits of any Sold Business Employee under the terms of any Retained Benefit Plan;

(b) making any increase in the salary, wages or other compensation of any Sold Business Employee other than as set forth in Schedule 8.1.13 or stay bonuses in amounts mutually agreed to by Sellers and Buyers; provided that Sellers may increase base salaries of Transferred Employees in the ordinary course consistent with past practice so long as the aggregate amount of such increase does not exceed 4% of the aggregate base salaries for Transferred Employees as determined as of the date hereof;

(c) adopting, entering into or becoming bound by any Retained Benefit Plan, severance-related or employment-related Contract with respect to the Sold Business or any of the Sold Business Employees, or amending, modifying or terminating (partially or completely) any such Retained Benefit Plan, severance-related or employment-related Contract, except to the extent required by applicable Law; or

(d) establishing or modifying any (i) targets, goals, pools or similar provisions in respect of any fiscal year under any Retained Benefit Plan or collective bargaining agreement for Sold Business Employees or (ii) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan or other compensation arrangement with or for Sold Business Employees or collective bargaining agreement with respect to Sold Business Employees, except as set forth in Schedule 8.1.13.

8.1.14  Sellers’ Consents.  Sellers shall use their reasonable efforts to promptly obtain the consents of the lenders under (i) Agilysys’ Credit Agreement dated as of October 18, 2005 and (ii) Agilysys’ Amended and Restated Inventory Financing (Unsecured) with IBM Credit LLC made as of October 18, 2005 (collectively, the “Sellers’ Consents”).

Section 8.2.  Post Closing Covenants.

8.2.1  Transfer of Assets.

(a) Sellers shall, at their expense, remove and transport any Retained Assets located at the Sold Business Real Property without damage to such Sold Business Real Property or the Purchased Assets located thereat or significant disruption of Buyers’ business conducted at such Sold Business Real Property provided that Buyers shall reasonably cooperate with Sellers during normal business hours in effecting such process.

(b) Notwithstanding Section 8.2.1(a) and subject to the Transition Agreement, Buyers and Sellers agree that, commencing on the Closing Date and for such period of time after as Sellers may elect but in no event later than 90 days after the Closing Date (the “Interim Period”), any Retained Assets located at the Sold Business Real Property, may remain at such property. During the Interim Period and subject to Section 8.2.1(a), Sellers shall have the right to remove such Retained Assets from the Sold Business Real Property after providing reasonable notice. Sellers shall bear all risk of loss with respect to such assets, including with regard to the removal and transport of such assets from the Sold Business Real Property following Closing. The cost of removing and transporting such

Retained Assets from the Sold Business Real Property and obtaining any permits and the payment of any de-commissioning costs shall be borne solely by Sellers.

(c) Following the Closing, in order for Buyers and their Affiliates to comply with the requirements of Section 404 of the Sarbanes Oxley Act of 2002, Sellers shall afford Buyers, and Buyers’ accountants, counsel, financial advisors and other representatives, reasonable access upon reasonable notice during normal business hours to documentation regarding process narratives and process flow documentation of Sellers insofar as they relate to the Sold Business and limited access to Sellers’ Sarbanes Oxley Act Compliance Team (for a period of six (6) months). Buyers shall be entitled to make copies of such documentation regarding process narratives and process flow documentation in order to comply with the requirements of Section 404 of the Sarbanes Oxley Act of 2002. The use and disclosure of any information contained in such documentation shall be limited solely to such use and disclosure as is necessary in order for Buyers to comply with the requirements of Section 404 of the Sarbanes Oxley Act of 2002 or as otherwise required by Law.

8.2.2  Employee and Related Matters.

(a) Termination of Employment from Sellers.  Sellers shall terminate the employment of the Transferred Employees, other than those Transferred Employees set forth on Schedule 8.2.2(a), effective as of the Closing or such later time as such individual becomes a Transferred Employee under Section 8.2.2(b) (as applicable, the “Effective Time”).

(b) Employment by Buyers.  Buyers shall offer employment to all Sold Business Employees, commencing as of the Effective Time, at the same work location or at a work location that is within reasonable proximity to such location and at compensation levels which, when taken as a whole, are the same or no less favorable than those levels in effect with Sellers as of the Closing Date and at benefit levels which, when taken as a whole, are substantially similar to those generally provided to the similarly situated employees of Buyers’ North American Computer Products Business. Each Sold Business Employee (i) who accepts Buyers’ offer of employment and becomes an employee of Buyers as of the Effective Time or (ii) whose employment agreement is assumed by Buyers as of the Closing Date shall thereafter be a “Transferred Employee”; provided, however that no Sold Business Employee who is on a leave of absence or another leave shall become a Transferred Employee unless and until he or she returns from that leave. In addition, Buyers agree that in connection with its employment of any Transferred Employees, Buyers shall: (i) give full credit for years of service with Sellers or their predecessors for purposes of (A) eligibility and vesting under Buyers’ employee benefit plans, programs and arrangements and (B) determining compensation levels, seniority and other terms and conditions of employment, termination and severance, (ii) waive any waiting periods for participation, coverage or benefits, (iii) waive any exclusions for benefits for pre-existing conditions, and (iv) with respect to Buyers’ group health plans, provide credit for co-payments and deductibles made by Transferred Employees under Sellers’ group health plans.

(c) Certain Employment Liabilities.  Sellers shall indemnify and hold Buyers and its affiliates harmless against all liabilities, claims, expenses, costs and losses (i) related to any Transferred Employee that arise from or are based on events occurring at or prior to the Effective Time, (ii) related to any current or former employee of Sellers who are not Transferred Employees or (iii) related to or arising under any Retained Benefit Plan, (iv) related to unpaid bonuses and incentive payments earned by Transferred Employees prior to the Effective Time in accordance with the terms and conditions of any applicable Retained Benefit Plan as in effect on the date hereof. For the sake of clarity, all liabilities, obligations, commitments, costs or expenses relating in any way to the Sold Business Employees arising prior to the Effective Time or arising under any Retained Benefit Plan, including, without limitation, any change of control or other payments arising as a result of the transactions contemplated by this Agreement, shall be the sole responsibility of Sellers and their Affiliates, and Sellers and their Affiliates shall indemnify and hold harmless Buyer against all claims, payments, expenses, costs and losses incurred or accrued by Buyer with respect thereto. Except as provided herein, all liabilities, obligations, commitments, costs or expenses relating in any way to the Transferred Employees that arise after the Effective Time (other than arising under any Retained Benefit Plan) shall be the sole responsibility of Buyer, and Buyer shall indemnify and hold harmless Sellers against all claims, payments, expenses, costs and losses incurred or accrued by Sellers with respect thereto. Notwithstanding the foregoing, Buyers shall assume those liabilities described in Section 8.2.2(c)(i) or (iv) to the extent such liabilities are included on the Audited Balance Sheet.

(d) Health Care Flexible Spending Account.  Prior to the Closing, Seller shall amend any health flexible spending accounts in which any Transferred Employee participates immediately prior to the Closing (“Seller’s Health FSA”) to provide that each Transferred Employee may continue to submit eligible medical care expenses incurred prior to the end of 2006 for reimbursement from Seller after the Closing Date; provided that the aggregate amount of such reimbursements shall be limited to the amount of salary deferral contributions made by such Transferred Employee to Seller’s Health FSA.

(e) COBRA.  Sellers shall provide any COBRA notices and continuation health care coverage with respect to all individuals who are not Transferred Employees or their qualified dependents, and to the Transferred Employees (other than those Transferred Employees employed by Agilysys Canada) and their qualified dependents.

(f) 401(k) Plan.  Prior to the Closing Date, Buyers shall establish or designate a defined contribution plan with a cash or deferred arrangement pursuant to Section 401(k) of the Code which shall cover the Transferred Employees (other than those Transferred Employees employed by Agilysys Canada) (“Buyers’ 401(k) Plan”). As of the Effective Time, the Transferred Employees who were covered under the Retirement Plan of Agilysys, Inc. (“Sellers’ 401(k) Plan”) shall be eligible to participate in Buyers’ 401(k) Plan without regard to any service requirements thereunder. Buyers’ 401(k) Plan will recognize the service of the Transferred Employees (other than those Transferred Employees employed by Agilysys Canada) with Sellers and its predecessors for purposes of eligibility to participate, vesting and early retirement eligibility under Buyers’ 401(k) Plan to the extent such service would be recognized under Sellers’ 401(k) Plan. Buyers shall amend Buyers’ 401(k) Plan to ensure that Buyers’ 401(k) Plan will accept direct rollovers of eligible rollover distributions (and notes or similar instruments reflecting participant loans) from Sellers’ 401(k) Plan.

(g) Benefit Equalization Plan.  Within a reasonable period of time after the Effective Time, Buyers shall provide to the Transferred Employees (other than those Transferred Employees employed by Agilysys Canada) then in its employ who were participants in the Agilysys, Inc. Benefit Equalization Plan (the “BEP”) at the Effective Time, the opportunity to participate in a nonqualified deferred compensation plan of Buyers to the extent such a plan is available to similarly situated employees of Buyers.

(h) Canadian Employees.  Canadian Buyer shall provide or establish benefit plans and group RRSP plans for the Transferred Employees employed by Agilysys Canada that provide, when taken as a whole, the same or no less favorable benefits as those generally provided by Buyers to its similarly situated employees as of the Closing Date.

(i) Change of Control.  Sellers hereby represent and warrant to Buyers that (i) except as set forth on Schedule 8.2.2(i), no Sold Business Employee is covered by a change in control agreement and (ii) the transaction contemplated by this Agreement shall not trigger any “change of control,” as such term is defined in any employment agreement with or relating to any Sold Business Employees.

(j) No Right to Continued Employment.  Nothing contained in this Agreement shall confer upon any Transferred Employee any right to continued employment by Buyers, nor shall anything herein interfere with the right of Buyers to terminate the employment of any Transferred Employee, with or without cause, subject to applicable Law. Nothing contained in this Agreement shall interfere with the right of Buyers to amend, modify or terminate at any time or in any respect any of the terms and conditions of employment for, or compensation of, its employees (including Transferred Employees), including without limitation its employee benefit plans and payroll practices.

(k) Excluded Employees.  Notwithstanding any other provision of this Agreement, and unless as otherwise required by applicable Law, no Sold Business Employee who is on any type of authorized leave of absence as of the Closing will become a Transferred Employee if such Sold Business Employee does not return to work on the earlier of the expiration of his or her authorized leave and a date that is six (6) months following the Closing.

(l) Waiver of Rights Under Existing Non-Solicitation Agreements.  Sellers hereby waive, only in so far as it relates exclusively to the Sold Business, with respect to the solicitation of employment or employment by Buyers of any Sold Business Employee, any claims or rights Sellers may have against Buyers or any such Sold Business Employee under any non-hire, non-solicitation, non-competition, confidentiality or employment agreement or any cause of action based on similar rights arising by contract, at common law or by statute or regulation. Sellers hereby assign, to the extent legally permissible and only in so far as they relate exclusively to the Sold Business, to Buyers all of Sellers’ rights to enforce the provisions of any non-competition agreement between any of Sellers and any Transferred Employee and any non-hire, non-solicitation, confidentiality, assignment of inventions or similar agreement between such Sellers and any Transferred Employee.

(m) Retention Bonuses.  Schedule 8.2.2(m) sets forth the terms and conditions of a stay bonus program that Sellers shall implement effective as of the date hereof (the “Stay Bonus Plan”). Buyers shall be responsible for all payments or benefits that are earned by Transferred Employees after the Closing Date under the terms of the Stay Bonus Plan. Sellers and Buyers shall each be responsible for the cost of 50% of all payments or benefits earned by Transferred Employees under the Stay Bonus Plan (regardless of when paid) during the period beginning immediately following the date hereof and ending on the Closing Date; provided, however, that the maximum amount of such payments for which Sellers shall be responsible shall not exceed Five Hundred Thousand Dollars ($500,000). Promptly after the Closing Date, Buyers shall reimburse Seller for any amounts owed by Buyers under the preceding sentence that are paid by Seller, it being understood that Buyers shall have no obligations hereunder if the Closing does not occur. Seller shall promptly reimburse Buyers for the cost of any payment or benefit required to be made or provided by Seller hereunder promptly after any such payment is made or benefit provided by any Buyer. A payment or benefit shall be considered to be “earned” hereunder on the date Transferred Employee has a vested right to such payment or benefit.

(n) (i) Prior to Closing, Sellers shall use commercially reasonable efforts to enter into a new employment agreement (collectively, the “New Employment Agreements”) with each of the Sold Business Employees listed on Schedule 8.2.2(n)(i), and each such New Employment Agreement shall (A) be in substantially the same form, and contain substantially the same terms and conditions (including, without limitation, a one (1) year term) as each such Sold Business Employee’s current employment agreement, other than with respect to an increase in compensation in accordance with Section 8.1.13(b) and (B) contain a provision that provides that (I) such New Employment Agreement may be assigned or transferred by Sellers to Buyers without constituting a termination of employment by Sellers or giving rise to any termination rights of such Sold Business Employee, and (II) if one exists, an assignment or transfer of such Sold Business Employee’s change of control agreement (each, a “Change of Control Agreement”) to Buyers shall not constitute a termination of employment by Sellers or give rise to any termination rights of such Sold Business Employee.

(ii) At Closing, Sellers shall transfer and assign, and Buyers shall assume, each New Employment Agreement (or other employment agreement for the Sold Business Employees listed on Schedule 8.2.2(n)(i) which remains in effect at such time) and Change of Control Agreement for each Sold Business Employee a party thereto, provided, that, any change of control payment made by Buyers within twelve (12) months from Closing pursuant to a Change of Control Agreement on account of the termination of a Sold Business Employee’s employment shall be the sole responsibility of Sellers and their Affiliates, and Sellers and their Affiliates shall indemnify and hold harmless Buyers against all Losses incurred or accrued by Buyers with respect thereto. Notwithstanding anything contained herein to the contrary, the indemnity obligations of Sellers for the change of control payments referenced in this Section 8.2.2(n)(ii) shall be reduced by any severance amounts which would otherwise be owed to such Sold Business Employees pursuant to any employee benefit plans, programs or arrangements, including, without limitation, any termination or severance policies, of Buyers as a result of such Sold Business Employee’s status as a Transferred Employee following the Closing if the Change of Control Agreements did not exist.

8.2.3  Use of Retained Intellectual Property.  Buyers will, as promptly as practicable following the Closing Date, but in no event later than six (6) months after the Closing Date, remove or obliterate all trade names, trademarks and service marks included in the Retained Intellectual Property from its signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents and other materials and Buyers shall not put into use after the Closing Date any such materials not in existence on the Closing Date that bear any such trade name, trademark or service mark included in the Retained Intellectual Property or any names, marks or logos similar thereto. Notwithstanding the foregoing, Buyers shall be entitled for a period of six (6) months following the Closing Date to use (i) any signs, purchase orders, invoices, sales orders, labels, letterheads or shipping documents that otherwise constitute Purchased Assets existing on the Closing Date and (ii) any inventories that bear any such trade name, trademark or service mark included in the Retained Intellectual Property or any name, mark or logo similar thereto that otherwise constitute Purchased Assets, in each case where the removal of any such trade name, trademark or service mark or any such similar name, mark or logo would not be commercially reasonable.

8.2.4  Tax Cooperation.  Buyers and Sellers agree to retain and furnish or cause to be furnished to each other, upon request, as promptly as practicable, such working papers and information relating to the Purchased Assets and the Sold Business and to provide such assistance as is reasonably necessary for the preparation and filing of all Tax returns, the making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return. Sellers and Buyers shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Sold Business and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.2.4.

8.2.5  GST.  Sellers and Buyers acknowledge and agree that the Canadian Purchased Assets constitute a business of Agilysys Canada and comprise all or substantially all of the property reasonably necessary for Canadian Buyer to be capable of carrying on the business as a business. Canadian Buyer and Agilysys Canada shall jointly elect under subsection 167(1) of Part IX of the Excise Tax Act (Canada), section 75 of the Quebec Sales Tax Act, and any equivalent or corresponding provision under any applicable provincial or territorial legislation imposing a similar value added or multi-staged tax, that no tax be payable with respect to the purchase and sale of the Canadian Purchased Assets under this Agreement and shall make such election(s) in prescribed form containing prescribed information. Canadian Buyer shall file such election(s) in compliance with the requirements of the applicable legislation. Buyer agrees to indemnify and hold harmless Agilysys Canada in respect of any tax, penalties, and interest that may be assessed against Agilysys Canada in the event and to the extent that the applicable Governmental Authority takes the positions that the election(s) may not be made in respect of the transactions contemplated by this Agreement.

8.2.6  Section 20 and Section 22 Elections.  If applicable, Canadian Buyer and Agilysys Canada shall make the joint election under subsections 20(24) and (25) of the Income Tax Act (Canada) and the comparable provisions of any applicable provincial legislation and Canadian Buyer and Agilysys Canada shall cooperate fully in the filing of such elections in the manner required by the Income Tax Act (Canada) and applicable provincial legislation. In accordance with the requirements of the Income Tax Act (Canada), the regulations thereunder, the administrative practice and policy of the Canada Revenue Agency and any applicable equivalent or corresponding provincial or territorial legislative, regulatory and administrative requirements, Canadian Buyer and Agilysys Canada shall make and file, in a timely manner, a joint election(s) to have the rules in Section 22 of the Income Tax Act (Canada), and any equivalent or corresponding provision under applicable provincial or territorial tax Law, apply in respect of the Accounts Receivable being sold by Agilysys Canada and shall designate that portion of the Purchase Price allocated to the Accounts Receivable being sold by Agilysys Canada in accordance with the allocation described in Section 3.3.

8.2.7  Payment of Certain Taxes.  Sellers agree to timely pay all Taxes imposed on or relating to all Purchased Assets payable in respect of all periods (or portions thereof) pending on or prior to the Closing Date and Buyers agree to timely pay all such Taxes on all Purchased Assets payable in respect of periods (or portions thereof) thereafter. Sellers shall be responsible for preparing and filing all Tax returns and related filings with respect to the Purchase Assets that are required to be filed on or before the Closing Date and Buyers shall be responsible for preparing and filing all other Tax returns and related filings with respect to the Purchase Assets. Except as provided in Section 8.2.5, Buyers and Sellers shall share equally all recording fees and transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transfer of the Purchased Assets to Buyers. The party responsible for filing any returns due in respect of such Taxes shall timely file such returns notices and the other party shall cooperate in such filing.

8.2.8  Assumed Liabilities.  Buyers shall pay, discharge and perform, as and when the same shall become due, all of the Assumed Liabilities.

8.2.9  Noncompetition.

(a) Agilysys agrees that it will not, and will cause its subsidiaries, including Agilysys Canada, not to, for a period of five (5) years from the Closing Date, without the prior written consent of Buyers, either directly or indirectly, (i) engage or participate anywhere in the world other than Canada in (other than through the ownership of 5% or less of any class of securities registered under the Securities Exchange Act of 1934, as amended or of an otherwise publicly traded company) any line of business which comprised the Sold Business on the Closing Date; or

(ii) cause or attempt to cause any officer, employee or consultant of Buyers engaged in the Sold Business to resign or sever a relationship with Buyers. Agilysys further acknowledges the covenant by Agilysys Canada, below, and agrees to not do anything, directly or indirectly, to impair the same. Notwithstanding the foregoing, Buyers acknowledge and agree that Agilysys may continue to own an equity interest in and continue to maintain other business relationships with Magirus AG and such equity interest and relationships shall not constitute a violation of this Section 8.2.9(a).

(b) Agilysys Canada acknowledges the above covenant by Agilysys and agrees that it will not for a period of five (5) years from the Closing Date, without the prior written consent of Buyers, either directly or indirectly, (i) engage or participate anywhere in Canada in (other than through the ownership of 5% or less of any class of securities registered under the Securities Exchange Act of 1934, as amended or of an otherwise publicly traded company) any line of business which comprised the Sold Business on the Closing Date; or (ii) cause or attempt to cause any officer, employee or consultant of Buyers engaged in the Sold Business to resign or sever a relationship with Buyers (the “Canada Non-Competition Covenant”). Notwithstanding the foregoing, Buyers acknowledge and agree that Agilysys Canada may continue to own an equity interest in and continue to maintain other business relationships with Magirus AG and such equity interest and relationships shall not constitute a violation of this Section 8.2.9(b).

8.2.10  Nonsolicitation.  Sellers will not, for a period of five (5) years from the Closing Date, without the prior written consent of Buyers, directly or indirectly, (i) solicit the employment of any Transferred Employee other than through general advertising not specifically directed at such employee, (ii) hire any Transferred Employee of Buyers other than is permitted by clause (i) above, or (iii) solicit, entice, induce or encourage any Transferred Employee to terminate his or her relationship with Buyers in order to become an employee of Sellers; provided, however, that Sellers shall not be restricted from soliciting the employment of or hiring any Transferred Employees that have previously been terminated by Buyers or have terminated their employment with Buyers other than as a result of Sellers’ violation of this Section 8.2.10.

8.2.11  Investment Canada.  Canadian Buyer shall within the prescribed time file a notification regarding the purchase of the Canadian Purchased Assets as required under the Investment Canada Act.

8.2.12  Product Liability/Returned Goods.  In the event that any person asserts a claim for Product Liabilities or for Returned Goods in connection with any products sold by Sellers prior to the Closing Date, Buyers shall provide reasonable assistance to Sellers to notify the supplier of such product of the claim and to request such supplier to fulfill its responsibility in respect of such claim. In the event that the supplier does not assume responsibility for any such claim, Buyers shall, at the request of Sellers, provide replacement product to Sellers at cost.

Section 8.3.  Miscellaneous Covenants.

8.3.1  Publicity.  Prior to the Closing Date, neither Sellers nor Buyers shall issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement except as may be required by applicable Law or pursuant to any listing agreement with any national securities exchange, without the other’s prior consent thereto.

8.3.2  Expenses.  Except to the extent otherwise specifically provided herein, Buyers shall pay all the expenses incident to the transactions contemplated by this Agreement which are incurred by Buyers or their representatives, and Sellers shall pay all the expenses incident to the transactions contemplated by this Agreement which are incurred by Sellers or their representatives.

8.3.3  No Assignment.  No assignment by either party of this Agreement or any right or obligation hereunder, in whole or in part, may be made without the prior written consent of the other party. Any assignment attempted without that consent will be void and of no effect; provided, however, that Buyers may assign their rights under this Agreement to an Affiliate of Buyers’ so long as they remain obligated hereunder.

8.3.4  Further Assurances.  Each party hereto agrees that, as requested by the other party after the Closing, it will do all such further acts as may be required to effect the transactions contemplated hereby. To the extent Sellers are not able to obtain the requisite consents to assign to Buyers any of the Assumed Contracts which require such consents, Sellers agree to enter into mutually agreeable agreements with Buyers for each such Assumed Contract for which consent to assignment was not obtained, under which Buyers shall, to the extent practicable and possible, obtain the reasonably equivalent corresponding rights and benefits of any such Assumed Contracts and the reasonably equivalent corresponding obligations and liabilities thereunder, so that Buyers are, to the extent practicable and possible, put in substantially the same position they would have been in had such consent been obtained by Sellers. Such agreements may be in the form of a subcontract, sub-license or sub-lease to a Buyer or Sellers appointing the relevant Buyer as agent to such Seller to perform under such Assumed Contract, or any other arrangement which the relevant Buyer could enforce for the benefit of such Buyer, with the relevant Buyer assuming such Seller’s obligations, and any and all rights and benefits of such Seller against a third party thereto.

ARTICLE 9.

INDEMNIFICATION

Section 9.1.  Survival.  Each of the representations, warranties and covenants set forth in this Agreement shall survive the Closing:

(a) Indefinitely with respect to (i) the representations and warranties contained in Sections 4.1(a), 4.2, 4.8(a), 4.18, 5.1, 5.2 and 5.7 and (ii) the covenants and agreements contained in Sections 1.1, 1.2, 2.1, 2.2, 8.1.2(b), and 8.3.2;

(b) Until sixty (60) days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to matters covered by Sections 4.12, 4.13, 4.14, 4.17 and 8.2.4 through 8.2.7;

(c) Until such date that is eighteen (18) months after the Closing Date, in the case of all other representations and warranties and any covenant or agreement to be performed in whole or in part on or prior to the Closing; or

(d) With respect to each other covenant or agreement contained in this Agreement, until sixty (60) days following the last date on which such covenant or agreement is to be performed or, if no such date is specified, indefinitely.

Section 9.2.  Indemnification By Sellers.  Subject to one or more provisions of this Article 9, Buyers and their Affiliates (collectively, the “Seller Indemnified Parties”) shall be entitled to indemnification from Sellers for all Losses directly or indirectly incurred by or sought to be imposed upon the Seller Indemnified Parties arising out of or relating to any (i) breach of any covenant or agreement made by Sellers in or pursuant to this Agreement, (ii) breach of any representations and warranties made by Sellers in this Agreement, (iii) of the Retained Liabilities, (iv) Assumed Litigation in excess of $5,000,000 or (v) the contract provision described in item 2(a) of Schedule 4.25, and (vi) post-Closing liabilities of Buyers to IBM relating to the Sold Business arising from Sellers’ actions or inactions prior to Closing that are not reflected on the Audited Balance Sheet (unless Buyers have already been indemnified for such liabilities pursuant to sub-clause (1) below of this Section 9.2). “Losses” or “Loss” as used in this Agreement, means all liabilities, losses, damages, fines, fees, costs and expenses, including reasonable attorneys’ fees. In addition to the foregoing, during the period beginning on the Closing and ending on the one year anniversary thereof, the Seller Indemnified Parties shall be entitled to indemnification from Sellers for all Losses directly or indirectly incurred by or sought to be imposed upon the Seller Indemnified Parties resulting from, arising out of or relating to (1) 100% of liabilities related to trade activities with suppliers of the Sold Business arising from Sellers’ actions or inactions prior to Closing unrecorded on the Audited Balance Sheet (unless Buyers have already been indemnified for such liabilities pursuant to sub-clause (vi) of this Section 9.2) and (2) amounts not collectable from IBM for customer and debit claims, to the extent of (A) 80% of such customer and debit claims that are aged less than six (6) months as of the Closing Date, (B) 90% of such customer and debit claims that are aged between six (6) months and twelve (12) months as of the Closing Date and (C) 100% of such customer and debit claims that are aged more than twelve (12) months as of the Closing Date; provided, however, that, in each case, Seller Indemnified Parties use commercially reasonable efforts to resolve such matters during such period.

Section 9.3.  Indemnification By Buyers.  Subject to one or more provisions of this Article 9, Sellers and their Affiliates (collectively, the “Buyer Indemnified Parties”) shall be entitled to indemnification from Buyers for all Losses directly or indirectly incurred by or sought to be imposed upon the Buyer Indemnified Parties resulting from any (i) breach of any covenant or agreement made by Buyers in or pursuant to this Agreement, (ii) breach of any representations and warranties made by Buyers in this Agreement, (iii) of the Assumed Liabilities or (iv) operation of the Sold Business post-Closing.

Section 9.4.  Limitations on Indemnification by Sellers.  The indemnification of the Seller Indemnified Parties provided for in Section 9.2 shall be limited in certain respects as follows:

(a) Any claim by the Seller Indemnified Parties for Indemnification pursuant to Section 9.2 shall be required to be made by delivery of a written notice describing the basis for such claim in reasonable detail, to Sellers prior to the end of the applicable period for survival set forth in Section 9.1;

(b) The Seller Indemnified Parties shall be entitled to indemnification for matters described in Section 9.2(ii) only to the extent that the aggregate amount of all such Seller Indemnified Parties’ claims for indemnification under Section 9.2(ii), as finally resolved, exceeds 1% of the Purchase Price;

(c) The maximum aggregate liability of Sellers for indemnification under Section 9.2(ii) herein shall in no event exceed 20% of the Purchase Price;

(d) The Seller Indemnified Parties’ right to indemnification shall be reduced to the extent the subject matter of the claim is covered by and paid pursuant to a warranty or indemnification from a third party;

(e) The Seller Indemnified Parties’ right to indemnification shall be reduced to the extent they receive insurance proceeds with respect to such Losses;

(f) The Seller Indemnified Parties’ right to indemnification shall be limited to the extent the Losses are reflected in the Final Balance Sheet such that the amount payable to the Seller Indemnified Parties under such an indemnification claim shall be reduced dollar for dollar by the amount of the Losses reflected in the Final Balance Sheet, but only to the extent Buyer’s actually receive any purchase price adjustment they are entitled to under Section 3.2(e); and

(g) The Seller Indemnified Parties shall not be entitled to indemnification with respect to Losses resulting from the termination or non-renewal of any Assumed Contract with any supplier or customer by such supplier or customer other than for cause; provided, however, notwithstanding anything contained herein or in any Assumed Contract to the contrary, the termination or non-renewal of any Assumed Contract with any supplier or customer of the Sold Business resulting from the consummation of the transactions contemplated by this Agreement, including, without limitation, as a result of the assignment, or attempted assignment, of such Assumed Contract by Sellers to Buyers without first obtaining the consent of such supplier or customer, shall not constitute “for cause” for purposes of this Agreement. Notwithstanding the foregoing, the provisions of this Section 9.4(g) shall not limit, or otherwise effect, the rights of the Seller Indemnified Parties under Sections 3.4, 6.2(m) and 8.2.9.

Section 9.5.  Limitations on Indemnification by Buyers.  The indemnification of the Buyer Indemnified Parties provided for in Section 9.3 shall be limited in certain respects as follows:

(a) Any claim by the Buyer Indemnified Parties for Indemnification pursuant to Section 9.3 shall be required to be made by delivery of a written notice describing the basis for such claim in reasonable detail, to Buyers prior to the end of the applicable period for survival set forth in Section 9.1;

(b) The Buyer Indemnified Parties shall be entitled to indemnification for matters covered by Section 9.3(ii) only to the extent that the aggregate amount of all such Buyer Indemnified Parties’ claims for indemnification under Section 9.3(ii), as finally resolved, exceeds 1% of the Purchase Price;

(c) The maximum aggregate liability of Buyers for indemnification under Section 9.3(ii) herein shall in no event exceed 20% of the Purchase Price;

(d) The Buyer Indemnified Parties’ right to indemnification shall be reduced to the extent the subject matter of the claim is covered by and paid pursuant to a warranty or indemnification from a third party; and

(e) The Buyer Indemnified Parties’ right to indemnification shall be reduced to the extent they receive insurance proceeds with respect to such Losses.

Section 9.6.  Notice of Non-Third Party Claim.

(a) Promptly after acquiring knowledge of any Losses for which a Seller Indemnified Party is entitled to indemnification pursuant to this Article 9, Buyers shall give written notice thereof to Sellers accompanied by an affidavit of the chief executives or chief financial officers of Buyers setting forth with reasonable particularity the underlying facts (either, as of the date of such affidavit, actually known or in good faith believed by the affiant to exist) sufficient to establish a good faith estimate, if known, of the Losses incurred or to be incurred relating thereto; and including copies of all written documentation and summarizing all oral information actually known or in good faith believed by the affiant to exist relating to the circumstances or events underlying the indemnification claim. In the event Buyers make a claim which is determined by a court of competent jurisdiction to be without reasonable basis in law or fact, Buyers shall bear all reasonable costs and expenses (including court costs and reasonable attorney’s and accountant’s fees) incurred by Sellers in investigating and defending against such claim.

(b) Promptly after acquiring knowledge of any Losses for which a Buyer Indemnified Party is entitled to indemnification pursuant to this Article 9, Sellers shall give written notice thereof to Buyers accompanied by an affidavit of the chief executive or chief financial officer of Agilysys setting forth with reasonable particularity the underlying facts (either, as of the date of such affidavit, actually known or in good faith believed by the affiant to exist) sufficient to establish, as of the date of such affidavit, the breach of a specified representation or warranty and setting forth a good faith estimate, if known, of the Losses incurred or to be incurred relating thereto; and including copies of all written documentation and summarizing all oral information actually known or in good faith believed by the affiant to exist relating to the circumstances or events underlying the indemnification claim.

Section 9.7.  Third Party Claims.

(a) Notice.  In order for a party (the “Indemnitee”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the Indemnitee (a “Third Party Claim”), such Indemnitee must notify the party from who indemnification hereunder is sought (the “Indemnitor”) in writing of the Third Party Claim no later than thirty (30) days after such claim or demand is first asserted. Such notice shall state in reasonable detail the amount of or estimated amount of such claim, and shall identify the specific basis or bases for such claim, including the representation, warranties or covenants alleged to have been breached. Failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnitor, without undue delay, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim so long as any such disclosure could not reasonably be expected to have an adverse effect on the attorney client or any other privilege that may be available to the Indemnitee in connection therewith.

(b) Control.

(i) If a Third Party Claim is made against an Indemnitee, the Indemnitor shall be entitled to participate, at its expense, in the defense thereof. Notwithstanding the foregoing, if the Indemnitor irrevocably admits to the Indemnitee in writing its obligation to indemnify the Indemnitee for all liabilities and obligations relating to such Third Party Claim, the Indemnitor may elect to assume and control the defense thereof (by providing notice to Indemnitee of such election within thirty (30) days following delivery of notice of a Third Party Claim by Indemnitee to Indemnitor) with counsel reasonably satisfactory to the Indemnitee, at the sole cost and expense of the Indemnitor, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnitor to a final conclusion or will be settled in accordance with 9.7(c). If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense; provided, however, that the Indemnitee may at any time prior to the Indemnitor’s delivery of the notice to the Indemnitee of the Indemnitor’s election to assume the defense of any Third

Party Claim, file any motion, answer or other pleadings or take any other action that is reasonably necessary or appropriate to protect the Indemnitee’s interests. Notwithstanding anything to the contrary provided in the immediately preceding sentence, the Indemnitor will pay the Indemnitee’s costs and expenses with respect to its separate counsel if (x) in the Indemnitee’s good faith judgment, it is advisable, based on advice of counsel, for the Indemnitee to be represented by separate counsel because a conflict or potential conflict exists between the Indemnitor and the Indemnitee or (y) the named parties to such Third Party Claim include both the Indemnitor and the Indemnitee and the Indemnitee determines in good faith, based on advice of counsel, that defenses are available to it that are unavailable to the Indemnitor.

(ii) If the Indemnitor fails to notify the Indemnitee within thirty (30) days following delivery of notice of a Third Party Claim by Indemnitee to Indemnitor that the Indemnitor desires to defend the Third Party Claim pursuant to this Section 9.7, or if the Indemnitor gives such notice but fails to prosecute diligently or settle the Third Party Claim, then the Indemnitee will have the right to defend, at the sole cost and expense of the Indemnitor, the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnitee in good faith or will be settled at the discretion of the Indemnitee (with the consent of the Indemnitor, which consent will not be unreasonably withheld). The Indemnitee will have full control of such defense and proceedings, including any compromise or settlement thereof (subject to the previous sentence); provided, however, that if requested by the Indemnitee, the Indemnitor will, at the sole cost and expense of the Indemnitor, provide reasonable cooperation to the Indemnitee and its counsel in contesting any Third Party Claim which the Indemnitee is contesting.

(c) Settlement.  If the Indemnitor so assumes the defense of any Third Party Claim, all of the indemnified parties shall cooperate with the Indemnitor in the defense or prosecution thereof. Such cooperation shall include, at the expense of the Indemnitor, the retention and (upon Indemnitor’s request) the provision to the Indemnitor of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnitor has assumed the defense of a Third Party Claim, (i) the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld), (ii) the Indemnitee shall agree to any settlement, compromise or discharge of any Third Party Claim which the Indemnitor may recommend and which by its terms releases the Indemnitee from any liability in connection with such Third Party Claim, and (iii) the Indemnitor shall not, without the written consent of the Indemnitee, enter into any settlement, compromise or discharge or consent to the entry of a judgment which imposes any obligation or restriction upon Indemnitee.

(d) Cooperation.  Each party shall make available to the other all records and other materials reasonably required to contest any Third Party Claim and shall cooperate fully with the other in the defense of all such claims. Information disclosed by one party to the other shall be kept confidential. The party not in control of the Third Party Claim shall have the right to be represented by counsel of its own choosing and at its own expense. The party in control shall keep the other informed of all material developments in connection with any Third Party Claim.

Section 9.8.  Disputes Involving Claims for Indemnification.  If the Indemnitor notifies the Indemnitee that it does not dispute its liability to the Indemnitee with respect to any claim for indemnification hereunder, or fails to notify the Indemnitee within thirty (30) days following delivery of notice of any such claim by Indemnitee to Indemnitor whether the Indemnitor disputes its liability to the Indemnitee with respect to such claim, the Loss arising from such claim will be conclusively deemed a liability of the Indemnitor and the Indemnitor shall pay the amount of such Loss to the Indemnitee on demand following the final determination thereof. If the Indemnitor has timely disputed its liability with respect to such claim, the Indemnitor and the Indemnitee will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within thirty (30) days following receipt of an Indemnitee of a written notice from an Indemnitor stating that it disputes all or any portion of a claim for indemnification hereunder, such dispute shall be resolved by litigation in a court of competent jurisdiction.

Section 9.9.  Exclusive Remedy.  Except as provided in Section 8.1.6, each party shall have no liability to the other party with respect to any breach or nonfulfillment of any covenant or any other matter or claim relating to or arising out of this Agreement, except that with respect to any breach of, inaccuracy in, or violation of any representation or warranty or nonfulfillment of any covenant for which a right to claim indemnification is provided in this Article 9, a claim or an action under and pursuant to the terms, conditions and limitations of this Article 9 shall be the sole and exclusive right and remedy of a party seeking indemnification, and such party shall not have any other claim, cause of action, right, or remedy for such breach, inaccuracy, violation or nonfulfillment based upon this Agreement, any provision of any federal, state or provincial securities or other Law (including CERCLA and similar contribution rights) or based upon any other cause of action arising at law or in equity; provided, however, that if for any reason a court of competent jurisdiction shall refuse to enforce this provision, and shall permit a party seeking indemnification to assert any action based other than upon the right to claim indemnification as provided in this Article 9, such party agrees that the amount of such other claim shall be subject to and limited by the provisions of this Article 9. The provisions of this Section 9.9 shall not preclude the prosecution of any action or proceeding based on fraud.

ARTICLE 10.

CONSTRUCTION

Section 10.1.  Notices.  All notices shall be in writing delivered as follows:

(a) If to Sellers, to:	Agilysys, Inc. 2255 Glades Road, Suite 301 Boca Raton, Florida 33431 Attention: Chief Executive Officer Facsimile: (561) 999-8765

With copies to:	Agilysys, Inc. 2255 Glades Road, Suite 301 Boca Raton, Florida 33431 Attention: Vice President and Corporate Counsel Facsimile: (561) 999-8765

And:	Calfee, Halter & Griswold LLP 1400 McDonald Investment Center 800 Superior Avenue Cleveland, Ohio 44114-2688 Attention: Lawrence N. Schultz, Esq. Facsimile: (216) 241-0816

(b) If to Buyers, to:	Arrow Electronics, Inc. 50 Marcus Drive Melville, NY 11747 Attention: Peter Brown, Senior Vice President and General Counsel Facsimile No.: (631) 391-4379

With copies to:	Milbank, Tweed, Hadley & Mccloy LLP 1 Chase Manhattan Plaza New York, NY 10005 Attn: Howard Kelberg, Esq. Facsimile No.: (212) 530-5219

or to such other address as may have been designated in a prior notice. Notices may be sent by (a) overnight courier, (b) confirmed facsimile transmission, or (c) registered or certified mail, postage prepaid, return receipt requested; and shall be deemed to have been given (a) in the case of overnight courier, the next business day after the date sent, (b) in the case of facsimile transmission, on the date of confirmation of such transmission, and (c) in the case of mailing, three business days after being mailed, and otherwise notices shall be deemed to have been given when received by the Person to whom the notice is addressed or any other Person with apparent authority to accept notices on behalf of the Person to whom the notice is addressed.

Section 10.2.  Binding Effect.  Except as may be otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

Section 10.3.  Headings.  The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

Section 10.4.  Exhibits and Schedule.  The Exhibits and Schedules referred to in this Agreement shall be deemed to be a part of this Agreement. All Schedules referred to in this Agreement shall be initialed by the party delivering the same and dated the date of delivery.

Section 10.5.  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document. This Agreement shall be effective upon execution and delivery of either manually signed or facsimile signed signature pages.

Section 10.6.  Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

Section 10.7.  Waivers.  Compliance with the provisions of this Agreement may be waived only by a written instrument specifically referring to this Agreement and signed by the party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, shall be construed as a waiver, and no single or partial exercise of a right shall preclude any other or further exercise of that or any other right.

Section 10.8.  Pronouns.  The use of a particular pronoun herein shall not be restrictive as to gender or number but shall be interpreted in all cases as the context may require.

Section 10.9.  Time Periods.  Any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days unless otherwise expressly provided; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken shall be automatically extended to the next business day.

Section 10.10.  No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against either party.

Section 10.11.  Modification.  No supplement, modification or amendment of this Agreement shall be binding unless made in a written instrument which is signed by all of the parties and which specifically refers to this Agreement.

Section 10.12.  Entire Agreement.  This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement among the parties concerning the subject matter hereof. All negotiations among the parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto among the parties other than those incorporated herein and to be delivered hereunder. Notwithstanding the foregoing, the confidentiality provisions set forth in the Confidentiality Agreement shall survive this Agreement, except that effective upon Closing, Buyers will no longer be subject to any confidentiality provisions contained in the Confidentiality Agreement to the extent they relate solely to the Sold Business. In the event this Agreement is terminated without the Closing occurring, then the obligations set forth in the aforesaid Confidentiality Agreement shall survive the termination hereof in accordance with the terms thereof and hereof.

Section 10.13.  No Third Party Beneficiary Rights.  This Agreement shall inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement, express or implied, shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever.

Section 10.14.  Definitions.

“Accounts Receivable” has the meaning set forth in Section 1.1(j).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

“Agilysys” shall mean Agilysys, Inc.

“Agilysys Board” has the meaning set forth in Section 8.1.8(a).

“Agilysys Canada” shall mean Agilysys Canada, Inc.

“Arbitrator’s Award Report” has the meaning set forth in Section 3.2(c).

“Assumed Contracts” has the meaning set forth in Section 1.1(h).

“Assumed Liabilities” has the meaning set forth in Section 2.1.

“Assumed Product Liabilities” has the meaning set forth in Section 2.1(f).

“Assumed Litigation” means the litigation disclosed in Schedules 4.14(b) and 4.11(d), except for item 1 of 4.11(d) — “the Vigilos Inc. litigation.”

“Audited Balance Sheet” has the meaning set forth in Section 3.2(a).

“Balance Sheet” has the meaning set forth in Section 1.1.

“Benefit Plans” has the meaning set forth in Section 4.13(a).

“BEP” has the meaning set forth in Section 8.2.2(g).

“Business Combination” shall mean with respect to any Person, any merger, consolidation or combination to which such Person is a party, any sale, dividend, split or other disposition of capital stock or other equity interests of such Person or any sale, dividend or other disposition of all or substantially all of the assets and properties of such Person.

“Buyer” means Arrow Electronics, Inc., a New York corporation.

“Buyers” means Buyer together with Canadian Buyer.

“Buyers’ 401(k) Plan” has the meaning set forth in Section 8.2.2(f).

“Buyer Indemnified Parties” has the meaning set forth in Section 9.3.

“Canadian Buyer” means Arrow Electronics Canada Ltd., a Canadian corporation.

“Canadian Liabilities” has the meaning set forth in Section 2.1

“Canadian Purchased Assets” has the meaning set forth in Section 1.1.

“CERCLA” has the meaning set forth in Section 4.12(c).

“Change of Control Agreements” has the meaning set forth in Section 8.2.2(n)(i).

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” has the meaning set forth in Section 7.1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, and regulations and pronouncements promulgated thereunder.

“Competition Act” has the meaning set forth in Section 4.3.

“Confidentiality Agreement” shall have the meaning set forth in Section 8.1.2(b).

“Disputed Payables” shall mean any accounts payable or other liabilities of the Purchased Assets or the Sold Business existing at the Closing which Sellers are disputing and any such accounts payable or other liabilities of the Purchased Assets or the Sold Business arising thereafter on account of any period prior to the Closing and not included in the Audited Balance Sheet, including without limitation the IBM Disputed Payables.

“Drop Dead Date” has the meaning set forth in Section 8.1.5(b).

“Effective Time” has the meaning set forth in Section 8.2.2(a).

“Environment” means any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface, subsurface strata, river sediment, plant or animal life, natural resources, workplace, and real property and the physical buildings, structures, improvements and fixtures thereon.

“Environmental Laws” has the meaning set forth at the end of Section 4.12.

“Environmental Liabilities” shall mean any liabilities or obligations arising under Environmental Laws (whether known or unknown, foreseen or unforeseen, contingent or otherwise, fixed or absolute or present or arising in the future), including without limitation any liabilities or obligations arising from any of the following conditions or events, regardless of when arising or occurring: (a) pollution, contamination or any other adverse environmental conditions (including, but not limited to, any adverse environmental conditions either on-site or off-site); (b) the presence, release, threatened release or exposure to Hazardous Substances; (c) the on-site or off-site transportation, storage, treatment, recycling, disposal or arrangement for disposal of Hazardous Substances; or (d) any violation of any Environmental Law.

“ERISA” has the meaning set forth in Section 4.13.

“ERISA Affiliate” has the meaning set forth in Section 4.13.

“Final Balance Sheet” has the meaning set forth in Section 3.2(b).

“Financial Statements” has the meaning set forth in 4.5.

“GAAP” means generally accepted accounting principles.

“Governmental Authority” has the meaning set forth in Section 4.3.

“GST” has the meaning set forth in Section 4.17.

“Hazardous Substance” means any substance or material: (i) the Release or presence of which requires investigation or Remediation under any Environmental Law; (ii) that is defined as a “pollutant,” “contaminant,” “solid waste,” “hazardous waste,” “hazardous material” or “hazardous substance” under any Environmental Law; (iii) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous; or (iv) without limitation, that is or contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBs) or asbestos.

“HSR” has the meaning set forth in Section 4.3.

“IBM Disputed Payables” shall mean any accounts payable or other liabilities payable by Sellers to IBM with respect to the Purchased Assets or the Sold Business which Sellers are disputing and any such accounts payable or other liabilities of the Purchased Assets or the Sold Business arising thereafter (on account of any period prior to the Closing Date) and not included in the Audited Balance Sheet.

“Indemnitee” has the meaning set forth in Section 9.7(a).

“Indemnitor” has the meaning set forth in Section 9.7(a).

“Independent Accountants” has the meaning set forth in Section 3.2(c).

“Interim Period” has the meaning set forth in Section 8.2.1(b).

“Intellectual Property” means any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (a) patents and patent applications, (b) Marks, (c) copyrights (registered or unregistered), and applications for registration of copyrights, (d) internet domain names and (e) Trade Secrets.

“Inventory” has the meaning set forth in Section 1.1(e).

“Keylink Systems” has the meaning set forth in the Recitals.

“Knowledge” means the actual knowledge of any officer or employee of Sellers listed on Schedule 10.14(a).

“Law” means any federal, state, provincial, local or foreign statute, law (including, without limitation, common law), ordinance, regulation, rule or code, decree, injunction or order.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, charge or claim.

“Losses” has the meaning set forth in Section 9.2.

“Lost Customers Multiple” has the meaning set forth in Section 3.4.

“Management” means with respect to any Hazardous Substance, the use, possession, distribution, processing, manufacturing, generation, treatment, storage, recycling, transportation, Release, Remediation or disposal or arrangement for disposal of such Hazardous Substance.

“Marks” means registered and unregistered trademarks and service marks, trade names and similar rights and applications to register any of the foregoing, whether protected, created or arising under the laws of the United States or any other jurisdiction.

“Material Adverse Effect” means a material adverse effect on the business, condition, financial or otherwise, assets, liabilities, or results of operations of the Sold Business, taken as a whole, reasonably expected to result in the occurrence of a Loss to the Sold Business, individually or in the aggregate, equal to or greater than $2,500,000; except to the extent resulting from (i) any change in general United States or global economic conditions, or (ii) any change in general economic conditions in the industry in which the Sold Business operates which changes do not affect Sellers disproportionately relative to other entities, or (iii) the termination or modification of any Assumed Contract with any supplier or customer by such supplier or customer other than for cause; provided, however, that a Material Adverse Effect will not result if an Assumed Contract is terminated because of the execution of this Agreement or the transactions contemplated by this Agreement, including, without limitation, the attempted assignment of such Assumed Contract by Sellers to Buyers.

“Material Contracts” has the meaning set forth in Section 4.15(c).

“New Employment Agreements” has the meaning set forth in Section 8.2.2(n)(i).

“Operative Agreements” means, collectively, the Procurement Agreement and the Transition Agreement.

“Oracle Lost Sales” has the meaning set forth in Section 3.4.

“Oracle Refusal” has the meaning set forth in Section 3.4.

“Permitted Lien” shall mean (i) mechanics’, carriers’, repairmen’s or other like Liens arising or incurred in the ordinary course of business, in each case, less than $10,000, (ii) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and under which Sellers are not in default, (iii) Liens for current Taxes, assessments (both general and special) and utilities not yet due and payable or which may hereafter be paid without penalty or which are being contested in good faith and, in connection therewith, appropriate reserves have been set aside in accordance with GAAP, (iv) immaterial imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, impair the continued use and operation of any asset to which they relate in the conduct of the Sold Business as presently conducted, (v) Sold Business Real Property Leases, Tangible Personal Property Leases, (vi) easements, covenants, rights-of-way and other similar restrictions, conditions of record or encumbrances and shown on the surveys provided to Buyers, and (vii) (A) zoning, building and other similar restrictions or encumbrances imposed by applicable Laws, (B) Liens that have been placed by any developer, landlord or other third party on property over which Seller has easement rights or, on any Sold Business Real Property, under any lease or subordination or similar agreements relating thereto, and (C) unrecorded easements, covenants, rights of way or other similar restrictions on the Sold Business Real Property none of which, individually or in the aggregate, materially impair the continued use and operation of such Sold Business Real Property in the conduct of the Sold Business.

“Person” shall mean any individual, corporation, company, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity or organization.

“Pre-Closing Lost Customers” has the meaning set forth in Section 3.4.

“Pre-Closing Lost Sales” has the meaning set forth in Section 3.4.

“Procurement Agreement” has the meaning set forth in Section 6.2(e).

“Product Liabilities” has the meaning set forth in Section 2.2(j).

“Proposal” means a written unsolicited proposal from a third party to consummate a merger, stock sale, asset sale or other transaction that could reasonably be expected to result in the sale of all or substantially all of the Sold Business that the Agilysys Board believes in good faith to be bona fide and which is received by Sellers after the date hereof.

“Proxy Statement” has the meaning set forth in Section 8.1.8(b).

“Purchased Assets” has the meaning set forth at the end of Section 1.1.

“Purchase Price” has the meaning set forth in Section 3.1.

“Recommendation” has the meaning set forth in Section 8.1.8(b).

“Registered Sold Business Marks” has the meaning set forth in Section 4.11(a).

“Release” when used in connection with Hazardous Substances, shall have the meaning ascribed to that term in 42 U.S.C. 9601(22), but not subject to the exceptions in Subsection (A) and (D) of 42 U.S.C. 9601(22).

“Remediation” means (a) any remedial action, response or removal as those terms are defined in 42 U.S.C. § 9601; or (b) any “corrective action” as that term has been construed by Governmental Authorities pursuant to 42 U.S.C. § 6924.

“Representatives” has the meaning set forth in Section 8.1.2(b).

“Retained Assets” has the meaning set forth at the end of Section 1.2.

“Retained Benefit Plan” has the meaning set forth in Section 4.13(a).

“Retained Environmental Liabilities” shall mean any Environmental Liabilities, whenever arising or occurring, and regardless of whether known to Buyers or set forth on any schedule to this Agreement, arising from or relating to (i) the Retained Assets, or (ii) otherwise arising from or relating to Sellers or any of their respective predecessors or Affiliates, the Purchased Assets, the Sold Business or the Sold Business Real Property, except for any Environmental Liabilities where the facts or events underlying such liabilities are first created or first caused by the operation of the Sold Business by Buyers after the Closing Date.

“Retained Liabilities” has the meaning set forth in Section 2.2.

“Retained Intellectual Property” has the meaning set forth in Section 1.2(d).

“Retained Real Property” has the meaning set forth in Section 1.2(l).

“Returned Goods” has the meaning set forth in Section 2.2(i).

“Schedules” has the meaning set forth in Section 8.1.4.

“Seller Indemnified Parties” has the meaning set forth in Section 9.2.

“Sellers” shall mean Agilysys and Agilysys Canada.

“Seller’s Health FSA” has the meaning set forth in Section 8.2.2(d).

“Sellers’ Consents” has the meaning set forth in Section 8.1.14.

“Sellers’ 401(K) Plan” has the meaning set forth in Section 8.2.2(f).

“Severance” has the meaning set forth in Section 2.2(c).

“Shareholder Approval” has the meaning set forth in Section 8.1.8(a).

“Shareholders’ Meeting” has the meaning set forth in Section 8.1.8(a).

“Sold Business” has the meaning set forth in the Recitals.

“Sold Business Copyrights” has the meaning set forth in Section 1.1(d).

“Sold Business Employees” has the meaning set forth in Section 4.14(a).

“Sold Business Intellectual Property” has the meaning set forth in Section 1.1(d).

“Sold Business Leased Real Property” has the meaning set forth in Section 1.1(a).

“Sold Business Marks” has the meaning set forth in Section 1.1(d).

“Sold Business Owned Real Property” has the meaning set forth in Section 1.1(b).

“Sold Business Real Property” has the meaning set forth in Section 1.1(b).

“Sold Business Real Property Leases” has the meaning set forth in Section 1.1(a).

“Sold Business Trade Secrets” has the meaning set forth in Section 1.1(d).

“Special Closing Condition — Material Adverse Effect” means a Material Adverse Effect on the business, condition, financial or otherwise, assets, liabilities or results of operations of the Sold Business, taken as a whole, reasonably expected to result in the occurrence of a Loss to the Sold Business, individually or in the aggregate, equal to or greater than $25,000,000; except to the extent resulting from (i) any change in general United States or global economic conditions, or (ii) any change in general economic conditions in the industry in which the Sold Business operates which changes do not affect Sellers disproportionately relative to other entities, or (iii) the termination or modification of any Assumed Contract with any supplier or customer by such supplier or customer other than for cause; provided, however, that a Special Closing Condition — Material Adverse Effect will not result if an Assumed Contract is terminated because of the execution of this Agreement or the transactions contemplated by this Agreement, including, without limitation, the attempted assignment of such Assumed Contract by Sellers to Buyers.

“Stay Bonus Plan” has the meaning set forth in Section 8.2.2(m).

“Superior Offer” means a merger, stock sale, asset sale or other transaction that could reasonably be expected to result in the sale of all or substantially all of the Sold Business that the Agilysys Board believes in good faith to be bona fide and which the Agilysys Board determines in its good faith judgment (after consultation with its financial advisor) to be more favorable to the holders of common stock of Agilysys than the transactions contemplated by this Agreement (taking into account the anticipated timing, financing and other closing conditions, prospects for completion of such proposal, the Termination Fee payable under this Agreement and all financial, regulatory, legal and other aspects of such proposal).

“Tangible Personal Property” has the meaning set forth in Section 1.1(c).

“Tangible Personal Property Leases” has the meaning set forth in Section 1.1(l).

“Target Working Capital” shall mean, in the event the Closing Date is (a) March 31, 2007, the dollar amount equal to the greater of (i) 11% of the revenues of the Sold Business for the three month period ending on the Closing Date and (ii) $32 million, (b) April 30, 2007, the dollar amount equal to the greater of (i) 14% of the revenues of the Sold Business for the three month period ending on the Closing Date and (ii) $38 million or (c) May 31, 2007, the dollar amount equal to the greater of (i) 11% of the revenues of the Sold Business for the three month period ending on the Closing Date and (ii) $32 million. For purposes of clarification, revenues shall be calculated in accordance with GAAP.

“Tax” has the meaning set forth in Section 4.17.

“Terminated Suppliers” shall mean the suppliers of any terminated franchised lines of the Sold Business listed on Schedule 10.14(b), together with any other suppliers of the Sold Business that terminate their respective franchised lines of business from the date of the Agreement until Closing.

“Third Party Claim” has the meaning set forth in Section 9.7(a).

“Third Party License” has the meaning set forth in Section 4.11(b).

“Title Company” shall mean Chicago Title Insurance Company or such other company designated by Buyers.

“Title Policy” has the meaning set forth in Section 6.2(j).

“Transition Agreement” has the meaning set forth in Section 6.2(f).

“Transferred Employee” has the meaning set forth in Section 8.2.2(b).

“Trade Secrets” means know-how, processes, methods, concepts, inventions, databases, technical data, customer lists. marketing and other business plans and other proprietary or confidential information that derives economic value from not being generally known to other persons who can obtain economic value from its disclosure.

“US Buyer” means Support Net, Inc., an Indiana corporation.

“WARN” has the meaning set forth in Section 2.1(d).

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AGILYSYS, INC.

By:	/s/ Arthur Rhein
Its: Chairman

AGILYSYS CANADA INC.

By:	/s/ Arthur Rhein
Its: Chairman
(“Sellers”)

ARROW ELECTRONICS, INC.

By:	/s/ William E. Mitchell
Its: Chairman, President & CEO

SUPPORT NET, INC.

By:	/s/ Peter S. Brown
Its: Senior Vice President

ARROW ELECTRONICS CANADA LTD.

By:	/s/ Peter S. Brown
Its: President
(“Buyers”)

Annex B

January 2, 2007

The Board of Directors
Agilysys, Inc.
2255 Glades Road
Suite 425W
Boca Raton, FL 33431

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Agilysys, Inc. (the “Company”) of the consideration to be received by the Company and Agilysys Canada Inc., a wholly owned subsidiary of the Company (together with the Company, the “Sellers”) in the proposed sale (the “Transaction”) of the KeyLink Systems business (the “Business”) to Arrow Electronics, Inc. (“Arrow”), Arrow Electronics Canada Ltd. (“Arrow Canada”) and Support Net, Inc. (collectively with Arrow and Arrow Canada, the “Purchasers”) pursuant to the Asset Purchase Agreement , dated as of January 2, 2007 (the “Agreement”), among the Sellers and the Purchasers. Under the Agreement, the Purchasers will purchase the Purchased Assets (as defined in the Agreement) from the Sellers for cash consideration of $485,000,000 (the “Consideration”) and will assume the Assumed Liabilities (as defined in the Agreement). We also understand that the Consideration will be subject to adjustment as provided in the Agreement based on the amount of the Company’s working capital and certain other items as set forth in the Agreement (the “Adjustments”).

In arriving at our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Business and the industries in which the Business operates; (iv) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (v) compared the financial and operating performance of the Business with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company’s common stock and certain publicly traded securities of such other companies; (vi) reviewed certain internal financial analyses, estimates and forecasts prepared by the management of the Company relating to the Business; and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and Arrow with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Business, the financial condition and future prospects and operations of the Company and the Business, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Sellers or the Purchasers under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of the Company as to the expected future results of operations and financial condition of the Business to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Sellers and the Purchasers in the Agreement and the related agreements are and will be true and correct in all ways material to our analysis, and that the Company will have no exposure under any

B-1

indemnification obligations contained within the Agreement or the related agreements in any amount material to our analysis, and that the Adjustments will not result in any adjustment to the Consideration that is material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by the Sellers in the proposed Transaction and we express no opinion as to the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Sellers to engage in the Transaction. We are expressing no opinion herein as to the price at which the Company’s common stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

We and our affiliates have performed in the past, and may continue to perform, certain services for the Company, Arrow and their respective affiliates, all for customary compensation, including acting as a co-managing underwriter of an offering of common stock of Arrow in 2004. Our commercial bank affiliate is a lender to the Company and is agent bank on Arrow’s credit facility.

In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or Arrow for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be received by the Sellers in the proposed Transaction is fair, from a financial point of view, to the Sellers.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

B-2

Annex C

§ 1701.85.  Dissenting shareholder’s demand for fair cash value of shares

(A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(5) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D) (1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

YOUR VOTE IS IMPORTANT
In order for your vote to be included in the tabulation, please mark, sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to National City Bank, P.O. Box 535300, Pittsburgh, PA 15253, so
your shares may be represented at the Special Meeting.
• Proxy card must be signed and dated below. •
ê Please fold and detach card at perforation before mailing. ê

PROXY
The undersigned hereby authorizes and directs said Proxy holders to vote all of the Common Shares of the Company represented by this Proxy as follows, with the understanding that if no directions are given below for any proposal, said Common Shares will be voted FOR such proposal. The Board of Directors recommends a vote FOR proposals 1 and 2.

1.	To approve the sale of our KeyLink Systems Distribution Business to Arrow Electronics, Inc., Arrow Electronics Canada Ltd. and Support Net, Inc. under the terms of the asset purchase agreement.	☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	To grant authority to management to adjourn or postpone the special meeting to allow time for the further solicitation of proxies in the event there are insufficient votes, present in person or by proxy, to approve the sale of the KeyLink Systems Distribution Business.	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.
CONTINUED, AND TO BE SIGNED, ON THE OTHER SIDE

c/o National City Bank
Shareholder Services Operations
LOC 5352
P.O. Box 94509
Cleveland, OH 44101-4509

• Proxy card must be signed and dated below. •
ê Please fold and detach card at perforation before mailing. ê

SPECIAL MEETING OF SHAREHOLDERS — March 12, 2007
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Martin F. Ellis and Lawrence N. Schultz, and each of them, as Proxy holders and attorneys, with full power of substitution, to appear and vote all of the Common Shares of Agilysys, Inc. which the undersigned shall be entitled to vote at the Special Meeting of Shareholders of the Company, to be held at the Marriott Boca Town Center, 5150 Town Center Circle, Boca Raton, Florida, at 9:00 a.m., local time, and at any adjournments or postponements thereof, hereby revoking any and all proxies heretofore given.

Signature(s)
Your signature to this Proxy form should be exactly the same as the name imprinted hereon. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, the name of each joint owner must be signed.

Dated:	, 2007

PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE.